                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-60237


PROSPECTUS

                          MASSACHUSETTS FINCORP, INC.
      (Proposed Holding Company for The Massachusetts Co-operative Bank)
                        784,904 Shares of Common Stock

     Massachusetts Fincorp, Inc. (the "Company" or "Massachusetts Fincorp"), a Delaware corporation, is offering up to 682,525 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of The Massachusetts Co-operative Bank (the "Bank" or "Massachusetts Co-op") from a Massachusetts-chartered mutual co-operative bank to a Massachusetts-chartered stock co-operative bank and the issuance of the Bank's capital stock to the Company pursuant to the Bank's plan of conversion, as amended (the "Plan" or "Plan of Conversion"). The simultaneous conversion of the Bank to stock form, the issuance of the Bank's stock to the Company and the offer and sale of the Common Stock by the Company are referred to as the "Conversion." In certain circumstances, the Company may increase the amount of Common Stock offered up to 784,904 shares. See Footnote 4 to the table below.

                                                   (continued on following page)
                             _____________________

     FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE OR PLACE AN ORDER FOR COMMON STOCK, PLEASE CALL THE STOCK INFORMATION CENTER AT (617) 696-9373.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 12.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE MASSACHUSETTS DIVISION OF BANKS, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE CO-OPERATIVE CENTRAL BANK OR ANY STATE SECURITIES COMMISSION, OR ANY OTHER AGENCY, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR ANY STATE SECURITIES COMMISSION OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE SHARE INSURANCE FUND OF THE CO-OPERATIVE CENTRAL BANK OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY THE COMPANY OR THE BANK. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.


                                                     ESTIMATED UNDERWRITING
                                                      COSTS AND OTHER FEES
                                 PURCHASE PRICE(1)       AND EXPENSES(2)       ESTIMATED NET PROCEEDS(3)
---------------------------------------------------------------------------------------------------------

Minimum Per Share                    $    10.00                   $   1.00                    $     9.00
---------------------------------------------------------------------------------------------------------
Midpoint Per Share                   $    10.00                   $   0.88                    $     9.12
---------------------------------------------------------------------------------------------------------
Maximum Per Share                    $    10.00                   $   0.78                    $     9.21
---------------------------------------------------------------------------------------------------------
Total Minimum(1)                     $5,044,750                   $503,750                    $4,541,000
---------------------------------------------------------------------------------------------------------
Total Midpoint(1)                    $5,935,000                   $521,000                    $5,414,000
---------------------------------------------------------------------------------------------------------
Total Maximum(1)                     $6,825,250                   $537,250                    $6,288,000
---------------------------------------------------------------------------------------------------------
Total Maximum, as adjusted(4)        $7,849,040                   $556,040                    $7,293,000
---------------------------------------------------------------------------------------------------------

(1) Determined in accordance with an independent appraisal prepared by FinPro, Inc. ("FinPro") dated July 22, 1998, which states that the estimated pro forma market value of the Common Stock being offered for sale in the Conversion ranged from $5.0 million to $6.8 million with a midpoint of $5.9 million (the "Valuation Range") or $5.2 million to $8.2 million with a midpoint of $6.2 million taking into account the contribution to the Massachusetts Co-operative Charitable Foundation of an amount of Common Stock equal to 5% of the Common Stock sold in the Conversion. See "Comparison of Valuation and Pro Forma Information With No Foundation." The independent appraisal of FinPro is based upon estimates and projections that are subject to change and the valuation must not be construed as a recommendation as to the advisability of purchasing the Common Stock nor an assurance that a purchaser of Common Stock will thereafter be able to sell the Common Stock at prices within the Valuation Range. Based on the Valuation Range, the Board of Directors of the Company and the Board of Directors of the Bank established an estimated price range of the Common Stock being offered for sale in the Conversion within the Valuation Range of $5.0 million to $6.8 million (the "Estimated Price Range") or between 504,475 and 784,904 shares of Common Stock issued at the $10.00 per share price (the "Purchase Price") to be paid for each share of Common Stock subscribed for or purchased in the Offering. See "The Conversion--Stock Pricing."
(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion, including estimated fixed expenses of approximately $425,000, and marketing fees to be paid to Trident Securities, Inc. ("Trident Securities"), estimated to be between $78,750 and $112,250 at the minimum and maximum of the Estimated Price Range, respectively. See "The Conversion--Marketing and Underwriting Arrangements." The actual fees and expenses may vary from the estimates. See "Pro Forma Data" for the assumptions used to arrive at these estimates.
(3) Actual net proceeds may vary substantially from estimated amounts depending upon the number of shares sold in the Offerings and other factors. Includes the purchase of shares of Common Stock by The Massachusetts Co-operative Bank Employee Stock Ownership Plan and related trust (the "ESOP") which is intended to be funded by a loan to the ESOP, which will be deducted from the Company's stockholders' equity. See "Use of Proceeds" and "Pro Forma Data."
(4) As adjusted to reflect the sale of up to an additional 15% of the Common Stock which may be offered at the Purchase Price, without resolicitation of subscribers or any right of cancellation, due to regulatory considerations, changes in market or general financial and economic conditions. See "Pro Forma Data" and "The Conversion--Stock Pricing." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion--Subscription Offering and Subscription Rights," "--Direct Community Offering" and "--Limitations on Common Stock Purchases."

                            _______________________

                            TRIDENT SECURITIES, INC.

                            _______________________

                The date of this Prospectus is October 9, 1998.

(continued from previous page)

     NON-TRANSFERABLE RIGHTS TO SUBSCRIBE FOR THE COMMON STOCK IN A SUBSCRIPTION OFFERING (THE "SUBSCRIPTION OFFERING") HAVE BEEN GRANTED IN THE FOLLOWING ORDER OF PRIORITY TO: (1) THE BANK'S ELIGIBLE ACCOUNT HOLDERS (DEFINED AS HOLDERS OF DEPOSIT ACCOUNTS TOTALLING $50 OR MORE AS OF APRIL 30, 1997); (2) THE BANK'S SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (DEFINED AS HOLDERS OF DEPOSIT ACCOUNTS TOTALLING $50 OR MORE AS OF MARCH 31, 1998); (3) THE COMPANY'S AND BANK'S TAX-QUALIFIED EMPLOYEE BENEFIT PLANS (COLLECTIVELY, THE "EMPLOYEE PLANS"), INCLUDING THE ESOP WHICH INTENDS TO SUBSCRIBE FOR UP TO 8% OF THE COMMON STOCK ISSUED IN CONNECTION WITH THE CONVERSION (INCLUDING SHARES ISSUED TO THE MASSACHUSETTS CO-OPERATIVE CHARITABLE FOUNDATION (THE "FOUNDATION")); AND (4) DIRECTORS, OFFICERS AND EMPLOYEES OF THE BANK, WHO DO NOT OTHERWISE QUALIFY AS ELIGIBLE OR SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES. Concurrently, and subject to the prior rights of holders of subscription rights, the Company is offering the shares of Common Stock not subscribed for in the Subscription Offering for sale in a community offering to certain members of the general public (the "Direct Community Offering") with a preference given to natural persons residing in Suffolk and Norfolk Counties, Massachusetts (the Bank's "Local Community") (such natural persons are referred to as "Preferred Subscribers"). Shares not subscribed for in the Subscription and Direct Community Offerings will be offered to certain members of the general public in a syndicated community offering (the "Syndicated Community Offering"). The Subscription Offering, the Direct Community Offering and the Syndicated Community Offering are referred to collectively as the "Offerings."

     Except for the ESOP, which intends to purchase up to 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, no Eligible Account Holder, Supplemental Eligible Account Holder or Directors, Officers and employees may, in their respective capacities as such, purchase in the Subscription Offering more than the applicable purchase limitation; no person, together with associates and persons acting in concert with such person, may purchase in the Direct Community Offering and Syndicated Community Offering more than $100,000 of Common Stock; and no person, together with associates of and persons acting in concert with such person, may purchase in the aggregate more than the overall maximum purchase limitation of 2.0% of the total number of shares of Common Stock sold in the Conversion exclusive of any shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, such purchase limitations may be increased or decreased and the amount that may be subscribed for may be increased or decreased at the sole discretion of the Bank and the Company without further approval of subscribers or the Bank's depositors. The minimum purchase is 25 shares. See "The Conversion--Subscription Offering and Subscription Rights," "--Direct Community Offering" and "--Limitations on Common Stock Purchases."

     The Company intends to establish a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will create the Massachusetts Co-operative Charitable Foundation and fund the Foundation with shares of Common Stock contributed by the Company from authorized but unissued shares, in an amount equal to 5% of the number of shares of Common Stock sold in the Conversion. The Foundation will be dedicated to charitable purposes within the communities in which the Bank maintains a banking office. For a discussion of the Foundation and its effects on the Conversion, see "Risk Factors--Effects of the Establishment of the Charitable Foundation," "Pro Forma Data," and "The Conversion--Establishment of the Charitable Foundation."

     The Bank has engaged Trident Securities to consult with and advise the Company and the Bank in the Offerings, and Trident Securities has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities is not obligated to take or purchase any shares of Common Stock in the Offerings. The Bank and the Company will pay a fee to Trident Securities which will be based on the aggregate Purchase Price of the Common Stock sold in the Offerings. The Company and the Bank have agreed to indemnify Trident Securities against certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion--Marketing and Underwriting Arrangements."

     THE SUBSCRIPTION AND DIRECT COMMUNITY OFFERINGS WILL TERMINATE AT 12:00 NOON, EASTERN TIME, ON NOVEMBER 13, 1998 (THE "EXPIRATION DATE") UNLESS EXTENDED BY THE BANK AND THE COMPANY, WITH THE APPROVAL OF THE COMMISSIONER OF THE MASSACHUSETTS DIVISION OF BANKS (THE "COMMISSIONER") AND THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), IF NECESSARY. Orders submitted are irrevocable until the completion of the Conversion; provided, that if the Conversion is not completed within 45 days after the close of the Subscription and Community Offerings, unless such period has been extended with the consent of the Commissioner and FDIC, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Such extensions may not go beyond May 6, 2000. See "The Conversion- -Procedure for Purchasing Shares in Subscription and Direct Community Offerings."

     As a mutual institution, the Bank has never issued stock. Consequently, as of the date of this Prospectus, no public market exists for the Common Stock to be issued in the Conversion. The Bank has requested that Trident Securities undertake to match offers to buy and offers to sell the Common Stock, and Trident Securities intends to list the Common Stock over-the-counter through the National Daily Quotation Service "Pink Sheet" published by the National Quotation Bureau, Inc. However, a public trading market will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. Due to the relatively small size of the offering, it is highly improbable that a stockholder base sufficiently large to create an active trading market will develop and be maintained. THEREFORE, A PURCHASER OF THE COMMON STOCK SHOULD HAVE A LONG-TERM INVESTMENT INTENT AND SHOULD RECOGNIZE THAT THE ABSENCE OF AN ACTIVE TRADING MARKET MAY MAKE IT DIFFICULT TO SELL THE COMMON STOCK AFTER THE CONVERSION AND MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF THE COMMON STOCK. SEE "RISK FACTORS --LIMITED MARKET FOR COMMON STOCK" AND "MARKET FOR THE COMMON STOCK."

                                [MAP GOES HERE]

                  SUMMARY OF THE CONVERSION AND THE OFFERINGS

     The following summary of the Conversion and the Offerings is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

RISK FACTORS.................. A purchase of the Common Stock involves a substantial degree of risk. Prospective investors should carefully consider the matters set forth under "Risk Factors." THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT INSURED OR GUARANTEED BY THE FDIC, THE SHARE INSURANCE FUND OF THE CO-OPERATIVE CENTRAL BANK (THE "SHARE INSURANCE FUND") OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY THE COMPANY OR THE BANK.

MASSACHUSETTS FINCORP, INC.... Massachusetts Fincorp, Inc. is a Delaware
                               corporation organized by The Massachusetts Co-operative Bank to become a savings and loan holding company and own all of the Bank's stock to be issued upon its conversion from mutual form to stock form. To date, the Company has not engaged in any business. Its executive office is located at 1442 Dorchester Avenue, Boston, Massachusetts 02122 and its telephone number is
                               (617) 825-5555.

THE MASSACHUSETTS CO-OPERATIVE
  BANK........................ The Bank is a Massachusetts-chartered mutual co-
                               operative bank. At May 31, 1998, the Bank had total assets of $63.2 million, total deposits of $54.7 million and surplus of $5.1 million. The Bank is located at 1442 Dorchester Avenue, Boston, Massachusetts 02122 and its telephone number is (617) 825-5555.

THE CONVERSION AND
  REASONS FOR CONVERSION...... The Board of Directors of the Bank has adopted the Plan of Conversion pursuant to which the Bank intends to convert to a Massachusetts-chartered stock co-operative bank and issue all of its stock to the Company. The Company is offering shares of its Common Stock in the Offerings in connection with the Bank's Conversion. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which the Bank may operate and by enhancing future access to capital markets. The sale of the Common Stock in the Conversion will enhance the net worth position of the Bank to better enable the Bank to (i) expand its franchise through increased lending, (ii) diversify its products offered to customers and
                               (iii) expand through the establishment of new branch offices or mortgage origination locations and the acquisition of other financial institutions or their assets. THE CONVERSION AND THE OFFERINGS ARE SUBJECT TO APPROVAL BY THE COMMISSIONER AND NON-OBJECTION BY THE FDIC, AND APPROVAL OF DEPOSITORS OF THE BANK ELIGIBLE TO VOTE AT A SPECIAL MEETING TO BE HELD ON NOVEMBER 12, 1998 (THE "SPECIAL MEETING"). The Commissioner issued an approval letter on September 11, 1998 and the FDIC issued a notice of intent not to object to the Conversion on October 13, 1998. See "The Conversion--General."


                               As a result of the Conversion, depositors of the Bank will no longer have voting rights. All voting rights of the Bank will be vested in the Company as sole stockholder of the Bank. Voting rights of the Company will be vested in the holders of the Common Stock. See "The Conversion--Effects of the Conversion.

MASSACHUSETTS CO-OPERATIVE
CHARITABLE FOUNDATION......... The Bank's Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion. The Foundation, which will be incorporated under Delaware law as a non-stock corporation, will be funded with a contribution by the Company equal to 5% of the Common Stock sold in the Conversion. The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. All shares held by the Foundation are expected to be voted on a pro rata basis in accordance with all other shares of outstanding Common Stock. See "The Conversion-- Establishment of the Charitable Foundation."

TERMS OF THE OFFERING......... The Common Stock to be sold is being offered at a price of $10.00 per share in the Subscription Offering pursuant to subscription rights in the following order of priority to: (i) Eligible Account Holders; (ii) Supplemental Eligible Account Holders; (iii) the ESOP; and (iv) directors, officers and employees of the Bank. Concurrently, and subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered in the Direct Community Offering at $10.00 per share to certain members of the general public with a preference given to Preferred Subscribers. The Offering will expire on November 13, 1998 at 12:00 noon, Eastern Time, unless extended by the Bank and the Company, with the approval of the Commissioner and the FDIC, if necessary. See "The Conversion--Subscription Offering and
                               Subscription Rights" and "--Direct Community
                               Offering." Shares of Common Stock not sold in the Subscription and Direct Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Trident Securities. See "The Conversion--Syndicated Community Offering." The Company and the Bank reserve the absolute right to reject orders, in whole or in part, in their sole discretion, in the Community and Syndicated Community Offerings.

PROCEDURE FOR ORDERING SHARES
  AND PROSPECTUS DELIVERY..... Any eligible subscriber receiving a stock order and certification form who desires to subscribe for shares must do so prior to the Expiration Date by delivering to the Bank a properly executed stock order and certification form together with full payment. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED OR MODIFIED WITHOUT THE CONSENT OF THE COMPANY AND THE BANK. Forms to order Common Stock offered in the Subscription Offering and the Direct Community Offering must be preceded or accompanied by a Prospectus. To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed any later than five days prior to the Expiration Date or hand delivered any later than two days prior to such date. The Bank is not obligated to accept subscriptions not submitted on an original stock order form. See "The Conversion--Procedure for Purchasing Shares in Subscription and Direct Community Offerings." In order to ensure that an eligible subscriber is properly identified as to his stock purchase priority, the eligible subscriber must list all accounts on the stock order form giving all names, account numbers and social security/tax identification numbers relating to each account. FAILURE TO LIST ALL SUCH NAMES, ACCOUNT NUMBERS AND SOCIAL SECURITY/TAX IDENTIFICATION NUMBERS RELATING TO EACH ACCOUNT

                               MAY RESULT IN A REDUCTION IN THE NUMBER OF SHARES ALLOCATED TO A SUBSCRIBING DEPOSITOR.

FORM OF PAYMENT............... Payment may be made: (i) in cash (if delivered in person and only at the Conversion Center); (ii) by check, bank draft or money order (provided that checks will only be accepted subject to collection); or (iii) by authorization of withdrawal from deposit accounts maintained at the Bank. No wire transfers or third party checks will be accepted. See "Conversion--Procedure for Purchasing Shares in Subscription and Direct Community Offerings."

NONTRANSFERABILITY OF
  SUBSCRIPTION RIGHTS......... The subscription rights of Eligible Account
                               Holders, Supplemental Eligible Account Holders, the ESOP, and directors, officers and employees of the Bank are nontransferable. Stock purchased in the Subscription Offering must be registered in the name(s) of the account holder(s) and failure to do so will result in the rejection of the order. See "The Conversion--Restrictions on Transfer of Subscription Rights and Shares."

PURCHASE LIMITATIONS.......... No person may purchase in the Subscription
                               Offering more than the greater of $100,000 of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of either the Eligible or Supplemental Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all of either the Eligible or Supplemental Eligible Account Holders. No person, together with associates of and persons acting in concert with such person, including individuals on joint accounts or having the same address on the Bank's records, may purchase in the Direct Community Offering and the Syndicated Community Offering more than $100,000 of Common Stock. No person, together with associates or persons acting in concert with such person, including individuals on joint accounts or having the same address on the Bank's records may purchase in the aggregate more than 2% of the Common Stock offered. However, the ESOP may purchase up to 8% of the Common Stock issued, including shares issued to the Foundation. The minimum purchase is 25 shares of Common Stock. At any time during the Conversion and without approval of the Bank's depositors or a resolicitation of subscribers, the Bank and the Company may, in their sole discretion, decrease the maximum purchase limitation below $100,000 of Common Stock; however, such amount may not be reduced to less than 0.10% of the Common Stock offered. Additionally, at any time during the Conversion, the Bank and the Company may, in their sole discretion, increase the maximum purchase limitation to an amount in excess of $100,000 up to a maximum of 5% of the shares to be sold in the Conversion. Similarly, the 2% overall maximum purchase limitation may be increased up to 5% of the total shares of Common Stock offered in the Conversion. See "The Conversion --Limitations on Common Stock Purchases."

SECURITIES OFFERED AND
  PURCHASE PRICE.............. The Company is offering between 504,475 and
                               682,525 shares of Common Stock at a Purchase
                               Price of $10.00 per share. The maximum of the Estimated Price Range may be increased by up to 15% and the maximum number of shares of Common Stock to be issued may be increased up to 784,904 shares due to regulatory considerations and changes in market or general financial or economic conditions. See "The Conversion--Stock Pricing" and "--Number of Shares to be Issued."

APPRAISAL..................... The Purchase Price per share has been fixed at
                               $10.00. The total number of shares to be issued in the Conversion is based upon an independent appraisal prepared by FinPro, dated as of July 22, 1998, and updated on September 8, 1998, which states that the estimated aggregate pro forma market value of the Common Stock ranged from $5.0 million, $5.9 million, $6.8 million and $7.8 million at the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, respectively. The appraisal of FinPro will be further updated on a date near to the consummation of the Conversion. The final aggregate value and total number of shares issued will be determined at the time of closing of the Offerings based on such updated appraisal and is subject to change due to changing market conditions and other factors. For its services, FinPro will receive a fee of $21,500. See "The Conversion--Stock Pricing."


USE OF PROCEEDS............... The Company will use 50% of the net proceeds of the Offerings to purchase all of the outstanding common stock of the Bank. Net proceeds retained by the Company will be used for general business activities, including the formation and capitalization of a wholly-owned subsidiary of the Company, organized under the laws of Massachusetts (the "ESOP Loan Subsidiary"), which subsidiary intends to loan funds to the ESOP to enable the ESOP to purchase up to 8% of the stock issued in connection with the Conversion, including shares issued to the Foundation. The Company intends to initially invest the remaining net proceeds in a deposit account in the Bank. The Bank intends to utilize net proceeds for general business purposes, including investments in loans, the repayment of Federal Home Loan Bank ("FHLB") advances and investment in federal funds and mortgage-backed securities. In addition and consistent with its current expansion strategy, the Bank is actively pursuing establishing a de novo branch location and relocation of its administrative offices and has budgeted approximately $1.5 million for those purposes. Accordingly, the Company and the Bank may utilize a portion of net proceeds in connection with its branching activities. See "Use of Proceeds."

DIVIDEND POLICY............... Upon Conversion, the Board of Directors of the
                               Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Under the current dividend policy, the Company does not expect to pay cash dividends on the Common Stock during the two years following the Conversion and may pay dividends thereafter depending on the financial condition of the Company and market conditions. See "Dividend Policy."

BENEFITS OF THE CONVERSION TO
 MANAGEMENT................... Among the benefits to the Bank and the Company anticipated from the Conversion is the ability to attract and retain personnel through the use of stock options and other stock related benefit programs. Subsequent to the Conversion, the Company intends to adopt a Stock-Based Incentive Plan for the benefit of directors, officers and employees. If the Stock-Based Incentive Plan is adopted within one year after the Conversion, such plans will be subject to stockholders' approval at a meeting of stockholders which may not be held earlier than six months after the Conversion. Such stock-based benefit plans will increase management's voting control of the Company.

                               The following table presents the dollar value and percentage of shares to be issued in the Offering, including shares issued to the Foundation, of the shares to be allocated under the ESOP to all eligible employees over a 10 year period in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the proposed stock-based benefit plan that the Company intends to adopt within one year of the consummation of the Conversion, subject to shareholder approval.

                                                                                    PERCENTAGE OF
                                                                                    SHARES ISSUED,
                                                                     ESTIMATED        INCLUDING
                                                                       VALUE        SHARES ISSUED
                                                                   OF SHARES (1) TO THE FOUNDATION
                                                                   ------------- -----------------
                               Employee Stock Ownership Plan.....     $573,320          8.0%
                               Stock-Based Incentive Plan:
                                 Stock Awards (2)................     $286,660          4.0
                                 Stock Options (3)...............         --           10.0
                                                                      --------         ----
                                                                      $859,980         22.0%
                                                                      ========         ====

                               --------------------
                               (1) Assumes shares are allocated to participants
                                   at $10.00 per share and that shares are sold in the Offering at the maximum of the Valuation Range.
                               (2) Any Common Stock awarded under the Stock-
                                   Based Incentive Plan will be awarded at no cost to the recipients.
                               (3) Stock options will be granted with an
                                   exercise price equal to the fair market value of Common Stock on the day of grant. Recipients of stock options realize value only in the event of an increase in the price of the Common Stock following the date of grant of the stock options.

                               Additionally, certain officers of the Company and the Bank will be provided with employment agreements or change in control agreements which provide such officers with employment rights and/or payments upon their termination of service following a change in control. The Stock-Based Incentive Plan may also provide participants with benefits if they are terminated following a change in control of the Company or the Bank. For a further description of the Stock-Based Incentive Plan and employment and change in control agreements, see "Risk Factors--Anti-Takeover Provisions Which May Discourage Takeover Attempts--Employment Contracts and Change in Control Payments" and "Management of the Bank-- Employment Agreements," "--Change in Control Agreements" and "--Other Benefit Plans."

VOTING CONTROL OF OFFICERS
  AND DIRECTORS............... Directors and executive officers of the Bank and the Company expect to purchase approximately
                               12.9%, 11.0%, 9.6% or 8.3% of the shares of
                               Common Stock, based upon the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, including shares issued to the Foundation, respectively. Assuming the implementation of the ESOP, the Stock-Based Incentive Plan and shares purchased directly by directors and executive officers of the Bank and the Company, directors, executive officers and employees have the potential to control the voting of approximately 34.9%, 33.0%, 31.6% or 30.3% of the Common Stock
                               at the minimum,
                               midpoint, maximum and supermaximum of the Estimated Price Range, respectively, including shares issued to the Foundation. Additionally, the Foundation will hold Common Stock in an amount equal to 4.8% of the Common Stock issued in the Conversion, with such shares of Common Stock to be voted in the same ratio as all other shares of the Company's Common Stock. See "Management of the Bank--Subscriptions of Executive Officers and Directors," "The Conversion--Establishment of the Charitable Foundation," and "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws."

EXPIRATION DATE FOR THE
 SUBSCRIPTION OFFERING........ The Expiration Date for the Subscription Offering
                               is 12:00 noon, Eastern Time on November 13, 1998 unless extended by the Bank and the Company and subject to any applicable regulatory approval. See "The Conversion-- Subscription Offering and Subscription Rights."

EXPIRATION DATE FOR THE
  DIRECT COMMUNITY OFFERING... The Expiration Date for the Direct Community
                               Offering is 12:00 noon, Eastern Time on November 13, 1998, unless extended by the Bank and the Company and subject to any applicable regulatory approval. See "The Conversion--Direct Community Offering."

MARKET FOR STOCK.............. As a mutual institution, the Bank has never issued capital stock and, consequently, there is no existing market for the Common Stock. The Bank has requested that Trident Securities undertake to match offers to buy and offers to sell the Common Stock, and Trident Securities intends to list the Common Stock over-the-counter through the National Daily Quotation Service "Pink Sheet" published by the National Quotation Bureau, Inc.

NO BOARD RECOMMENDATIONS...... The Bank's Board of Directors and the Company's
                               Board of Directors are not making any
                               recommendations to depositors or other potential investors regarding whether such persons should purchase the Common Stock. An investment in the Common Stock must be made pursuant to each investor's evaluation of his or her best interests.

STOCK INFORMATION CENTER...... If you have any questions regarding the
                               Conversion, call the Stock Information Center at
                               (617) 696-9373.

                 SELECTED FINANCIAL AND OTHER DATA OF THE BANK

     Set forth below are selected financial and other data of the Bank. These financial data are derived in part from, and should be read in conjunction with, the Financial Statements of the Bank and Notes thereto presented elsewhere in this Prospectus.


                                                          AT DECEMBER 31,
                               AT MAY 31, ---------------------------------------------
                                1998 (1)     1997     1996     1995     1994     1993
                              ----------- ---------  -------  -------  -------  -------
                              (UNAUDITED)                (IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets.................... $ 63,203   $54,630  $50,778  $43,069  $41,074  $37,863
Loans (2).......................   47,165    44,451   40,064   32,727   30,080   27,256
Securities (3):
   Available for sale...........    4,613     3,023    4,841    5,675    6,913    7,719
   Held to maturity.............    2,914     2,979       --       --       --       --
Deposits (4)....................   54,697    42,931   34,224   32,261   31,070   29,148
FHLB advances...................    3,094     6,436   11,605    6,247    5,997    4,635
Surplus.........................    5,098     4,987    4,595    4,398    3,824    3,972
Allowance for possible loan
   losses.......................      472       349      322      300      446      785
Non-performing loans (5)........       65       115      392       52      886    2,436
Non-performing assets (6).......       65       115      932    1,314    1,613    2,627

                                            FOR THE
                                          FIVE MONTHS
                                         ENDED MAY 31,        FOR THE YEAR ENDED DECEMBER 31,
                                         --------------  -----------------------------------------
                                          1998    1997    1997     1996     1995    1994     1993
                                         ------  ------  ------   ------   ------  ------   ------
                                          (UNAUDITED)                 (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest and dividend income............ $1,828  $1,580  $3,856   $3,674   $3,351  $2,916   $3,286
Interest expense........................    933     807   1,956    1,888    1,622   1,308    1,560
                                         ------  ------  ------   ------   ------  ------   ------
   Net interest income..................    895     773   1,900    1,786    1,729   1,608    1,726
Provision (credit) for possible
   loan losses..........................     64      --     (90)      14       70    (203)      (9)
                                         ------  ------  ------   ------   ------  ------   ------
   Net interest income after
      provision (credit) for possible
      loan losses.......................    831     773   1,990    1,772    1,659   1,811    1,735
Noninterest income......................    255     167     485      224      242     102      195
Noninterest expense.....................    936     745   1,971    1,753    1,561   1,717    1,420
                                         ------  ------  ------   ------   ------  ------   ------
   Income before income tax
      expense...........................    150     195     504      243      340     196      510
Provision for income taxes..............     44      58     137       51       30      58       35
                                         ------  ------  ------   ------   ------  ------   ------
Net income.............................. $  106  $  137  $  367   $  192   $  310  $  138   $  475
                                         ======  ======  ======   ======   ======  ======   ======

                                                   (Continued on following page)

                                        AT OR FOR THE
                                      FIVE MONTHS ENDED
                                           MAY 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------  --------------------------------------------------
                                      1998 (1)  1997 (1)    1997      1996      1995       1994      1993
                                      --------  --------  --------  --------  --------  ---------  ---------
                                         (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL RATIOS AND OTHER
 DATA (7):
PERFORMANCE RATIOS:
   Return on average assets..........    0.43%     0.65%     0.72%     0.40%      0.74%     0.36%     1.16%
   Return on average surplus.........    5.02      7.05      7.68      4.29       7.55      3.53     12.51
   Average surplus to average assets.    8.66      9.22      9.31      9.40       9.85     10.20      9.27
   Surplus to total assets at end
    of period........................    8.07      9.21      9.13      9.05      10.21      9.31     10.49
   Interest rate spread (8)..........    3.39      3.52      3.49      3.80       3.95      4.01      4.04
   Net interest margin (9)...........    3.89      3.92      3.93      4.11       4.38      4.39      4.39
   Average interest-earning assets
    to average interest-bearing
      liabilities....................  112.35    109.60    110.76    107.18     110.36    110.54    108.93
   Total noninterest expense to
    average assets...................    3.85      3.54      3.84      3.67       3.73      4.48      3.47
   Efficiency ratio (10).............   81.40     79.30     82.62     87.20      79.17    100.43     73.93
   Net interest income to operating
    expenses.........................   95.61    103.66     96.42    101.87     110.79     93.66    121.50
REGULATORY CAPITAL RATIOS (11):
   Leverage capital..................    8.63      9.20      9.50      8.90      10.46      9.31     10.49
   Total risk-based capital..........   13.58     15.79     15.40     18.90      17.78     16.18     18.02
ASSET QUALITY RATIOS:
   Total non-performing loans (5).... $    65  $    106   $   115   $   392    $    52   $   886   $ 2,436
   Real estate owned, net............      --       141        --       540      1,262       727       191
   Total non-performing assets (6)...      65       247       115       932      1,314     1,613     2,627
   Non-performing loans as a
    percent of loans (5)(12).........    0.15%     0.28%     0.28%     1.00%      0.16%     2.90%     8.68%
   Non-performing assets as a
    percent of total assets (6)......    0.10      0.48      0.21      1.84       3.05      3.93      6.94
   Allowance for possible loan
    losses as a percent of
      loans (2)(12)..................    1.09      0.94      0.84      0.83       0.92      1.46      2.80
   Allowance for possible loan
    losses as a percent of total
      non-performing loans (2)(5)....  726.15    338.68    303.48     82.14     576.92     50.34     32.22
   Net charge-offs (recoveries) as
    a percent of loans (12)..........   (0.14)    (0.10)    (0.28)    (0.02)      0.83      0.44      0.72
OTHER DATA:
   Number of full service banking
    offices..........................       2         2         2         2          1         1         1

--------------------
(1) The data presented for the five months ended May 31, 1998 and 1997 was derived from unaudited financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the five months ended May 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.
(2) Loans consist of loans receivable, including loans held for sale, minus the allowance for possible loan losses and deferred loan fees. The allowance for possible loan losses at May 31, 1998 and 1997 and December 31, 1997, 1996, 1995, 1994 and 1993 was $472,000, $359,000, $349,000, $322,000,
     $300,000, $446,000 and $785,000, respectively.
(3) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), as of October 31, 1993.
(4) Deposits include core deposit accounts (savings, negotiable order of withdrawal ("NOW"), money market and noninterest-bearing checking accounts), certificate of deposit accounts and mortgagors' escrow accounts.
(5) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy to generally cease accruing interest on all loans 90 days or more past due. See "Business of the Bank--Delinquent Loans, Classified Assets and Real Estate Owned ."
(6) Non-performing assets consist of non-performing loans and real estate owned, net ("REO").
(7) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. Performance ratios are based on average monthly balances during the indicated periods and annualized performance results.
(8) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(9) The net interest margin represents net interest income as a percent of average interest-earning assets.
(10) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(11) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation and Supervision--Federal Regulations- -Capital Requirements." See "Regulatory Capital Compliance" for the Bank's pro forma capital levels as a result of the Offerings.
(12) Loans include loans receivable held for investment, net, excluding the allowance for possible loan losses.

                                 RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock being offered.

LOW RETURN ON EQUITY FOLLOWING THE CONVERSION WHICH MAY NEGATIVELY INFLUENCE MARKET PRICE AND LIQUIDITY

     At May 31, 1998, the Bank's ratio of surplus to total assets was 8.07%.
The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of May 31, 1998, assuming the sale of Common Stock at the midpoint of the Estimated Price Range, the Company's ratio of stockholders' equity to total assets would have been 14.5%. The Company's ability to deploy this new capital through investments in interest-earning assets, such as loans and securities, which bear rates of return comparable to its current investments, will be significantly affected by industry competition for such investments. The Company currently anticipates that it will take time to prudently deploy such new capital. As a result, the Company's return on equity initially is expected to be below its historical return on equity and may be below peer group institutions after the Conversion. Additionally, due to the Bank's planned expansion activities and the implementation of stock-based benefit plans such as the ESOP and the Stock-Based Incentive Plan, the Company's future expenses will be increased, thereby, adversely affecting its net income and return on equity. For the five months ended May 31, 1998, the Bank's average return on equity was 5.02%. Based on data prepared by the FDIC, the average return on equity for all Massachusetts savings institutions under $100 million was 7.94% for the quarter ended March 31, 1998. While the Company anticipates that its average return on equity may improve and may approach industry or peer averages in the future, no assurances can be made that the Company will be able to generate a return on equity which approaches the level of the industry or its peers.

WEAKNESS OF REGIONAL AND LOCAL ECONOMY

     Economic conditions at the local and national levels, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, significantly affect the operations of financial institutions such as the Bank. The New England region of the United States, including the greater Boston metropolitan area (the Bank's primary market area) experienced a significant economic decline beginning approximately in 1988. This decline adversely affected employment levels, the real estate markets and the financial services industry in the Bank's market area. Over the past decade, due primarily to the reduction in manufacturing jobs in Eastern Massachusetts, the Bank's primary market area has generally experienced higher unemployment rates than national averages and the levels experienced by the Commonwealth of Massachusetts as a whole. As of September 1998, the unemployment rate for Massachusetts was 4.34% as compared to the national level of 4.06%. The median household income for the Boston metropolitan area was $36,952 as compared to the national level of $30,056. As a result of the decline in the regional economy, delinquencies increased and the underlying values of properties located in the Bank's primary market area declined from the values experienced in the late 1980s. The effects of the economic downturn were especially pronounced in the commercial real estate and condominium markets, where prices declined substantially in many cases. The declining rental market and decrease in market values of properties in turn adversely affected the ability of borrowers to repay or refinance their commercial real estate and construction loans. Additionally, numerous failures of financial institutions operating in the New England region resulted in the placement of commercial and residential properties into the hands of federal liquidators, contributing to the oversupply of properties available-for-sale and also contributed to a further decline of real estate prices. The economic conditions affecting the Bank's primary market area also resulted in reduced loan demand and increased competition for the existing lower level of loan demand.

     During the past few years there has been improvement in the economies and real estate markets of many New England areas, particularly in and around the greater Boston metropolitan area, and the market values of residential and commercial properties in those areas have stabilized and, strengthened to a level which, in some areas, approaches the market values existing before the downturn in the late 1980s. A slowdown in the recovery of the Bank's primary market area or downturn in the local and regional economy or real estate market could adversely affect the financial condition and results of operations of the Company and Bank in the future.

INCREASED LENDING RISKS ASSOCIATED WITH MULTI-FAMILY REAL ESTATE, COMMERCIAL REAL ESTATE, CONSTRUCTION AND LIMITED DOCUMENTATION LENDING

     Although the Bank's level of multi-family real estate, commercial real estate and construction lending has historically been relatively modest in comparison to its traditional one- to four-family residential lending, the Bank intends to increase its emphasis on multi-family, commercial real estate and construction lending. At May 31, 1998, the Bank's multi-family, commercial real estate and construction loan portfolios totalled $8.9 million, or 18.6%, of total loans. Of this amount, $2.6 million, or 5.5%, consisted of multi-family loans, $1.6 million, or 3.4%, consisted of commercial real estate loans and $4.6 million, or 9.7%, consisted of advanced construction loans. Multi-family and commercial real estate loans are generally viewed as exposing the lender to greater credit risk than one- to four-family residential loans and typically involve higher loan principal amounts. Repayment of multi-family and commercial real estate loans generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Although multi-family and commercial real estate values have stabilized in recent periods, the decline in real estate values experienced in the Bank's primary market area in the late 1980s and early 1990s was more pronounced with respect to multi-family and commercial real estate properties than with one- to four-family residential properties. Economic events and government regulations, which are outside the control of the borrower or lender, could impact the value of the property securing the loan or the future cash flow of the affected properties. See "-- Weakness of Regional and Local Economy" and "Business of the Bank--Lending Activities."

     Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate, and is generally considered to be the riskiest form of real estate lending.
Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction and other assumptions, including the estimated time to sell residential properties. Unforeseen problems may occur during the construction and development which may increase the cost to the borrower and, result in the borrower's inability to complete construction. Additionally, unanticipated delays may jeopardize the availability or terms of permanent financing and may also affect the ability of the Bank to realize an acceptable return on the investment as a result of changed economic conditions and lowered demand for the completed property. Moreover, if the estimated value of the property proves to be inaccurate, the Bank may be confronted with having a loan secured by a property, which when completed, has a value insufficient to assure full repayment.

     The Bank also makes real estate loans which are underwritten utilizing more limited documentation; placing primary reliance upon a borrower's level of equity in the property securing the loan or level of downpayment. In this regard, the Bank does not require the independent verification of income and employment records. When underwriting these loans the Bank does, however, require and rely upon a satisfactory credit history and executed tax returns. These limited documentation, or "Low Doc", loans are generally secured by owner-occupied one- to four-family properties and are offered with both fixed and adjustable rates of interest. Low Doc loans involve a higher degree of risk as there is limited verified knowledge of the borrower's level of income or ability to service the indebtedness which, in turn, may result in higher rates of defaults. In recognition of the increased risks associated with Low Doc loans, the Bank requires that borrowers pay a premium in the form of higher interest rates and loan fees and provide larger down payments (75% maximum loan-to-value ratio) in exchange for more expedient loan processing by virtue of less income and asset information. As of May 31, 1998, Low Doc loans totalled $1.7 million, or 3.6% of the Bank's total loans. Low Doc loans have only been offered by the Bank since March 1998. Accordingly, no assurances can be given that the demand for such loans will continue in the future or that the origination of such loans will continue to increase at the current volume.

     As a consequence of the Bank's increased emphasis on and increased investment in multi-family, commercial real estate and construction loans and the growth of the Bank's Low Doc loan portfolio, the Bank may determine it necessary to increase the level of its provision for possible loan losses over that experienced in past years. Such additional or increased provisions for possible loan losses would adversely affect the Bank's net income. Management believes that the current allowance for possible loan losses is adequate at May 31, 1998. See "Business of the Bank--Allowance for Possible Loan Losses."

YEAR 2000 COMPLIANCE

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer applications and systems could fail or create erroneous results by or at the year 2000. While the Bank maintains an internal computer system for certain operating functions, the substantial majority of the Bank's data processing is out-sourced to a third party vendor. The Bank has adopted a "Year 2000 Policy" and is in the process of reviewing its internal systems and has reviewed the Year 2000 compliance of its third party data processing vendor. In connection with such review, the Bank determined that its current third party data processing vendor is not Year 2000 compliant and, accordingly, has formally agreed to engage a new third party data processing vendor. Such new third party vendor has provided the Bank with written assurances that the system and the software which it is licensed to use are Year 2000 compliant. The Bank's new third party data processor has begun to test the integration of the system with its licensed software to ensure that the integrated system will be Year 2000 compliant, together, and expects to achieve such compliance by February 1999, at which time the Bank expects to begin utilizing such third party vendor's services.

     The Bank's operations may also be affected by the Year 2000 compliance of its significant customers, suppliers and other vendors. The Bank has initiated communications with its significant customers to make them aware of the Year 2000 issue. Given the composition of the Bank's loan portfolio, which consists primarily of loans on residential and mixed use properties whose cash flows depended on payments of leases by tenants that are unlikely to be materially affected by Year 2000 issues, the Bank does not believe that it has a material amount of loans to individuals or entities that are susceptible to Year 2000 issues such that their noncompliance with Year 2000 issues will materially affect their ability to repay such loans. In addition, the Bank has begun the process of requesting information related to the Year 2000 compliance of its significant suppliers and other vendors. However, the Bank does not currently have complete information concerning the compliance status of its significant suppliers and other vendors. In the event that any of the Bank's significant customers and suppliers do not successfully achieve Year 2000 compliance in a timely manner, the Bank's business or operations could be adversely affected. If significant suppliers fail to meet Year 2000 operating requirements, the Bank intends to engage alternative suppliers.

     The Bank is currently engaging in an upgrade of its technology systems in addition to implementing its Year 2000 policy. The Bank has budgeted approximately $200,000 in connection with the future costs associated with achieving Year 2000 compliance and its related technology systems upgrade. To date, the Bank has expended approximately $54,000 on Year 2000 issues and related technology updates. Material costs, if any, that may arise from the failure to achieve Year 2000 compliance by either the Bank's third party data processing vendor, its significant customers, or its significant suppliers and other vendors is not currently determinable. In the event that the Bank's progress towards becoming Year 2000 complaint is deemed inadequate, regulatory action may be undertaken.

SENSITIVITY TO CHANGES IN INTEREST RATES

     The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Accordingly, the Bank's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets and liabilities in response to such movements.

     At May 31, 1998, the Bank's total interest-bearing liabilities maturing or repricing within one year were less than its total interest-earning assets maturing or repricing in the same time period by $5.1 million, representing a cumulative one-year interest sensitivity gap as a percentage of total assets of 7.99%. Therefore, the yield on interest-earning assets of the Bank may adjust to changes in interest rates faster than the cost of the Bank's interest-bearing liabilities and the Bank's net income may be adversely affected during periods of declining interest rates. Increases in interest rates also could adversely affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities which, in turn, could adversely impact the yields earned on the Bank's loan and securities portfolios as well as the amount of secondary market activity in which the Bank engages. The Bank has historically managed its interest rate risk by generally selling all fixed-rate one- to four-family loans, emphasizing the origination and retention of adjustable-rate loans and investing in securities with shorter stated or estimated maturities. However, the Bank intends to retain certain one- to four-family fixed-rate loans for its portfolio, based on various factors, including its asset/liability position and market interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk and Market Risk Analysis."

     Increases in market interest rates would result in an increase in the interest rates on the Bank's adjustable-rate loans, thereby causing higher loan payment amounts by the borrowers which, in turn, may result in elevated delinquencies on such loans. Increases in the level of interest rates may also adversely affect the value of the Bank's investment and mortgage-backed securities and other interest-earning assets and, in turn, its results of operations or surplus. At May 31, 1998, the Bank's securities available-for-sale had an estimated fair value of $4.6 million, which was $100,000 greater than the amortized cost of $4.5 million. At the same date, the Bank's securities held-to-maturity had an estimated fair value of $2.9 million, which was approximately the same as their amortized cost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Management of Interest Rate Risk and Market Risk Analysis," "Business of Bank-- Lending Activities--One- to Four-Family Lending" and "--Investment Activities."

LIMITED MARKET FOR COMMON STOCK

     The Bank is a mutual co-operative bank and, therefore, has never issued stock. Consequently, as of the date of this Prospectus, no public market exists for the Common Stock to be issued in the Conversion. The Bank has requested that Trident Securities undertake to match offers to buy and offers to sell the Common Stock, and Trident Securities intends to list the Common Stock over-the-counter through the National Daily Quotation Service "Pink Sheet" published by the National Quotation Bureau, Inc. However, a liquid public trading market will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. Due to the relatively small size of the offering, it is highly improbable that a stockholder base sufficiently large to create an active trading market will develop and be maintained. THEREFORE, A PURCHASER OF THE COMMON STOCK SHOULD HAVE A LONG-TERM INVESTMENT INTENT AND SHOULD RECOGNIZE THAT THE ABSENCE OF AN ACTIVE TRADING MARKET MAY MAKE IT DIFFICULT TO SELL THE COMMON STOCK AFTER THE CONVERSION AND THERE CAN BE NO ASSURANCE THAT THE TRADING PRICE OF THE COMMON STOCK WILL REMAIN AT OR ABOVE THE INITIAL PURCHASE PRICE. IN ADDITION, THE AMOUNT SPENT BY A PURCHASER FOR COMMON STOCK IS AN INVESTMENT IN SECURITIES, AND IS NOT OF AN INSURABLE TYPE. THEREFORE, A PURCHASER COULD SUSTAIN A LOSS OF THE PRINCIPAL OF HIS OR HER INVESTMENT.

HIGHLY COMPETITIVE INDUSTRY AND GEOGRAPHIC AREA

     The Bank faces significant competition in its market area both in attracting deposits and in originating loans. The Bank's primary market area, the greater Boston metropolitan area, is a highly competitive market for financial services. The Bank faces direct competition from a significant number of financial institutions operating in its market area, many with a state-wide or regional presence and, in some cases, a national presence. This competition arises from commercial banks, savings banks, other co-operative banks, mortgage brokers, mortgage banking companies, credit unions and other providers of financial services, many of which are significantly larger than the Bank and, therefore, have greater financial and marketing resources than those of the Bank. In addition, the Bank has experienced significant competition from credit unions in all areas within its primary market area, some of which are significant in asset size. Federal and state credit unions have a significant competitive advantage over banks and savings institutions as they do not pay income taxes. This advantage, which is unique to credit unions, places significant competitive pressure on the Bank's loan and deposit pricing policies, which directly affects the Bank's profitability. See "Business of the Bank--Market Area and Competition."

EFFECTS OF THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION

     Pursuant to the Plan, the Company intends to voluntarily establish a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation and will be funded with shares of Common Stock contributed by the Company. The contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Company in 1998, the year in which the Foundation will be funded.

     DILUTION OF STOCKHOLDERS' INTERESTS. The Company proposes to fund the Foundation with Common Stock of the Company in an amount equal to 5% of the Common Stock to be sold in the Conversion. At the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, the contribution to the Foundation would equal

25,225, 29,675, 34,125 and 39,245 shares, with a value of $252,250, $296,750,
$341,250 and $392,450, respectively, based on the Purchase Price of $10.00 per share. Assuming the sale of Common Stock at the minimum, midpoint, maximum and supermaximum of the Estimated Price Range and establishment of the Foundation, the Company will have 529,700, 623,175, 716,650 and 824,149 shares issued and outstanding of which the Foundation will own 25,225, 29,675, 34,125 and 39,245 shares, or 4.8%, 4.8%, 4.8% and 4.8%, respectively. AS A RESULT, PERSONS PURCHASING SHARES OF COMMON STOCK IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 4.8%, AS COMPARED TO COMPLETING THE CONVERSION WITHOUT THE FOUNDATION. SEE "PRO FORMA DATA."

     IMPACT ON EARNINGS. The contribution of Common Stock to the Foundation will have an adverse impact on the Company's earnings in the year in which the contribution is made. The Company will recognize the full expense in the amount of the contribution of Common Stock to the Foundation in the quarter in which it occurs, which is expected to be the fourth quarter of 1998. The amount of the contribution will range from $252,250 to $341,250, based on the minimum and maximum of the Estimated Price Range. The contribution expense will be partially offset by the tax benefit related to the contribution. The Company and the Bank have been advised by their independent tax advisors that the contribution to the Foundation will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income before the charitable contribution deduction. Assuming a contribution of $341,250 in Common Stock (based on the maximum of the Estimated Price Range), the Company estimates a net tax effected expense of $232,050 (based upon a 32% tax rate).
If the Foundation had been established at December 31, 1997, the Bank would have reported a net gain of $134,950 for the year ended December 31, 1997 rather than reporting net income of $367,000. Management cannot predict earnings for 1998, but expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for the year. The contribution to the Foundation will supplement and therefore lessen the Bank's current charitable contributions within its community. The Company and the Bank do not currently anticipate making additional contributions to the Foundation within the first five years following the initial contribution.

     TAX CONSIDERATIONS. The Company and the Bank have been advised by their independent tax advisors that the Foundation would qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code of 1986, as amended (the "Code"), and would be classified as a private foundation. The Foundation will submit a request to the Internal Revenue Service ("IRS") to be recognized as an exempt organization. The Company and the Bank have received an opinion of their independent tax advisors that the Foundation would qualify as a
Section 501(c)(3) exempt organization under the Code, except that such opinion does not consider the impact of the regulatory condition agreed to by the Foundation that Common Stock issued to the Foundation be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. See "The Conversion--Establishment of the Charitable Foundation." The independent tax advisors' opinion further provides that there is substantial authority for the position that the Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Company would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to an annual limitation based on 10% of the Company's annual taxable income before the charitable contribution deduction. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Thus, while the Company would have received a charitable contribution deduction of approximately $32,000 in 1997 (based upon the sale of stock at the maximum of the Estimated Price Range and a contribution of $341,250 of Common Stock and the Bank's pre-tax income for 1997), the Company is permitted under the Code to carryover the excess contribution in the five following years. Assuming the sale of Common Stock at the maximum of the Estimated Price Range, the Company estimates that substantially all of the deduction should be deductible over the six-year period. Although the Company and the Bank have received an opinion of their independent tax advisors that the Company will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the Foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.

     COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE FOUNDATION IS NOT ESTABLISHED AS PART OF THE CONVERSION. The establishment of the Foundation was taken into account by FinPro in determining the estimated pro forma market value of the Common Stock of the Company. In the event the Bank's Voting Depositors approve the Plan but not the establishment of the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. For a discussion of the Foundation and its effect on the Conversion, including if the Voting Depositors do not approve the establishment of the Foundation, see "The Conversion--Establishment of the

Charitable Foundation--Regulatory Conditions Imposed on the Foundation." The aggregate price of the shares of Common Stock being offered in the Subscription and Direct Community Offerings is based upon the independent appraisal prepared by FinPro of the estimated pro forma market value of the Common Stock of the Company. The pro forma aggregate price of the Common Stock being offered for sale in the Conversion is currently estimated to be $5.0 million, $5.9 million, $6.8 million and $7.8 million at the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, respectively. The pro forma price to book ratio and the pro forma price to earnings ratio, are 63.21% and 15.43x, respectively, at the midpoint of the Estimated Price Range. In the event that the Conversion did not include the Foundation, FinPro has estimated that the estimated pro forma market value of the Common Stock would be $6.5 million at the midpoint based on a pro forma price to book ratio and a pro forma price to earnings ratio that are substantially the same as the independent appraisal at 63.21% and 16.67x, respectively. The amount of Common Stock being offered for sale in the Conversion at the midpoint of the Estimated Price Range is approximately $565,000 less than the estimated amount of Common Stock that would be offered in the Conversion without the Foundation based on the estimate provided by FinPro. Accordingly, certain account holders of the Bank who subscribe to purchase Common Stock in the Subscription Offering would receive fewer shares depending on the size of a shareholder's stock order and the amount of his or her qualifying deposits in the Bank and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information with No Foundation." This estimate by FinPro was prepared solely for purposes of providing subscribers with information with which to make an informed decision on the Conversion.

     The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. The Bank's leverage and risk-based capital ratios at May 31, 1998 were 8.63% and 13.58%, respectively. Assuming the sale of shares at the midpoint of the Estimated Price Range, the Bank's pro forma leverage and risk-based capital ratios at May 31, 1998 would be 11.60% and 17.97%, respectively. On a consolidated basis, the Company's pro forma stockholders' equity would be $9.9 million, or approximately 14.51% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Estimated Price Range. Pro forma stockholders' equity per share and pro forma net earnings per share would be $15.82 and $0.25, respectively. If the Foundation was not being established in the Conversion, based on the FinPro estimate, the Company's pro forma stockholders' equity would be approximately $10.3 million, or approximately 15.04% of pro forma consolidated assets at the midpoint of the estimate, and pro forma stockholders' equity per share and pro forma net earnings per share would be substantially similar with the Foundation as without the establishment of the
Foundation.   See "Comparison of Valuation and Pro Forma Information with No
Foundation."

     POTENTIAL ANTI-TAKEOVER EFFECT. Upon completion of the Conversion, the Foundation will own 4.8% of the total shares of the Common Stock outstanding. Such shares will be owned solely by the Foundation, however, pursuant to a condition imposed by the FDIC, the shares of Common Stock held by the Foundation must be voted in the same ratio as all other voted shares of the Company's Common Stock on all proposals considered by the stockholders of the Company. As the Foundation's Board of Directors will be comprised initially of members of the Board of Directors of the Company or the Bank or officers of the Company or the Bank, in the event that the FDIC waived the voting restriction, management of the Company and the Bank may benefit to the extent that the Board of Directors of the Foundation determined to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Company and the Bank. Furthermore, in such an event, when the Foundation's shares are combined with shares purchased directly by officers and directors of the Company, shares held by the Stock-Based Incentive Plan trust, and shares held by the ESOP trust, the aggregate of such shares could exceed 20% of the Company's outstanding Common Stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, such potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management.

     The establishment of the Foundation is subject to the approval of the Bank's Voting Depositors.

ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE TAKEOVER ATTEMPTS

     PROVISIONS IN THE COMPANY'S AND THE BANK'S GOVERNING INSTRUMENTS. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Bank's Charter and Bylaws, as well as certain federal and state regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings of shareholders, limits on the ability to vote Common Stock in excess of 10% of outstanding shares, and certain uniform price provisions for certain business combinations. The Code of Massachusetts Regulations and the Bank's Charter prohibit, for a period of three years following the date of conversion, offers to acquire or the acquisition of beneficial ownership of more than 10% of the outstanding stock of the Bank. Any person, or group acting in concert, violating this restriction may not vote the Bank's or the Company's securities in excess of 10%. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors and, thus, generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company and the Bank."

     VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of the Bank and the Company expect to purchase approximately 12.9%, 11.0%, 9.6% or 8.3% of the shares of Common Stock to be sold in the Conversion, based upon the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, respectively, exclusive of shares that may be attributable to directors and officers through the Stock-Based Incentive Plan and the ESOP, which such plans may give directors, executive officers and employees the potential to control the voting of approximately 34.9%, 33.0%, 31.6% and 30.3% of the Common Stock at the maximum of the Estimated Price Range. Additionally, the Foundation will hold Common Stock in an amount equal to 4.8% of the Common Stock issued in the Conversion. However, pursuant to voting restrictions imposed by the FDIC, such Common Stock must be voted in the same ratio as all other voted shares of Common Stock. In the event an unconditional waiver was granted by the FDIC, such shares would be voted as determined by the Board of Directors of the Foundation which will initially be comprised of Directors of the Bank or the Company or Officers of the Bank or the Company. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "The Conversion--Establishment of the Charitable Foundation," and "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws"

     EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PROVISIONS. The Company and the Bank intend to enter into employment or change in control agreements with certain officers of the Bank and the Company which will provide for benefits and cash payments in the event of their termination following a change in control of the Company or the Bank. These agreements may have the effect of increasing the cost of acquiring the Company or the Bank, thereby discouraging future attempts to take over the Company or the Bank. Additionally, the Bank intends to adopt an employee severance compensation plan, which similarly provides a cash payment and benefits to eligible employees upon such employees' termination following a change in control of the Company or Bank, also may have the effect of increasing the cost of acquiring the Company or Bank. Based on current salaries, cash payments to be paid in the event of a change in control pursuant to the terms of the employment agreements, change in control agreements and the employee severance compensation plan would be approximately $883,000. However, the actual amount to be paid in the event of a change in control of the Bank or the Company cannot be estimated at this time because the actual amount is based on the average salary of the employees and other factors existing at the time of the change in control. See "Management of the Bank--Employment Agreements," "-- Change in Control Agreements," "--Employee Severance Compensation Plan," "-- Other Benefit Plans--Stock-Based Incentive Plan" and "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws,"

POSSIBLE DILUTIVE EFFECT OF STOCK-BASED INCENTIVE PLAN

     STOCK-BASED INCENTIVE PLAN. The Company intends to adopt a Stock-Based Incentive Plan which would provide for the granting of options to purchase common stock ("Stock Options"), awards of common stock ("Stock Awards"), and certain related rights to eligible officers, employees and directors of the Company and Bank. While the Company currently anticipates granting Stock Options and Stock Awards under a single plan, it may establish separate plans to provide for such awards. In the event such plan is adopted within one year after the Conversion, applicable regulations require the plan to be approved by stockholders at a meeting of stockholders which may be held no earlier than six months after completion of the Conversion. It is anticipated the Stock-Based Incentive Plan will provide for the granting of options to purchase shares of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (52,970, 62,318, 71,665 and 82,415 shares at the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, respectively). The exercise of such Stock Options may be satisfied by the issuance of authorized but unissued shares. Under certain circumstances, such options may be exercised and sold on the same day, thereby eliminating any risk to officers and directors in exercising options in the event that the market price exceeds the exercise price. If all of the Stock Options were to be exercised using authorized but unissued Common Stock the voting interests of existing stockholders at that time would be diluted by 9.1%. The Stock-Based Incentive Plan will also provide for the granting of Stock Awards in an amount equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (21,188, 24,927, 28,666 and 32,966 shares at the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, respectively). If the Stock-Based Incentive Plan is funded by the issuance of authorized but unissued shares, the voting interests of existing stockholders at that time will be diluted by 3.8%. Shares of common stock used to satisfy Stock Awards will be acquired by the Plan or a trust established for the Plan either through open market purchases or from authorized but unissued Common Stock. See "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plan."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     The Bank has received an opinion of FinPro that subscription rights granted to Eligible Account Holders have no value. However, this opinion is not binding on the IRS. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, such recipients could be taxed upon receipt or exercise of such subscription rights. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion--Effects of Conversion" and "--Tax Aspects."

POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED

     The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Direct Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will sell up to 784,904 shares of Common Stock at the Purchase Price for an aggregate purchase price of up to $7.8 million. An increase in the number of shares issued will decrease a subscriber's pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net earnings per share.

ROLE OF FINANCIAL ADVISOR/BEST EFFORTS OFFERING

     The Bank has engaged Trident Securities as a financial and marketing advisor, and Trident Securities has agreed to use its best efforts to assist the Bank and the Company in its solicitation of subscriptions and purchase orders for Common Stock in the Offerings. Trident Securities has not prepared any report or opinion constituting recommendations or advice to the Bank. In addition, Trident Securities has expressed no opinion as to the prices at which Common Stock to be issued in the Offerings may trade. Furthermore, Trident Securities has not verified the accuracy or completeness of the information contained in the Prospectus. See "The Conversion--Marketing and Underwriting Arrangements."

POTENTIAL DELAYS OF CONSUMMATION OF THE CONVERSION

     Orders submitted in the Offerings are irrevocable. The Company and the Bank expect to complete the Conversion within the time periods indicated in this Prospectus. Nevertheless, it is possible that several factors, including, but not limited to, a delay in receiving regulatory approval of the final updated appraisal prepared by FinPro, a delay in processing orders in the event the Offerings are oversubscribed or other actions taken in connection with the Conversion could significantly delay the completion of the Conversion. Subscribers will have no access to subscription funds and/or shares of Common Stock until the Conversion is completed or terminated. In the event the Conversion is terminated, subscribers will be refunded their subscription funds, together with interest at a rate equal to the Bank's interest rate paid on passbook accounts, or will have their withdrawal authorization terminated. See "The Conversion."

     Additionally, while many savings institutions have established and funded charitable foundations as part of conversions in the last two years, the establishment and funding of a charitable foundation as part of a conversion of a Massachusetts-chartered mutual savings institution to stock form is innovative and has, to the Bank's knowledge, never been done in the Commonwealth of Massachusetts. As such, the Foundation may be subject to potential challenges notwithstanding that the Board of Directors of the Company and the Board of Directors of the Bank have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to establish the Foundation as part of the Conversion. See "The Conversion-- Establishment of the Charitable Foundation--Purpose of the Foundation." If challenges were to be instituted seeking to require the Bank to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such challenges would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other relief against the Company or the Bank. Additionally, if the Company and the Bank are forced to eliminate the Foundation, the Company may be required to resolicit subscribers in the Offerings.

                          MASSACHUSETTS FINCORP, INC.

     Massachusetts Fincorp, Inc. is a Delaware corporation recently organized by the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. The Company expects to receive approval from the Office of Thrift Supervision ("OTS") to become a savings and loan holding company and, upon completion of the Conversion, will be subject to regulation by the OTS. See "The Conversion--General" and "Regulation and Supervision--Holding Company Regulation." Upon consummation of the Conversion, the Company will have no significant assets other than all of the shares of the Bank's capital stock acquired in the Conversion and an amount equal to 50% of the net proceeds of the Conversion, including the loan to the ESOP Loan Subsidiary, and will have no significant liabilities. The Company intends to use a portion of the net proceeds it retains to form and capitalize the ESOP Loan Subsidiary which will loan funds to the ESOP to purchase 8% of the stock issued in connection with the Conversion, including shares issued to the Foundation. Based on certain regulatory and market conditions, the Company and the Bank may, however, alternatively choose to fund the ESOP's stock purchases through a loan by a third party financial institution. The remaining net proceeds will be used for general business activities, including the funding of the Stock-Based Incentive Plan. Initially, net proceeds are expected to be invested by the Company in a deposit account in the Bank. See "Use of Proceeds." The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers who are currently officers of the Bank but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

     Management believes that the holding company structure will provide flexibility to diversify its business activities through existing or newly formed subsidiaries (which subsidiaries could be financial institutions), or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company, income thereon and through dividends from the Bank.

     The Company's executive office is located at the administrative offices of the Bank, 1442 Dorchester Avenue, Boston, Massachusetts 02122. Its telephone number is (617) 825-5555.

                      THE MASSACHUSETTS CO-OPERATIVE BANK

     The Bank was originally organized in 1908 as a Massachusetts-chartered mutual co-operative bank. The Bank's deposit accounts are insured to the maximum allowable amount by the Bank Insurance Fund ("BIF") of the FDIC and the Share Insurance Fund. The Bank conducts business from its main office located in the Dorchester section of Boston, Massachusetts, its other full service banking office located in East Milton, Massachusetts, and its two loan origination offices located in Wakefield and Norwell, Massachusetts. At May 31, 1998, the Bank had total assets of $63.2 million, total deposits of $54.7 million, surplus of $5.1 million and had a leverage capital ratio of 8.63% and a total risk-based capital ratio of 13.58%. The Bank is subject to comprehensive examination, supervision and regulation by the Commissioner and the FDIC. See "Regulation and Supervision."

     The Bank is a community-oriented savings institution whose principal business consists of accepting retail deposits from the general public in its primary deposit market area, consisting of those areas surrounding its full-service banking offices, and investing those deposits together with funds generated from operations and borrowings primarily in mortgage loans secured by one- to four-family residences and, to a lesser extent, multi-family and commercial real estate loans, construction loans and consumer loans. The Bank also invests in mortgage-backed securities, securities issued by the U.S. Government, and other investments permitted by applicable laws and regulations. Although the Bank originates loans throughout Massachusetts and New Hampshire, the Bank's primary market area for lending consists of the greater Boston metropolitan area. See "Business of the Bank."

     At May 31, 1998, the Bank's gross loan portfolio totalled $47.7 million, or 75.4% of total assets, of which $38.1 million were one- to four-family residential mortgage loans, $2.6 million were multi-family real estate loans, $1.6 million were commercial real estate loans, $4.6 million were construction loans, $512,000 were home equity lines of credit and $182,000 were consumer loans, consisting of automobile loans and loans on savings accounts. The Bank currently originates one- to four-family mortgage loans, generally secured by properties located in the Bank's primary market area, primarily for sale in the secondary market, generally retaining for its portfolio all adjustable-rate mortgage ("ARM") loans and selling all fixed-rate loans. However, the Bank intends to begin to retain certain one- to four-family fixed-rate loans for its portfolio based on various factors, including its asset/liability position and market interest rates. At May 31, 1998, the Bank was servicing $4.7 million of loans for others which servicing rights were derived from loans sold by the Bank. See "Business of the Bank."

     The Bank's securities investment activities primarily consist of investments in: (i) mortgage-backed securities, generally consisting of those guaranteed or issued by Governmental-sponsored and federal agencies such as the Federal National Mortgage Association ("Fannie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac") and, to a lesser extent, the Government National Mortgage Association ("Ginnie Mae"); (ii) U.S. Government and agency obligations; and (iii) corporate equity securities and debt obligations. At May 31, 1998, the Bank's securities portfolio totalled $7.5 million, or 11.9% of total assets, of which $4.6 million, or 61.3%, was categorized as available-for-sale. See "Business of the Bank--Investment Activities."

     At May 31, 1998, the Bank's deposit accounts totalled $54.7 million, or 94.1% of total liabilities, of which $27.1 million, or 46.6%, were comprised of passbook saving accounts, retail checking/NOW accounts, money market accounts and commercial checking accounts (collectively, "core deposits"). In addition to core deposits, the Bank had $27.6 million of certificate accounts, or 47.5% of total liabilities, of which $21.2 million were certificates of deposit with maturities of one year or less and $8.5 million were certificates of deposit with balances of $100,000 or more ("jumbo deposits"). The Bank also utilizes advances from the FHLB-Boston as a source of funds. At May 31, 1998, such advances totalled $3.1 million, or 5.3% of total liabilities. See "Business of the Bank--Sources of Funds."

     The Bank's executive office is located at 1442 Dorchester Avenue, Boston, Massachusetts 02122. Its telephone number is (617) 825-5555.

                MASSACHUSETTS CO-OPERATIVE CHARITABLE FOUNDATION

     In furtherance of the Bank's commitment to its local community, the Bank's Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will create the Massachusetts Co-operative Charitable Foundation, which will be incorporated under Delaware law as a non-stock corporation. The Foundation will be funded with shares of Common Stock contributed by the Company, as further described below. The Company and the Bank believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Bank and its community and thereby enables the communities in which the Bank maintains a banking office to share in the potential growth and success of the Company over the long term. While the Bank has made charitable contributions in the past, the Bank has not previously formed a charitable foundation nor has it made contributions to charitable organizations of the magnitude of the contribution that will be made to the Foundation in the Conversion. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. See "The Conversion-- Establishment of the Charitable Foundation--Structure of the Foundation."

     The members of the Foundation will be the Board of Directors of the Foundation. The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation, which initially will be comprised of existing Directors of the Company or the Bank or officers of the Company or the Bank, who will receive no fees for serving on the Foundation's Board of Directors. The Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. It is anticipated that the Foundation will make grants and donations to nonprofit organizations and community groups within the communities in which the Bank maintains a banking office. The Directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock held by the Foundation. However, establishment of the Foundation is subject to certain regulatory conditions, including a requirement that the Common Stock of the Company held by the Foundation be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. See "The Conversion--Establishment of the Charitable Foundation."

     The Company proposes to fund the Foundation by contributing to the Foundation immediately following the Conversion a number of shares of authorized but unissued Common Stock equal to 5% of the Common Stock sold in the Offerings, or 25,225, 29,675, 34,125 and 39,245 shares at the minimum, midpoint, maximum and supermaximum, respectively, of the Estimated Price Range, respectively.
Such contribution, once made, will not be recoverable by the Company or the Bank. Assuming the sale of shares at the maximum of the Estimated Price Range and the issuance of shares to the Foundation, the Company will have 716,650 shares issued and outstanding, of which the Foundation will own 34,125 shares, or 4.8%. DUE TO THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO THE FOUNDATION, PERSONS PURCHASING SHARES IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 4.8%. SEE "PRO FORMA DATA." The establishment of the Foundation was taken into account in determining the estimated pro forma market value of the Bank. In the event the Conversion did not include the Foundation, FinPro has estimated that the pro forma market value of the Bank would be $6.5 million at the midpoint of the Estimated Price Range rather than $6.2 million. See "Risk Factors--Effects of the Establishment of the Charitable Foundation--Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Conversion" and "Pro Forma Data."

     As a result of the establishment of the Foundation, the Company will recognize an expense of the full amount of the contribution, which is expected to be offset in part by a corresponding tax benefit, during the quarter in which the contribution is made, which is expected to be the fourth quarter of 1998. Such expense will reduce earnings and have a material impact on the Company's earnings for the fiscal year in which it is made. While management cannot predict earnings for 1998, it expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for the year in which it is made. Assuming a contribution of $341,250 in Common Stock in 1998, based on the maximum of the Estimated Price Range and assuming a tax rate of 32%, the Company estimates a net tax effected expense of $232,050. If the Foundation had been established at December 31, 1997, the Bank would have reported a net gain of $134,950 for the year ended December 31, 1997, rather than reporting net income of $367,000. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors--Effects of the Establishment of the Charitable Foundation," "Pro Forma Data" and "The Conversion--Establishment of the Charitable Foundation."

     The establishment and funding of a charitable foundation as part of a conversion of a mutual savings institution to stock form is innovative and has only been done in a limited number of instances. As such, the establishment of the Foundation in connection with the Conversion and the Commissioner's approval and FDIC's non-objection to the Plan of Conversion may be subject to potential challenges which could result in delays in the Conversion.

                         REGULATORY CAPITAL COMPLIANCE

     At May 31, 1998, the Bank exceeded each of its regulatory capital requirements. Set forth below is a summary of the Bank's compliance with the FDIC capital standards as of May 31, 1998, on an historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Bank of 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the Stock Awards expected to be acquired by the Stock-Based Incentive Plan are deducted from pro forma regulatory capital.


                                                          PRO FORMA AT MAY 31, 1998 BASED UPON THE SALE AT $10.00 PER SHARE
                                                ------------------------------------------------------------------------------------
                                                  504,475 SHARES      593,500 SHARES         682,525 SHARES        784,904 SHARES
                                                    (MINIMUM            (MIDPOINT               (MAXIMUM             (15% ABOVE
                                                     OF THE               OF THE                 OF THE            MAXIMUM OF THE
                                HISTORICAL AT       ESTIMATED            ESTIMATED              ESTIMATED             ESTIMATED
                                MAY 31, 1998       PRICE RANGE)         PRICE RANGE)           PRICE RANGE)        PRICE RANGE)(1)
                           ---------------------------------------------------------------------------------------------------------
                                       PERCENT              PERCENT             PERCENT                 PERCENT            PERCENT
                                         OF                   OF                  OF                      OF                  OF
                             AMOUNT    ASSETS(2)  AMOUNT    ASSETS(2)  AMOUNT    ASSETS(2)    AMOUNT    ASSETS(2)  AMOUNT  ASSETS(2)
                           ---------------------------------------------------------------------------------------------------------
                                                        (DOLLARS IN THOUSANDS)
Tangible Assets............  $63,203        --%   $64,838       --%    $65,162       --%      $65,487       --%   $65,861       --%
Average Tangible
  Assets (3)...............  $58,370        --%   $60,005       --%    $60,329       --%      $60,654       --%   $61,028       --%
Risk-Weighted Assets.......  $40,596        --%   $41,413       --%    $41,576       --%      $41,738       --%   $41,925       --%
GAAP Capital (4)...........  $ 5,098      8.07%   $ 6,733    10.38%    $ 7,057    10.83%      $ 7,382    11.27%   $ 7,756    11.78%
                             =======     =====    =======    =====     =======    =====       =======    =====    =======    =====

Leverage Capital:
  Capital Level (5)........  $ 5,039      8.63%   $ 6,674    11.12%    $ 6,998    11.60%      $ 7,323    12.07%   $ 7,697    12.61%
  Requirement (6)..........    2,335      4.00      2,400     4.00       2,413     4.00         2,426     4.00      2,441     4.00
                             -------     -----    -------    -----     -------    -----       -------    -----    -------    -----
  Excess...................  $ 2,704      4.63%   $ 4,274     7.12%    $ 4,585     7.60%      $ 4,897     8.07%   $ 5,256     8.61%
                             =======     =====    =======    =====     =======    =====       =======    =====    =======    =====

Risk-Based Capital:
  Capital Level (5)(7).....  $ 5,511     13.58%   $ 7,146    17.25%    $ 7,470    17.97%      $ 7,795    18.68%   $ 8,169    19.48%
  Requirement..............    3,248      8.00      3,313     8.00       3,326     8.00         3,339     8.00      3,354     8.00
                             -------     -----    -------    -----     -------    -----       -------    -----    -------    -----
  Excess...................  $ 2,263      5.58%   $ 3,833     9.25%    $ 4,144     9.97%      $ 4,456    10.68%   $ 4,815    11.48%
                             =======     =====    =======    =====     =======    =====       =======    =====    =======    =====

-------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial or economic conditions following the commencement of the Subscription and Direct Community Offerings.
(2) Leverage capital levels are shown as a percentage of average tangible assets. At May 31, 1998, the Bank had no intangible assets. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.
(3) Average tangible assets are for the five month period ended May 31, 1998.
(4) GAAP is defined as Generally Accepted Accounting Principles.
(5) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the shares of Common Stock. These levels also assume funding by the Bank of the Stock Awards equal to 4% of the Common Stock issued and repayment of the Company's loan to the ESOP Loan Subsidiary to enable the ESOP to purchase 8% of the Common Stock issued, including shares issued to the Foundation. See "Management of the Bank--Other Benefit Plans" for a discussion of the Stock-Based Incentive Plan and ESOP.
(6) The current leverage capital requirement for FDIC-insured banks is 3% of total adjusted assets for FDIC-insured banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or
    anticipating significant growth.   The current leverage capital ratio
    applicable to all other FDIC-insured banks is 4% to 5%. See "Regulation and Supervision--Federal Regulations--Capital Requirements." The Company will not be subject to regulatory capital requirements.
(7) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the actual risk weighting of the Bank's assets as of May 31, 1998.

                                USE OF PROCEEDS

     Although net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is anticipated that net proceeds from the sale of the Common Stock will be between $4.5 million to $6.3 million (or $7.3 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.

     The Company will purchase all of the outstanding capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds of the Offerings. Based on net proceeds of $4.5 million to $6.3 million, the Company expects to utilize between $2.2 million and $3.1 million of net proceeds to purchase the common stock of the Bank. Such portion of net proceeds received by the Bank from the Company will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes, including investment in loans and the repayment of FHLB borrowings. Consistent with its expansion strategy, the Bank is actively pursuing establishing a de novo branch location. The Bank expects to incur capital expenditures of approximately $1.5 million in connection with the establishment of a de novo branch office and relocation of its administrative and executive offices. Accordingly, the Bank and the Company may use a portion of the Conversion proceeds to fund the establishment of such branch office. The Bank has entered into an agreement to purchase a building for $975,000 for this purpose and expects to open the facility in the Spring of 1999, subject to zoning approvals. To the extent that the Stock-Based Incentive Plan which the Company or the Bank intend to adopt subsequent to the Conversion is not funded with authorized but unissued common stock of the Company, the Company or Bank may use net proceeds from the Conversion to fund the purchase of stock to be awarded under such program. See "Risk Factors--Anti-Takeover Provisions Which May Discourage Takeover Attempts-- Employment Contracts and Change in Control Payments," "--Possible Dilutive Effect of Stock-Based Incentive Plan" and "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plan." The Bank has not yet determined the approximate amount of net proceeds to be used for any of the purposes mentioned above.

     The Company intends to use a portion of the net proceeds it retains (i.e., 50% of the net proceeds, which based on net proceeds of $4.5 million to $6.3 million will be between $2.2 million and $3.1 million) to capitalize the ESOP Loan Subsidiary which intends to loan funds to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation. Based upon the sale of 504,475, 593,500, 682,525, and 784,904 shares at the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, and the issuance of shares to the Foundation, the amount of the loan to the ESOP would be $423,760, $498,540 $573,320 or $659,320, respectively, with a term of 10 years at the prevailing prime rate of interest, which currently is 8.5%. The Company and Bank may alternatively choose to fund the ESOP's stock purchases through a loan by a third party financial institution. See "Management of the Bank--Other Benefit Plans--Employee Stock Ownership Plan." The remaining net proceeds retained by the Company will initially be invested in a deposit account at the Bank, which such funds will be used by the Bank for general business purposes, including investment in loans, investment-grade debt securities and the repayment of borrowed funds.

     The net proceeds retained by the Company may also be used to support the future expansion of operations through the acquisition of savings associations and commercial banks or their assets, including those located within the Bank's market area, or diversification into other banking related businesses. The Company and the Bank have no current arrangements, understandings or agreements regarding any such transactions. The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would not be restricted as to the types of business activities in which it may engage. See "Regulation and Supervision--Holding Company Regulation" for a description of certain regulations applicable to the Company.

     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless previously approved, the Company, pursuant to applicable regulations, may not repurchase any Common Stock in the first year after conversion. If approval is obtained to repurchase common stock during the first year after conversion, then such repurchase may not be greater than 5% of the capital stock issued. Further, the Company may not repurchase any of its Common Stock if the repurchases would cause the Bank to become "undercapitalized" within the meaning of the FDIC prompt corrective action regulation. The Company has no current intention of implementing a stock repurchase program and any determination to do so in the future will depend on the financial condition of the Company, market conditions and satisfaction of any applicable laws or regulations. See "Regulation and Supervision--Prompt Corrective Regulatory Action."

     Based upon facts and circumstances following the Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders.

                                DIVIDEND POLICY

     Upon Conversion, the Board of Directors of the Company will have the authority to declare regular or special dividends on the Common Stock, subject to statutory and regulatory requirements. Under the current dividend policy of the Company, the Company does not expect to pay cash dividends during the two year period following the Conversion and, thereafter, will consider paying cash dividends. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if commenced, will continue to be paid.

     A Massachusetts co-operative bank may only pay dividends on its capital stock if such payment would not impair the Bank's capital stock and surplus account. Additionally, the Bank will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion-- Liquidation Rights."

     Unlike the Bank, the Company is not subject to the restrictions imposed by the Massachusetts Banking Law on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.


                          MARKET FOR THE COMMON STOCK

     The Bank is a mutual co-operative bank and, therefore, has never issued stock. Consequently, as of the date of this Prospectus, no public market exists for the Common Stock to be issued in the Conversion. The Bank has requested that Trident Securities undertake to match offers to buy and offers to sell the Common Stock, and Trident Securities intends to list the Common Stock over-the-counter through the National Daily Quotation Service "Pink Sheet" published by the National Quotation Bureau, Inc. However, a public trading market will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. Due to the relatively small size of the offering, it is highly improbable that a stockholder base sufficiently large to create an active trading market will develop and be maintained. THEREFORE, A PURCHASER OF THE COMMON STOCK SHOULD HAVE A LONG-TERM INVESTMENT INTENT AND SHOULD RECOGNIZE THAT THE ABSENCE OF AN ACTIVE TRADING MARKET MAY MAKE IT DIFFICULT TO SELL THE COMMON STOCK AFTER THE CONVERSION AND MAY HAVE AN ADVERSE EFFECT ON THE PRICE OF THE COMMON STOCK.

     Pursuant to the Plan, the Company is required to use its best efforts to assist a market maker in maintaining a market for the stock and list or quote such stock on a national or regional exchange. To the extent the Company's stock qualifies for quotation on the NASDAQ stock market or listing on a regional or national exchange, the Company will attempt to qualify for such listing or quotation and encourage and assist a market maker for its stock.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Bank at May 31, 1998, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, including the issuance of shares to the Foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                  COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                                               -----------------------------------------------------------
                                                                    504,475       593,500       682,525      784,904 SHARES
                                                                     SHARES        SHARES        SHARES        (15% ABOVE
                                                                  (MINIMUM OF   (MIDPOINT OF  (MAXIMUM OF      MAXIMUM OF
                                                         BANK      ESTIMATED     ESTIMATED     ESTIMATED       ESTIMATED
                                                      HISTORICAL  PRICE RANGE)  PRICE RANGE)  PRICE RANGE)  PRICE RANGE) (1)
                                                      ----------  ------------  ------------  ------------  ---------------
                                                                                (IN THOUSANDS)

Deposits (2)........................................... $54,697       $ 54,697      $ 54,697      $ 54,697          $54,697
FHLB advances..........................................   3,094          3,094         3,094         3,094            3,094
                                                        -------       --------      --------      --------          -------
Total deposits and borrowed funds...................... $57,791       $ 57,791      $ 57,791      $ 57,791          $57,791
                                                        =======       ========      ========      ========          =======
Stockholders' equity:
   Preferred Stock, $.01 par value, 500,000 shares
      authorized; none to be issued.................... $    --       $     --      $     --      $     --          $    --

   Common Stock, $.01 par value, 2,500,000 shares
      authorized; shares to be issued as reflected.....      --              5             6             7                8
   Additional paid-in capital (3)......................      --          4,788         5,705         6,622            7,677
   Surplus (4).........................................   5,038          5,038         5,038         5,038            5,038
Less:
   Expense of contributions to Foundation..............      --           (252)         (297)         (341)            (392)
Plus:
   Tax effect of contribution to Foundation (5)........      --             81            95           109              126
   Accumulated other comprehensive income..............      60             60            60            60               60
Less:
   Common Stock acquired by the ESOP (6)...............      --           (424)         (499)         (573)            (659)
   Common Stock acquired by the Stock-Based
      Incentive Plan (7)...............................      --           (212)         (249)         (287)            (330)
                                                        -------       --------      --------      --------          -------
Total stockholders' equity............................. $ 5,098       $  9,084      $  9,859      $ 10,635          $11,528
                                                        =======       ========      ========      ========          =======

------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Direct Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals. Amount includes mortgagors' escrow accounts of $178,000.
(3) Reflects the issuance of shares sold in the Offerings and the issuance of additional shares of Common Stock to the Foundation at a value of $10.00 per share. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's Stock-Based Incentive Plan intended to be adopted by the Company and presented for approval of stockholders at a meeting of stockholders following the Conversion. The Stock-Based Incentive Plan would provide the grant of stock options to purchase an amount of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion. See "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plan."
(4) The surplus of the Bank will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights."
(5) Represents the tax effect of the contribution of Common Stock to the Foundation based on a 32% tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(6) Assumes that 8% of the shares issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP and the funds used to acquire the ESOP shares will be borrowed from the ESOP Loan Subsidiary. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank--Other Benefit Plans--Employee Stock Ownership Plan" and "--Stock-Based Incentive Plan."
(7) Assumes that, subsequent to the Conversion, an amount equal to 4% of the shares of Common Stock sold in the Conversion and issued to the Foundation is purchased by the Stock-Based Incentive Plan through open market purchases. The Common Stock purchased by the Stock-Based Incentive Plan is reflected as a reduction of stockholder's equity. See "Risk Factors-- Possible Dilutive Effect of Stock-Based Incentive Plan," Footnote 3 to the tables under "Pro Forma Data" and "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plans."

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $4.5 million and $6.3 million based upon the following assumptions: (i) $700,000 will be sold to executive officers, directors and employees of the Bank and Company, the ESOP will purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, and the remaining shares will be sold in the Subscription and Direct Community Offerings; (ii) Trident Securities will receive a fee equal to 2.0% of the aggregate Purchase Price of the shares sold in the Subscription Offering and Direct Community Offering, except that no fee will be paid with respect to shares purchased by the Employee Plans, including the ESOP, officers, employees, directors of the Bank and Company and their associates; (iii) the Company will issue to the Foundation an amount of Common Stock equal to 5% of the Common Stock sold in the Conversion from authorized but unissued shares; and (iv) Conversion expenses, excluding the marketing fees paid to Trident Securities, will be approximately $425,000. Actual Conversion expenses may vary from those estimated.

     Pro forma consolidated net income of the Company for the five months ended May 31, 1998 and for the year ended December 31, 1997 have been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.43% (the one year U.S. Treasury bill rate as of May 31, 1998). The tables do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock. The pro forma after-tax yield for the Company and the Bank is assumed to be 3.69% for both the five months ended May 31, 1998 and the year ended December 31, 1997 (based on an assumed tax rate of 32%). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the purchase of shares by the ESOP and the effect of the issuance of shares to the Foundation. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company will retain 50% of the net Conversion proceeds.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following tables summarize historical data of the Bank and the consolidated pro forma data of the Company at or for the five months ended May 31, 1998 and the year ended December 31, 1997, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to stock which may be reserved for grant under the Stock-Based Incentive Plan, which is expected to be adopted by the Company following the Conversion. See Footnote 3 to the tables and "Management of the Bank--Other Benefit Plans." No effect has been given in the tables to the possible issuance of additional shares of Common Stock upon the exercise of Stock Options to be granted under the Stock-Based Incentive Plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or, in the event of liquidation of the Bank, to the tax effect of the bad debt reserve and other factors. See Footnote 5 to the tables below, "Management of the Bank--Other Benefit Plans" and "The Conversion--Liquidation Rights." THE FOLLOWING TABLES ASSUME THAT THE FOUNDATION IS APPROVED AS PART OF THE CONVERSION AND THEREFORE GIVE EFFECT TO THE ISSUANCE OF AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY'S COMMON STOCK TO THE FOUNDATION CONCURRENTLY WITH THE COMPLETION OF THE CONVERSION. THE VALUATION RANGE TAKES INTO ACCOUNT THE DILUTIVE IMPACT OF THE ISSUANCE OF SHARES TO THE FOUNDATION.

                                                                 AT OR FOR THE FIVE MONTHS ENDED MAY 31, 1998
                                                ---------------------------------------------------------------------------
                                                      504,475            593,500            682,525            784,904
                                                   SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT
                                                  $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE
                                                      (MINIMUM          (MIDPOINT           (MAXIMUM          (15% ABOVE
                                                         OF                 OF                 OF             MAXIMUM OF
                                                     ESTIMATED          ESTIMATED          ESTIMATED          ESTIMATED
                                                    PRICE RANGE)       PRICE RANGE)       PRICE RANGE)     PRICE RANGE) (7)
                                                  ----------------   ----------------   ----------------   ----------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds....................................    $  5,045           $  5,935           $  6,825           $  7,849
Plus:  Shares issued to the Foundation
       (equal to 5% of stock issued in
       Conversion)................................         252                297                341                392
                                                      --------           --------           --------           --------
Pro forma market capitalization...................    $  5,297           $  6,232           $  7,166           $  8,241
                                                      ========           ========           ========           ========
Gross proceeds....................................    $  5,045           $  5,935           $  6,825           $  7,849
Less:  Offering expenses and commissions..........        (504)              (521)              (537)              (556)
                                                      --------           --------           --------           --------
Estimated net proceeds............................       4,541              5,414              6,288              7,293
Less:  Common Stock purchased by ESOP.............        (424)              (499)              (573)              (659)
    Common Stock purchased by
     Stock-Based Incentive Plan...................        (212)              (249)              (287)              (330)
                                                      --------           --------           --------           --------
 Estimated net proceeds, as adjusted..............    $  3,905           $  4,666           $  5,428           $  6,304
                                                      ========           ========           ========           ========
Net income (1):
 Historical.......................................    $    106           $    106           $    106           $    106
 Pro forma income on net proceeds, as adjusted....          60                 72                 83                 97
Less:  Pro forma ESOP adjustment (2)..............         (12)               (14)               (16)               (19)
       Pro forma Stock Based Incentive Plan
       adjustment (3).............................         (12)               (14)               (16)               (19)
                                                      --------           --------           --------           --------
       Pro forma net income.......................    $    142           $    150           $    157           $    165
                                                      ========           ========           ========           ========
Per share net income (1):
 Historical.......................................    $   0.22           $   0.18           $   0.16           $   0.14
 Pro forma income on net proceeds, as adjusted....        0.12               0.13               0.13               0.13
Less:  Pro forma ESOP adjustment (2)..............       (0.02)             (0.02)             (0.02)             (0.02)
       Pro forma Stock Based Incentive Plan
       adjustment (3).............................       (0.02)             (0.02)             (0.02)             (0.02)
                                                      --------           --------           --------           --------
       Pro forma net income per share.............    $   0.30           $   0.27           $   0.25           $   0.23
                                                      ========           ========           ========           ========
Stockholders' equity:
 Historical.......................................    $  5,098           $  5,098           $  5,098           $  5,098
 Estimated net proceeds...........................       4,541              5,414              6,288              7,293
 Plus:  Tax benefit of Foundation (1).............          81                 95                109                126
 Less:  Common Stock acquired by ESOP (2).........        (424)              (499)              (573)              (659)
 Less:  Common Stock acquired
      by Stock-Based Incentive Plan (3)...........        (212)              (249)              (287)              (330)
                                                      --------           --------           --------           --------
   Pro forma stockholders' equity (3)(4)(5).......    $  9,084           $  9,859           $ 10,635           $ 11,528
                                                      ========           ========           ========           ========
Stockholders' equity per share (3)(6):
 Historical.......................................    $   9.62           $   8.18           $   7.11           $   6.19
 Estimated net proceeds...........................        8.57               8.69               8.77               8.85
 Plus:  Tax benefit of Foundation.................        0.15               0.15               0.15               0.15
 Less:  Common Stock acquired by ESOP (2).........       (0.80)             (0.80)             (0.80)             (0.80)
        Common Stock acquired by
      Stock Based Incentive Plan (3)..............       (0.40)             (0.40)             (0.40)             (0.40)
                                                      --------           --------           --------           --------
   Pro forma stockholders' equity
    per share (3)(4)(5)...........................    $  17.14           $  15.82           $  14.83           $  13.99
                                                      ========           ========           ========           ========
Offering price as a percentage of pro forma
  stockholders' equity per share..................       58.34%             63.21%             67.43%             71.48%
Offering price to pro forma net
 earnings per share (8)...........................       13.89x             15.43x             16.67x             18.12x

                         (See footnotes on next page)

---------------------
(1) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Foundation. The tax benefits related to the contribution are subject to an annual limitation based on 10% of the Company's annual taxable income before the charitable contribution deduction. The Company, however, may only carry forward any unused deduction for five years following the contribution. In that event, the Company will recognize an after-tax expense (assuming a 32% tax rate) for the amount of the contribution to the Foundation which is expected to be $171,000, $202,000, $232,000 and $267,000 at the minimum, midpoint, maximum and maximum as adjusted, of the Estimated Price Range, respectively.

(2) It is assumed that 8% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the ESOP Loan Subsidiary, a wholly owned subsidiary of the Company and the pro forma ESOP amortized expenses are presented net of taxes using an effective combined federal and state income tax rate of 32%. See "Use of Proceeds." The ESOP Loan Subsidiary will be formed and capitalized by the Company in connection with the consummation of the Conversion. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 10 equal annual installments of principal, with an assumed interest rate at 8.5%. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the five months ended May 31, 1998, and was made at the end of the period; (ii) that 1,766, 2,077,2,389, and 2,747 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the five months ended May 31, 1998 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank--Other Benefit Plans--Employee Stock Ownership Plan."

(3) Gives effect to the Stock Awards available for grant under the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. For purposes of this table, the pro forma Stock-Based Incentive Plan amortized expenses are presented net of taxes using an effective combined federal and state income tax rate of 32%. If the Stock-Based Incentive Plan is approved by stockholders, the Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 21,188, 24,927, 28,666 and 32,966 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.28, $0.26, $0.23 and $0.21 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively and pro forma stockholders' equity per share would be $16.49, $15.21, $14.27 and $13.45 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that the stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plan."

(4) No effect has been given to the issuance of additional shares of Common Stock upon the exercise of options to be granted under the Stock-Based Incentive Plan. An amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 52,970, 62,318, 71,665 and 82,415 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.26, $0.24, $0.21 and $0.20 respectively, and the pro forma stockholders' equity per share would be $16.50, $15.29, $14.40 and $13.63, respectively. See "Risk Factors--Possible Dilutive Effect of Stock-Based Incentive Plan" and "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plan."

(5) The surplus of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy" and "The Conversion--Liquidation Rights."

(6) Stockholders' equity per share data is based upon 489,089, 575,398, 661,708 and 760,964 shares outstanding representing shares sold in the conversion and shares contributed to the Foundation.

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Direct Community Offerings.

(8) Based on pro forma net earnings for the five months ended May 31, 1998 that have been annualized.

                                                                       AT OR FOR THE YEAR ENDED DECEMBER 31, 1997
                                                     ---------------------------------------------------------------------------
                                                           504,475            593,500            682,525            784,904
                                                        SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT     SHARES SOLD AT
                                                       $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE   $10.00 PER SHARE
                                                           (MINIMUM          (MIDPOINT           (MAXIMUM          (15% ABOVE
                                                              OF                 OF                 OF             MAXIMUM OF
                                                          ESTIMATED          ESTIMATED          ESTIMATED          ESTIMATED
                                                         PRICE RANGE)       PRICE RANGE)       PRICE RANGE)     PRICE RANGE) (7)
                                                       ----------------   ----------------   ----------------   ----------------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.........................................    $  5,045           $  5,935           $  6,825           $  7,849
Plus:  Shares issued to the Foundation (equal to 5%
       of stock issued in Conversion)..................         252                297                341                392
                                                           --------           --------           --------           --------
Pro forma market capitalization........................    $  5,297           $  6,232           $  7,166           $  8,241
                                                           ========           ========           ========           ========
Gross proceeds.........................................    $  5,045           $  5,935           $  6,825           $  7,849
Less:  Offering expenses and commissions...............        (504)              (521)              (537)              (556)
                                                           --------           --------           --------           --------
Estimated net proceeds.................................       4,541              5,414              6,288              7,293
Less:  Common Stock purchased by ESOP..................        (424)              (499)              (573)              (659)
       Common Stock purchased by
       Stock Based Incentive Plan.....................         (212)              (249)              (287)              (330)
                                                           --------           --------           --------           --------
 Estimated net proceeds, as adjusted...................    $  3,905           $  4,666           $  5,428           $  6,304
                                                           ========           ========           ========           ========
Net income (1):
 Historical............................................    $    367           $    367           $    367           $    367
 Pro forma income on net proceeds,
       as adjusted.....................................         144                172                200                233
Less:  Pro forma ESOP adjustment (2)...................         (29)               (34)               (39)               (45)
       Pro forma Stock Based Incentive Plan
       adjustment (3)..................................         (29)               (34)               (39)               (45)
                                                           --------           --------           --------           --------
       Pro forma net income............................    $    453           $    471           $    489           $    510
                                                           ========           ========           ========           ========
Per share net income (1):
 Historical............................................    $   0.75           $   0.63           $   0.55           $   0.48
 Pro forma income on net proceeds,
  as adjusted..........................................        0.29               0.30               0.30               0.30
Less:  Pro forma ESOP adjustment (2)...................       (0.06)             (0.06)             (0.06)             (0.06)
       Pro forma Stock Based Incentive Plan
       adjustment (3)..................................       (0.06)             (0.06)             (0.06)             (0.06)
                                                           --------           --------           --------           --------
       Pro forma net income per share..................    $   0.92           $   0.81           $   0.73           $   0.66
                                                           ========           ========           ========           ========
Stockholders' equity:
 Historical............................................    $  4,987           $  4,987           $  4,987           $  4,987
 Estimated net proceeds................................       4,541              5,414              6,288              7,293
 Plus:  Tax benefit of Foundation (1)..................          81                 95                109                126
 Less:  Common Stock acquired by ESOP (2)..............        (424)              (499)              (573)              (659)
 Less:  Common Stock acquired
        by Stock-Based Incentive Plan (3)..............        (212)              (249)              (287)              (330)
                                                           --------           --------           --------           --------
  Pro forma stockholders' equity (3)(4)(5).............    $  8,973           $  9,748           $ 10,524           $ 11,417
                                                           ========           ========           ========           ========
Stockholders' equity per share (3)(6):
 Historical............................................    $   9.41           $   8.00           $   6.96           $   6.05
 Estimated net proceeds................................        8.57               8.69               8.77               8.85
 Plus:  Tax benefit of Foundation......................        0.15               0.15               0.15               0.15
 Less:  Common Stock acquired by ESOP (2)..............       (0.80)             (0.80)             (0.80)             (0.80)
        Common Stock acquired by
        Stock-Based Incentive Plan (3).................       (0.40)             (0.40)             (0.40)             (0.40)
                                                           --------           --------           --------           --------
  Pro forma stockholders' equity
   per share (3)(4)(5).................................    $  16.93           $  15.64           $  14.68           $  13.85
                                                           ========           ========           ========           ========

Offering price as a percentage of pro forma
 stockholders' equity per share........................       59.07%             63.94%             68.12%             72.20%
Offering price to pro forma net
   earnings per share..................................       10.87x             12.35x             13.70x             15.15x

                         (See footnotes on next page)

--------------------
(1) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Foundation. The tax benefits related to the contribution are subject to an annual limitation based on 10% of the Company's annual taxable income before the charitable contribution deduction. The Company, however, may only carry forward any unused deduction for five years following the contribution. In that event, the Company will recognize an after-tax expense (assuming a 32% tax rate) for the amount of the contribution to the Foundation which is expected to be $171,000, $202,000, $232,000 and $267,000 at the minimum, midpoint, maximum and maximum as adjusted, of the Estimated Price Range, respectively.

(2) It is assumed that 8% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the ESOP Loan Subsidiary, a wholly owned subsidiary of the Company and the pro forma ESOP amortized expenses are presented net of taxes using an effective combined federal and state income tax rate of 32%. See "Use of Proceeds." The ESOP Loan Subsidiary will be formed and capitalized by the Company in connection with the consummation of the Conversion. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 10 equal annual installments of principal, with an assumed interest rate at 8.5%. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1997, and was made at the end of the period; (ii) that 4,238, 4,985, 5,733, and 6,593 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1997 at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank--Other Benefit Plans-- Employee Stock Ownership Plan."

(3) Gives effect to the Stock Awards available for grant under the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. For purposes of this table, the pro forma Stock-Based Incentive Plan amortized expenses are presented net of taxes using an effective combined federal and state income tax rate of 32%. If the Stock-Based Incentive Plan is approved by stockholders, the Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 21,188, 24,927, 28,666 and 32,966 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4.0% and pro forma net earnings per share would be $0.90, $0.80, $0.72 and $0.65 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively and pro forma stockholders' equity per share would be $16.29, $15.04, $14.12 and $13.32 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that the stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plan."

(4) No effect has been given to the issuance of additional shares of Common Stock upon the exercise of options to be granted under the Stock-Based Incentive Plan. An amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 52,970, 62,318, 71,665 and 82,415 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.83, $0.74, $0.66 and $0.60 respectively, and the pro forma stockholders' equity per share would be $16.31, $15.13, $14.26 and $13.50, respectively. See "Risk Factors--Possible Dilutive Effect of Stock-Based Incentive Plan" and "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plan."

(5) The surplus of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy" and "The Conversion--Liquidation Rights."

(6) Stockholders' equity per share data is based upon 489,089, 575,398, 661,708 and 760,964 shares outstanding representing shares sold in the conversion and shares contributed to the Foundation.

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Direct Community Offerings.

                          COMPARISON OF VALUATION AND
                    PRO FORMA INFORMATION WITH NO FOUNDATION

     In the event that the Foundation was not being established as part of the Conversion, FinPro has estimated that the pro forma aggregate market capitalization of the Company would be approximately $6.5 million, at the midpoint, which is approximately $268,000 greater than the pro forma aggregate market capitalization of the Company if the Foundation is included, and would result in approximately a $565,000, or 9.5%, increase, in the amount of Common Stock offered for sale in the Conversion. The pro forma price to book ratio would be the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity per share and pro forma earnings per share would be approximately the same with the Foundation as without the Foundation. In this regard, pro forma stockholders' equity and pro forma net income per share are $15.82 and $0.27, respectively, with the Foundation, and $15.82 and $0.25, respectively, without the Foundation, at the midpoint of the estimate. In addition, the pro forma price to book ratio and the pro forma price to earnings ratio are 63.21% and 15.43x, respectively, with the Foundation and 63.21% and 16.27%, respectively, without the Foundation, at the midpoint of the estimate. There is no assurance that in the event the Foundation was not formed that the appraisal prepared at that time would have concluded that the pro forma market value of the Company would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, assuming the Conversion was completed at May 31, 1998.

                                                                                                            AT THE MAXIMUM,
                                    AT THE MINIMUM          AT THE MIDPOINT          AT THE MAXIMUM           AS ADJUSTED
                                ----------------------  -----------------------  ----------------------  ----------------------
                                   WITH         NO         WITH         NO          WITH          NO         WITH        NO
                                FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION   FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION
                                ----------  ----------  ----------  -----------  ----------  ----------  ----------  ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Estimated offering amount.....    $ 5,045    $ 5,525     $ 5,935     $ 6,500     $ 6,825     $ 7,475       $ 7,849     $ 8,596
Pro forma market
 capitalization...............      5,297      5,525       6,232       6,500       7,166       7,475         8,241       8,596
Total assets..................     67,189     67,551      67,964      68,391      68,740      69,231        69,633      70,197
Total liabilities.............     58,104     58,104      58,104      58,104      58,104      58,104        58,104      58,104
Pro forma stockholders'
 equity.......................      9,084      9,446       9,859      10,286      10,635      11,126        11,528      12,092
Pro forma consolidated net
 earnings.....................        142        147         150         156         157         165           165         176
Pro forma stockholders'
 equity per share.............      17.14      17.10       15.82       15.82       14.83       14.88         13.99       14.07
Pro forma consolidated net
 earnings per share...........       0.30       0.28        0.27        0.25        0.25        0.24          0.23        0.23
Pro Forma Pricing Ratios:
  Offering price as a
   percentage of pro forma
   stockholders' equity per
   share......................      58.34%     58.48%      63.21%      63.21%      67.43%      67.20%        71.48%      71.07%
  Offering price to pro forma
   net earnings per share.....      13.89x     14.88x      15.43x      16.67x      16.67x      17.36x        18.12x      18.12x
  Offering price to assets....       7.88%      8.18%       9.17%       9.50%      10.43%      10.80%        11.84%      12.25%
Pro Forma Financial Ratios:
 Return on assets.............       0.51%      0.52%       0.53%       0.55%       0.55%       0.57%         0.57%       0.60%
 Return on stockholders'
  equity......................       3.75%      3.73%       3.65%       3.64%       3.54%       3.56%         3.44%       3.49%
 Stockholders' equity to
  assets......................      13.52%     13.98%      14.51%      15.04%      15.47%      16.07%        16.56%      17.23%


                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

     The following Statements of Income and Comprehensive Income of the Bank for each of the years in the three year period ended December 31, 1997 have been audited by Wolf & Company, P.C., independent certified public accountants, whose report thereon appears elsewhere in this Prospectus. With respect to the unaudited information for the five months ended May 31, 1998 and 1997, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature.
Results for the five months ended May 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. These statements should be read in conjunction with the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                         FIVE MONTHS ENDED
                                                              MAY 31,                       YEAR ENDED DECEMBER 31,
                                                       ----------------------      --------------------------------------
                                                         1998            1997        1997           1996           1995
                                                       --------       --------     --------       --------       --------
                                                            (UNAUDITED)
Interest and dividend income:
   Interest and fees on loans.......................  $1,589,482   $1,383,915      $3,359,390    $3,243,577    $2,874,807
   Interest and dividends on investments............     195,261      145,452         370,640       389,638       418,638
   Interest on short-term investments...............      15,963       29,367          81,666         6,699            --
   Interest on Federal funds sold...................      27,527       20,955          44,585        34,228        57,843
                                                      ----------   ----------      ----------      --------     ---------
      Total interest and dividend income............   1,828,233    1,579,689       3,856,281     3,674,142     3,351,288
                                                      ----------   ----------      ----------    ----------    ----------
Interest expense:
   Interest on deposits.............................     838,520      618,933       1,583,437     1,248,032     1,258,305
   Interest on borrowed funds.......................      95,224      188,368         372,583       640,201       364,037
                                                      ----------   ----------      ----------    ----------    ----------
      Total interest expense........................     933,744      807,301       1,956,020     1,888,233     1,622,342
                                                      ----------   ----------      ----------    ----------    ----------
Net interest income.................................     894,489      772,388       1,900,261     1,785,909     1,728,946
Provision (credit) for possible loan losses.........      63,662           --         (90,000)       14,148        70,148
                                                      ----------   ----------      ----------    ----------    ----------
Net interest income, after provision (credit)
   for possible loan losses.........................     830,827      772,388       1,990,261     1,771,761     1,658,798
                                                      ----------   ----------      ----------     ----------   ----------
Other income:
   Customer service fees............................      65,261       76,211         176,794       143,693       121,268
   Loan fees and gain on sale of loans and
      loan servicing rights.........................     160,439       73,424         211,724        20,475        86,157
   Net gain (loss) on sales of securities available
      for sale......................................      11,454        8,346          42,439        23,798        (3,548)
   Co-operative Central Bank Share Insurance Fund
      special dividend..............................          --           --          34,816        31,801        31,301
   Miscellaneous....................................      17,748        9,214          19,316         4,747         7,146
                                                      ----------   ----------      ----------    ----------    ----------
      Total other income............................     254,902      167,195         485,089       224,514       242,324
                                                      ----------   ----------      ----------    ----------    ----------
Operating expenses:
   Salaries and employee benefits...................     501,690      434,985       1,115,585       884,717       752,065
   Occupancy and equipment..........................     142,115      113,367         286,250       272,417       178,665
   Data processing..................................      61,600       53,777         135,727       133,196       126,909
   Foreclosed real estate, net......................          --      (19,711)        (24,991)      (35,491)       21,632
   Other general and administrative.................     230,171      162,687         458,245       498,278       481,326
                                                      ----------   ----------      ----------    ----------    ----------
      Total operating expenses......................     935,576      745,105       1,970,816     1,753,117     1,560,597
                                                      ----------   ----------      ----------    ----------    ----------
Income before income tax provision..................     150,153      194,478         504,534       243,158       340,525
Income tax provision................................      44,445       57,566         137,000        51,000        30,000
                                                      ----------   ----------      ----------    ----------    ----------
Net income..........................................     105,708      136,912         367,534       192,158       310,525
                                                      ----------   ----------      ----------    ----------    ----------
Other comprehensive income, net of tax:
   Unrealized gains (losses) on securities:
      Unrealized holding gains arising during
        the period..................................      13,132       13,793          49,842        18,443       261,913
   Less:  reclassification adjustment for (gains)
          losses included in net income.............      (6,872)      (5,008)        (25,463)      (14,279)        2,129
                                                      ----------   ----------      ----------    ----------    ----------
Other comprehensive income, net of tax..............       6,260        8,785          24,379         4,164       264,042
                                                      ----------   ----------      ----------    ----------    ----------
Comprehensive income................................  $  111,968   $  145,697      $  391,913     $ 196,322    $  574,567
                                                      ==========   ==========      ==========    ==========    ==========

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Financial Data" and the Bank's Financial Statements and notes thereto, each appearing elsewhere in the Prospectus. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" contained elsewhere in this Prospectus.

GENERAL

     The Company has only recently been formed and, accordingly, has no results of operations. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Bank's interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Bank also generates non-interest income such as service charges and other fees. The Bank's noninterest expenses primarily consist of employee compensation and benefits, depreciation and repairs, data processing fees, office building expenses and other operating expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies. The Bank exceeded all of its regulatory capital requirements at May 31, 1998. See "Regulatory Capital Compliance" for a discussion of the historical and pro forma capital of the Bank and capital requirements. See also "Regulation and Supervision--Federal Regulations-- Capital Requirements."

MANAGEMENT STRATEGY

     The Bank's operating strategy has in the past consisted of maintaining profitability and managing its interest rate risk mainly by originating fixed-rate one- to four-family mortgage loans primarily for sale, generally on a servicing released basis, and originating adjustable-rate one- to four-family mortgage loans for investment. The Bank has also pursued a growth strategy to broaden the Bank's lending and deposit base through the establishment of a de novo branch office in 1996 and two loan origination centers in the greater Boston metropolitan area in 1997 and 1998. The Bank is actively pursuing the establishment of another de novo branch office. The Bank has made substantial infrastructure investments recently, including staffing, offices and technology, to support future growth.

     The principal components of the Bank's operating strategy have included:

     (1) Enhancing net income by emphasizing loan volume and creating an infrastructure which can support increased loan volume;
     (2) Controlling interest rate risk by retaining adjustable-rate loans and generally selling fixed-rate one-to four-family loans on a servicing released basis;
     (3) Investing funds not utilized for loan originations, primarily in shorter-term U.S. Government and agency obligations, mortgage-backed securities and corporate equity securities and debt obligations;
     (4) Placing increased emphasis on attracting retail deposits, including consumer checking and money market accounts; and
     (5) Increasing its loan and deposit market share and retaining existing deposit accounts by offering competitive rates on its deposit and loan products and opening new branch offices in and around its primary market area.

     The Bank has recently modified its operating strategy by beginning to retain certain fixed-rate loans for its portfolio to expand its asset base and operations. The Bank believes the increased capital base resulting from the Conversion will allow the Bank to increase its asset base, expand its market area and increase operating efficiencies.

MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK ANALYSIS

     The principal objective of the Bank's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates. The Bank monitors its interest rate risk as such risk relates to its operating strategies. The Bank's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets on a quarterly basis and reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Bank. See "Risk Factors--Sensitivity to Changes in Interest Rates."

     In recent years, the Bank has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and sale in the secondary market of fixed-rate mortgage loans; (2) retaining substantially all adjustable-rate mortgage loans; (3) investing primarily in short-term U.S. Government and agency obligations or mortgage-backed securities with shorter estimated maturities; and (4) utilizing FHLB advances to better structure maturities of its interest rate sensitive liabilities. The Bank currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

     GAP ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At May 31, 1998, the Bank's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was 7.99%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, the Bank, having a positive gap position, would be in a better position to invest in higher yielding assets which, consequently, may result in the yield on its assets increasing at a pace more closely matching the increase in the cost of interest-bearing liabilities than if it had a negative gap. During a period of falling interest rates, an institution with a positive gap would tend to have its assets repricing at a faster rate than one with a negative gap, which consequently, may tend to restrain the growth of its net income or result in a decrease in interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at May 31, 1998, which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at May 31, 1998, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. For loans on residential properties, adjustable-rate loans, and fixed-rate loans, actual repricing and maturity dates were used. Mortgage-backed securities were assumed to prepay at rates between 8.5% and 10.2% annually. Savings accounts were assumed to decay at 10%, 10%, 10%, 10%, 10% and 50%, money market savings accounts were assumed to decay at 100%, 0%, 0%, 0%, 0% and 0% and NOW accounts were assumed to decay at 15%, 15%, 15%, 15%, 15% and 25% for the periods of one year or less, more than one year to two years, more than two years to three years, more than three years to four years, more than four years to five years and more than five years, respectively. Prepayment and deposit decay rates can have a significant impact on the Bank's estimated gap. While the Bank believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. See "Business of the Bank--Lending Activities," "--Investment Activities" and "--Sources of Funds."

                                                                          AT MAY 31, 1998
                                    --------------------------------------------------------------------------------------------
                                              MORE THAN   MORE THAN    MORE THAN    MORE THAN
                                    1 YEAR    1 YEAR TO   2 YEARS TO   3 YEARS TO   4 YEARS TO   MORE THAN    TOTAL      FAIR
                                    OR LESS    2 YEARS     3 YEARS      4 YEARS      5 YEARS      5 YEARS     AMOUNT   VALUE (5)
                                    -------   ---------   ----------   ----------   ----------   ---------    ------   ---------
                                                                      (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS (1):
   Federal funds sold and short
     term  investments...........   $ 4,032    $    --     $    --      $    --      $    --      $    --     $ 4,032    $ 4,032
   Securities....................     3,560        250         499          538           --        1,953       6,800      6,801
   Mortgage loans, net (2)(3)....    23,464     10,535       6,917        1,805          981        3,335      47,037     46,918
   Other.........................       818         41          23            7            2          243       1,134      1,134
                                    -------    -------     -------      -------      -------      -------     -------    -------
   Total interest-earning
     assets......................   $31,874    $10,826     $ 7,439      $ 2,350      $   983      $ 5,531     $59,003    $58,885
                                    =======    =======     =======      =======      =======      =======     =======    =======
INTEREST-BEARING LIABILITIES:
   Savings accounts..............   $   957    $   957     $   957      $   957      $   957      $ 5,056     $ 9,841    $ 9,841
   Money market accounts.........       779         --          --           --           --           --         779        779
   NOW accounts..................     1,761      1,761       1,761        1,761        1,761        2,937      11,742     11,742
   Certificates of deposit.......    21,828      5,237         522           33            6            2      27,628     27,670
   FHLB advances.................     1,498         --          --           --           --        1,596       3,094      3,300
                                    -------    -------     -------      -------      -------      -------     -------    -------
      Total interest-bearing
        liabilities..............   $26,823    $ 7,955     $ 3,240      $ 2,751      $ 2,724      $ 9,591     $53,084    $53,332
                                    =======    =======     =======      =======      =======      =======     =======    =======
   Interest sensitivity gap (4)..   $ 5,051    $ 2,871     $ 4,199      $  (401)     $(1,741)     $(4,060)    $ 5,919    $ 5,553
                                    =======    =======     =======      =======      =======      =======     =======    =======
   Cumulative interest
     sensitivity gap.............   $ 5,051    $ 7,922     $12,121      $11,720      $ 9,979      $ 5,919     $ 5,919    $ 5,553
                                    =======    =======     =======      =======      =======      =======     =======    =======
   Cumulative interest
     sensitivity gap as a
     percentage of total assets..      7.99%     12.53%      19.18%       18.54%       15.79%        9.37%       9.37%      8.79%
   Cumulative interest
     sensitivity gap as a
     percentage of total
     interest-earning assets.....      8.56%     13.43%      20.54%       19.86%       16.91%       10.03%      10.03%      9.43%
   Cumulative net interest-
     earning assets as a
     percentage of cumulative
     interest-bearing
     liabilities.................     118.83%    122.78%     128.75%      128.75%      122.94%      111.15%     111.15%    110.41%

---------------------------------------------
(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.
(2) For purposes of the gap analysis, the allowance for possible loan losses and non-performing loans have been excluded.
(3) Loans held for sale are included in the one year or less category.
(4) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.
(5) Fair value of securities, including mortgage-backed securities, is based on quoted market prices, where available. If quoted market prices are not available, fair value is based on quoted market prices of comparable instruments. Fair value of loans is, depending on the type of loan, based on carrying values or estimates based on discounted cash flow analyses.
    Fair value of deposit liabilities are either based on carrying amounts or estimates based on a discounted cash flow calculation. Fair values for FHLB advances are estimated using a discounted cash flow analysis that applies interest rates concurrently being offered on advances of aggregated expected monthly maturities on FHLB advances.

     Certain shortcomings are inherent in the method of analysis presented in the GAP Table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     AVERAGE BALANCE SHEET. The following table sets forth certain information relating to the Bank at May 31, 1998 and for the five months ended May 31, 1998 and 1997, and for the years ended December 31, 1997, 1996 and 1995. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown and reflect annualized yields and costs. Average balances are derived from average monthly balances. The yields and costs include fees which are considered adjustments to yields. Loans on nonaccrual status are included in the average balances of loans shown in the table. Interest earned on loans is net of reserves for uncollected interest.

                                                                                     FOR THE FIVE MONTHS ENDED MAY 31,
                                                     AT MAY 31,           -------------------------------------------------------
                                                       1998                          1998                         1997
                                            ---------------------------   ---------------------------  --------------------------
                                                                AVERAGE                       AVERAGE                     AVERAGE
                                            AVERAGE              YIELD/   AVERAGE             YIELD/   AVERAGE            YIELD/
                                            BALANCE   INTEREST    COST    BALANCE   INTEREST   COST    BALANCE  INTEREST   COST
                                            --------  --------  -------   --------  --------  -------  -------  --------  -------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
      Federal funds sold and
        short-term investments...........    $ 4,032    $   50     2.98%   $ 1,947   $   50     6.16%  $ 2,406    $   51     5.09%
      Securities.........................      6,800       164     5.79      6,443      164     6.11     4,294       121     6.76
      Mortgage loans, net................     47,037     1,583     8.08     45,915    1,583     8.27    39,693     1,378     8.33
      Other..............................      1,134        27     5.71        905       27     7.16       929        27     6.98
                                             -------    ------             -------   ------            -------    ------
        Total interest-earning assets....     59,003     1,824     7.42     55,210    1,824     7.93    47,322     1,577     8.00
                                                        ------                       ------                       ------
   Noninterest-earning assets............      3,473                         2,579                       2,960
                                             -------                       -------                     -------
      Equity securities..................        727         4     1.32        581        4     1.65       273         3     2.64
                                             -------    ------             -------   ------            -------    ------
        Total assets.....................    $63,203     1,828             $58,370    1,828            $50,555     1,580
                                             =======    ------             =======   ------            =======    ------
LIABILITIES AND SURPLUS:
   Interest-bearing liabilities:
      Deposits:
        Savings accounts.................    $ 9,841    $   80     1.95%   $ 9,865   $   80     1.95%  $10,366    $  104     2.41%
        Money market accounts............        779        10     3.08        889       10     2.70     1,117        12     2.58
        NOW accounts.....................     11,742       179     3.66      9,868      179     4.35     4,382        54     2.96
        Certificates of deposit..........     27,628       569     4.94     24,741      569     5.52    19,649       449     5.48
                                             -------    ------             -------   ------            -------    ------
        Total deposits...................     49,990       838     4.02     45,363      838     4.43    35,514       619     4.18
      FHLB advances......................      3,094        95     7.37      3,778       95     6.03     7,662       188     5.89
                                             -------    ------             -------   ------            -------    ------
        Total interest-bearing
          liabilities....................     53,084       933     4.22     49,141      933     4.56    43,176       807     4.49
                                                        ------                       ------                       ------
   Noninterest-bearing demand
      checking accounts..................      3,987                         3,296                       2,106
   Non interest-bearing liabilities......      1,034                           880                         613
                                             -------                       -------                     -------
        Total liabilities................     58,105                        53,317                      45,895
   Total surplus.........................      5,098                         5,053                       4,660
                                             -------                       -------                     -------
      Total liabilities and surplus......    $63,203                       $58,370                     $50,555
                                             =======                       =======                     =======
   Net interest income...................               $  895                       $  895                       $  773
                                                        ======                       ======                       ======
   Net interest income/interest rate
      spread.............................                          3.20%                        3.37%                        3.51%
                                                                 ======                       ======                       ======
   Net interest margin as a percent of
      interest-earning assets............                          3.13%                        3.89%                        3.92%
                                                                 ======                       ======                       ======
   Ratio of interest-earning assets to
      interest-bearing liabilities.......                        111.15%                      112.35%                      109.60%
                                                                 ======                       ======                       ======

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                            -----------------------------------------------------------------------------------
                                                        1997                       1996                         1995
                                            --------------------------  --------------------------   --------------------------
                                                               AVERAGE                     AVERAGE                      AVERAGE
                                            AVERAGE            YIELD/   AVERAGE            YIELD/    AVERAGE            YIELD/
                                            BALANCE  INTEREST   COST    BALANCE  INTEREST   COST     BALANCE  INTEREST   COST
                                            -------  --------  -------  -------  --------  -------   -------  --------  -------
                                                                           (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
      Federal funds sold and
        short-term investments............  $ 2,299   $  126     5.48%  $ 1,024    $   41     4.00%  $ 1,162    $   58     4.99%
      Securities..........................    4,624      295     6.38     5,137       329     6.40     5,739       354     6.17
      Mortgage loans, net.................   40,507    3,342     8.25    36,559     3,227     8.83    32,080     2,861     8.92
      Other...............................      925       66     7.14       761        55     7.23       493        42     8.52
                                            -------   ------            -------    ------            -------    ------
         Total interest-earning assets....   48,355    3,829     7.92    43,481     3,652     8.40    39,474     3,315     8.40
                                                      ------                       ------                       ------
      Noninterest-earning assets..........    2,625                       4,082                        1,969
                                            -------                     -------                      -------
         Equity securities................      368       27     7.34       151        22    14.57       344        36    10.47
                                            -------   ------            -------    ------            -------    ------
            Total assets..................  $51,348    3,856            $47,714     3,674            $41,787     3,351
                                            =======   ------            =======    ------            =======    ------
LIABILITIES AND SURPLUS:
   Interest-bearing liabilities:
      Deposits:
         Savings accounts.................  $10,328   $  244     2.36%  $ 9,854    $  240     2.44%  $ 9,967    $  244     2.45%
         Money market accounts............    1,079       28     2.59     1,290        33     2.56     1,532        39     2.55
         NOW accounts.....................    5,377      173     3.20     2,612        49     1.88     2,404        45     1.87
         Certificates of deposit..........   20,471    1,138     5.56    16,405       926     5.64    16,690       930     5.57
                                            -------   ------            -------    ------            -------    ------
            Total deposits................   37,255    1,583     4.25    30,161     1,248     4.14    30,593     1,258     4.11
         FHLB advances....................    6,402      373     5.83    10,406       640     6.15     5,175       364     7.03
                                            -------   ------            -------    ------            -------    ------
      Total interest-bearing liabilities..   43,657    1,956     4.48    40,567     1,888     4.65    35,768     1,622     4.53
                                                      ------                       ------                       ------
   Noninterest-bearing demand
      checking accounts...................    2,255                       2,043                        1,342
   Non interest-bearing liabilities.......      653                         620                          563
                                            -------                     -------                      -------
         Total liabilities................   46,565                      43,230                       37,673
   Total surplus..........................    4,783                       4,484                        4,114
                                            -------                     -------                      -------
      Total liabilities and surplus.......  $51,348                     $47,714                      $41,787
                                            =======                     =======                      =======
   Net interest income....................            $1,900                       $1,786                       $1,729
                                                      ======                       ======                       ======
   Net interest income/interest rate
      spread..............................                       3.44%                        3.75%                        3.87%
                                                               ======                       ======                       ======
   Net interest margin as a percent of
      interest-earning assets.............                       3.93%                        4.11%                        4.38%
                                                               ======                       ======                       ======
   Ratio of interest-earning assets to
       interest-bearing liabilities.......                     110.76%                      107.18%                      110.36%
                                                               ======                       ======                       ======

     RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                   FIVE MONTHS ENDED              YEAR ENDED                 YEAR ENDED
                                     MAY 31, 1998             DECEMBER  31, 1997         DECEMBER  31, 1996
                                      COMPARED TO                COMPARED TO                COMPARED TO
                                   FIVE MONTHS ENDED              YEAR ENDED                 YEAR ENDED
                                     MAY 31, 1997             DECEMBER 31, 1996          DECEMBER 31, 1995
                                 ---------------------     ----------------------     -----------------------
                                    INCREASE                  INCREASE                   INCREASE
                                   (DECREASE)                (DECREASE)                 (DECREASE)
                                     DUE TO                    DUE TO                     DUE TO
                                 -------------             --------------             --------------
                                 VOLUME   RATE    NET      VOLUME    RATE    NET      VOLUME    RATE    NET
                                 ------   ----   -----     ------    ----   -----     ------    ----   -----
                                                               (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Federal funds sold and
    short-term investments.....   $(11)   $ 10    $ (1)    $  66    $  19   $  85      $ (6)    $(11)    $(17)
   Securities..................     55     (12)     43       (34)      --     (34)      (38)      13      (25)
   Mortgage loans, net.........    215     (10)    205       334     (219)    115       396      (30)     366
   Other.......................     --      --      --        10        1      11        21       (8)      13
                                  ----    ----    ----     -----    -----   -----      ----     ----     ----
      Total interest-earning
       assets..................    259     (12)    247       376     (199)    177       373      (36)     337
                                  ----    ----    ----     -----    -----   -----      ----     ----     ----
INTEREST-BEARING
 LIABILITIES:
   Savings accounts............     (5)    (19)    (24)       10       (6)      4        (2)      (2)      (4)
   Money market accounts.......     (2)     --      (2)       (5)      --      (5)       (6)      --       (6)
   NOW accounts................     91      34     125        74       50     124         4       --        4
   Certificates of deposit.....    117       3     120       227      (15)    212        (8)       4       (4)
   FHLB advances...............    (98)      5     (93)     (235)     (32)   (267)      327      (51)     276
                                  ----    ----    ----     -----    -----   -----      ----     ----     ----
      Total interest-bearing
        liabilities............    103      23     126        71       (3)     68       315      (49)     266
                                  ----    ----    ----     -----    -----   -----      ----     ----     ----

Net change in net interest
 income (1)....................   $156    $(35)   $121     $ 305    $(196)  $ 109      $ 58     $ 13     $ 71
                                  ====    ====    ====     =====    =====   =====      ====     ====     ====

--------------------------------------------
(1) Net interest income does not include dividends received on equity securities.

COMPARISON OF FINANCIAL CONDITION AT MAY 31, 1998 AND DECEMBER 31, 1997

     The Bank's total assets increased $8.6 million, or 15.7%, to $63.2 million at May 31, 1998 from $54.6 million at December 31, 1997. The increase in assets was primarily due to increases in cash and cash equivalents, loans, and securities. Asset growth was primarily attributable to a $4.2 million, or 282%, growth in cash and cash equivalents from $1.5 million at December 31, 1997 to $5.7 million at May 31, 1998. Asset growth was also concentrated in loans and loans held for sale, net, which increased $2.7 million, or 6.1%, to $47.2 million at May 31, 1998 compared to $44.5 million at December 31, 1997, primarily due to an increase in construction loans, which increased by $2.5 million, or 114% and mortgage loans held for sale, which increased by $1.3 million, or 40.3%. The increase in loans reflects increased marketing efforts of the Bank to generate these types of loans, as well as a favorable interest rate environment. Management anticipates that loans will continue to increase in the future and is currently expanding the Bank's mortgage loan origination staff in order to accommodate the increase in loans and the Bank's anticipated increase in the retention of fixed-rate loans.

     Securities available for sale increased $1.6 million, or 52.6%, from $3.0 million at December 31, 1997 to $4.6 million at May 31, 1998. This increase was primarily due to a $1.5 million increase in U.S. Government and federal agency securities.

     The growth in assets was funded primarily by an increase in deposits of $11.8 million, or 27.4%, to $54.7 million at May 31, 1998 as compared to $42.9 million at December 31, 1997. Certificate of deposit accounts increased $5.9 million, or 27.2%, primarily due to increased deposit accounts resulting primarily from the promotion of new competitively priced deposit products and continuing deposit growth from the branch office which opened in 1996. Interest-bearing checking and demand deposit accounts increased $6.1 million, or 59.4%, due to the promotion of a competitively priced tiered rate checking account for retail customers. Deposit increases were utilized to repay $3.3 million in FHLB advances.

     Nonperforming assets totalled $65,000 at May 31, 1998 as compared to $115,000 at December 31, 1997, a decrease of $50,000, or 43.5%. Surplus increased $111,000 from $5.0 million, or 9.1% of total assets at December 31, 1997, to $5.1 million, or 8.1% of total assets at May 31, 1998. The increase in surplus was due to net income during the five month period ended May 31, 1998.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

     The Bank's total assets increased $3.9 million, or 7.6%, to $54.6 million at December 31, 1997 from $50.8 million at December 31, 1996. The increase in total assets was primarily the result of an increase in the mortgage loan and securities portfolios. Loans and loans held for sale, net, increased
$4.4 million, or 10.9%, to $44.5 million at December 31, 1997 from $40.0 million at December 31, 1996. The increase in loans resulted from the increase of $1.6 million, or 16.7%, in fixed-rate one- to four-family mortgage loans, a $689,000, or 46.6%, increase in advanced construction loans and a $1.8 million, or 128%, increase in loans available for sale. The increase in loans primarily reflects the opening of a new loan origination office in Wakefield, Massachusetts, an increase in the number of loan originators, increased marketing efforts, and a favorable interest rate environment.

     The increase in total assets was primarily funded by a $4.8 million increase in interest-bearing checking and demand deposit accounts and a $4.3 million increase in certificate of deposit accounts. The Bank's total deposits increased $8.7 million, or 25.4%, to $42.9 million at December 31, 1997 from $34.2 at December 31, 1996. The increase in deposits was mainly the result of opening a new retail branch office in East Milton, Massachusetts in August 1996. Deposit growth was used to fund loan production and reduce borrowings from the FHLB-Boston, which decreased $5.2 million, or 44.5%, to $6.4 million at December 31, 1997 as compared to $11.6 million at December 31, 1996.

     Nonperforming assets totalled $115,000 at December 31, 1997 compared to $932,000 at December 31, 1996, a decrease of $817,000, or 87.7%. The decrease is primarily due to a $277,000, or 70.8%, reduction in non-accrual loans and a $540,000 decrease in REO to a zero balance resulting from the sale of its remaining parcel of REO.

     Surplus increased $392,000 from $4.6 million, or 9.0% of total assets at December 31, 1996, to $5.0 million, or 9.1% of total assets at December 31, 1997. The increase in surplus was due to net income during the year ended December 31, 1997.

COMPARISON OF OPERATING RESULTS FOR THE FIVE MONTHS ENDED MAY 31, 1998 AND 1997

     GENERAL. The Bank's net income for the five months ended May 31,1998 was $106,000, a decrease of $31,000, or 22.6%, as compared to $137,000 for the same period in 1997. The reduction in net income was primarily attributable to a $64,000 increase in the provision for loan losses resulting from management's ongoing assessment of the loan loss allowance along with increasing portfolio balances. Net interest income increased $122,000, or 15.8%, as the result of an increase in interest-earning assets in excess of interest-bearing liabilities. Non-interest income increased by $88,000, or 52.7%, which was due to the recognition of the sale of loans of $87,000 for the five months ended May 31, 1998 as compared to $73,000 for the five months ended May 31, 1997. These increases were offset by an increase in non-interest expense of $191,000, or 25.6%, of which $60,000 was the result of an increase in salaries and employee benefits due to the opening of a new loan origination office and the hiring of additional personnel. Also included in the increase of non-interest expense was a $57,000 increase in other operating expenses primarily due to increased marketing and advertising costs. The Bank's promotional activities related to new deposit accounts were reflected in the Bank's increase in deposits which increased $13.7 million, or 33.5%, for the five months ended May 31, 1998 compared to the same period during 1997.

     INTEREST INCOME. Interest income for the five months ended May 31, 1998 was $1.8 million as compared to $1.6 million for five months ended May 31,1997, an increase of $248,000, or 15.7%. The increase in interest income was primarily the result of a $7.9 million, or 16.7%, increase in the average balance of interest-earning assets to $55.2 million for the five months ended May 31, 1998, from $47.3 million for five months ended May 31, 1997. The increase in average interest-earning assets was primarily the result of a $6.2 million increase in loans, due to increased originations of adjustable-rate one-to four-family mortgage loans, construction loans and mortgage loans held for sale. The effect of higher average balances in interest-earning assets resulted in an increase in interest income, but was offset, in part, by lower average yields on interest-earning assets. The average yield on interest-earning assets decreased 7 basis points to 7.93% during the five months ended May 31, 1998 as compared to an average yield of 8.00% for five months ended May 31, 1997. The decline was caused by falling interest rates which stimulated consumer mortgage refinancing activity.

     INTEREST EXPENSE. Interest expense for the five months ended May 31, 1998 was $933,000 compared to $807,000 for the same period in 1997, an increase of $126,000, or 15.6%. This increase reflects both an increase in average interest-bearing liabilities of $6.0 million and an increase in average rates paid. The increase in average interest-bearing liabilities was due primarily to an increase in the form of interest-bearing checking accounts which increased $5.5 million, or 125%, to $9.9 million for the five months ended May 31, 1998 as compared to $4.4 million for the five months ended May 31, 1997. The increase in checking accounts during the first five months of 1998 was primarily due to the Bank's promotion of a tiered interest rate checking product for retail customers which were priced at competitive rates to attract new deposit relationships and continued deposit growth at the Bank's new branch office which opened in August 1996. As a result, despite a declining interest rate environment, the Bank's overall cost of funding increased from 4.49% for the five months ended May 31, 1997 to 4.56% for the same period in 1998. Certificate of deposit accounts increased $5.1 million, or 25.9%, to $24.7 million for the five months ended May 31,1998 as compared to $19.6 for the same period in 1997.

     NET INTEREST INCOME. Net interest income increased $122,000, or 15.8%, to $895,000 for the five months ended May 31, 1998 from $773,000 for the five months ended May 31, 1997. The increase was a combination of an increase in average interest-earning assets in excess of interest-bearing liabilities of $1.9 million, offset by the effect of a 14 basis point decline in the interest rate spread from 3.51% to 3.37%, which was due to a declining interest rate environment.

     PROVISION (CREDIT) FOR POSSIBLE LOAN LOSSES. The Bank's provision for possible loan losses amounted to $64,000 for the five months ended May 31, 1998 in comparison to no provision for the same period in 1997. The increase in the provision primarily reflected the increase in the Bank's overall loan portfolio, management's ongoing review and evaluation of the general loan loss reserve, the Bank's analysis of overall market conditions and the risk profile of the loan portfolio due to increased volume in construction and commercial real estate lending. The allowance for possible loan losses as a percent of loans was 1.09% for the five months ended May 31, 1998 as compared to 0.94% for the same period in 1997. Management believes that, based on information currently known to management, the provision for possible loan losses and the allowance for possible loan losses are currently reasonable and adequate to cover potential losses reasonably expected in the existing loan portfolio. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

     NON-INTEREST INCOME. Non-interest income increased $88,000, or 52.7%, to $255,000 for the five months ended May 31, 1998, from $167,000 for the five months ended May 31, 1997. The increase was primarily attributable to an $87,000 increase in the gain on the sale of loans during the five month period ended
May 31, 1998 due to increased originations of fixed-rate loans originated for sale.

     NON-INTEREST EXPENSE. Non-interest expense increased $191,000, or 25.6%, to $936,000 for the five months ended May 31, 1998 from $745,000 for the five months ended May 31, 1997. The increase was primarily attributable to salaries and benefits increasing $60,000, or 14.6%, as the result of the addition of staff due to the opening of a new loan origination office in January 1998, normal salary increases and normal increases in the cost of insurance and benefits. Occupancy expense increased $16,000 to $70,000 for the five months ended May 31, 1998 compared to $54,000 for the five months ended May 31, 1997 primarily due to the new loan origination office. Other operating expenses increased $57,000, or 21.8%, to $319,000 for the five months ended May 31, 1998 compared to $262,000 for the five months ended May 31, 1997. The primary component was a $36,000, or 118%, increase in advertising and marketing expenses associated with the Bank's promotional activities regarding its deposit products. The increase was also attributable to increased data processing, professional fees and directors' fees.

     INCOME TAX EXPENSE. Income tax expense decreased $14,000, or 24.1%, to $44,000 for the five months ended May 31, 1998 from $58,000 for the five months ended May 31, 1997. This decrease was primarily due to the decrease of $45,000 in pre-tax income. Taxes were provided at an effective rate of 29.6%, consistent with the prior year. The effective tax rate of 29.6% was lower than the Bank's 34.0% statutory tax rate primarily due to state taxes, net of federal tax benefit and the utilization of capital loss carryforwards and tax credits which are estimated to be fully utilized by the Bank.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     GENERAL. Net income increased $175,000, or 91.1%, to $367,000 for the year ended December 31, 1997 from $192,000 for the year ended December 31, 1996. The increase was primarily attributable to increased interest income due to increased loan origination activity and a $104,000 decrease in the Bank's loan loss provision due to a reduction in non-accrual loans and classified assets. Other income increased $261,000, or 117%, which was primarily the result of gains on the sale of loans available for sale. These increases in income were partially offset by an increase in non-interest expense of $218,000, or 12.4 %, which was primarily attributable to increases in salaries and benefits, due to additional staffing for the Bank's new retail branch office which opened in August 1996 and a new loan origination office which opened in January 1996.

     INTEREST INCOME. Interest income for the year ended December 31, 1997 increased $182,000, or 5.0%, to $3.9 million as compared to $3.7 million for the year ended December 31, 1996. The increase in interest income during 1997 was primarily attributable to an increase in the average balances of interest-earning assets, due primarily to an increase in the average balance of mortgage loans, net, which increased by $3.9 million, or 10.8%, to $40.5 million for the year ended December 31, 1997 from $36.6 million for the year ended December 31, 1996. The increase was partially offset by a 48 basis point decrease in the weighted average yield on interest-earning assets to 7.92% for the year ended December 31, 1997 from 8.40% for the year ended December 31, 1996, which decrease was primarily due to a lower market interest rate environment. The increase in loans reflects an increase in one-to-four family loans of $4.7 million and an increase in available for sale loans of $1.8 million. As a result, interest income on loans increased $115,000, or 3.5%, to $3.4 million for the year ended December 31, 1997 as compared to $3.2 million for the year ended December 31, 1996.

     INTEREST EXPENSE. Interest expense increased $68,000, or 3.6%, to $2.0 million for year ended December 31, 1997 from $1.9 million for year ended December 31, 1996. This increase was primarily due to the growth in the Bank's deposit base as the result of the Bank's new branch office and was offset with a decrease in the average balance of borrowings from the FHLB-Boston. The growth in the deposit base consisted of a $2.8 million increase in average balances of interest-bearing checking accounts, and a $4.1 million increase in average balances of certificate of deposit accounts. These increases were partially offset by a decrease in the average cost of funds due to a $4.0 million decrease in FHLB advances, and a 32 basis point decrease in the average cost of FHLB advances to 5.83% for year ended December 31, 1997 from 6.15% for the year ended December 31, 1996.

     NET INTEREST INCOME. Net interest income increased $114,000, or 6.4%, to $1.9 million for the year ended December 31, 1997 from $1.8 million for the same period in 1996. The increase was due to a combination of an increase in average interest-earning assets in excess of interest-bearing liabilities of $1.8 million, offset by the effect of a 31 basis point decline in the interest rate spread which decreased to 3.44% from 3.75%.

     PROVISION (CREDIT) FOR POSSIBLE LOAN LOSSES. The Bank experienced a credit to income of $90,000 from a reduction in the Bank's allowance for loan losses for the year ended December 31, 1997 resulting in a decrease in the provision for possible loan losses of $104,000 from the prior year's level of $14,000.
The reduction in the allowance was based on management's evaluation of existing real estate market conditions, improvement in the level of charge-offs, classified assets and recoveries of $128,000 in charged-off loans for the year ended December 31, 1997 as well as the relative stabilization of general economic conditions in the Bank's primary market area. The increased values in
properties also resulted in increased collateral margins.   Non-performing loans
decreased $277,000, or 70.7%, to $115,000 for the year ended December 31, 1997 from $392,000 for the year ended December 31, 1996, as the result of prepayment of certain loans on a non-accrual status.

     NON-INTEREST INCOME. Non-interest income increased $261,000, or 117%, to $485,000 for the year ended December 31, 1997 from $224,000 for the year ended December 31, 1996. This increase was primarily due to a $192,000 increase on the sale of loans available-for-sale due to improved product pricing, operating efficiency and improved quality control. Additionally, the Bank realized losses of $35,000 on unlocked loans due to a decline in interest rates. The increase was also due to a $33,000 increase in customer service fees due to an increased volume of checking accounts and fee increases, and a $19,000 gain on the sale of available-for-sale securities.

     NON-INTEREST EXPENSE. Non-interest expense for the year ended December 31, 1997 increased $218,000, or 12.4%, to $2.0 million from $1.8 million for the year ended December 31, 1996. This increase was primarily due to a $231,000 increase in salaries and employee benefits as a result of a full years expense relating to increased personnel for the Bank's new branch office and new loan origination office which opened during 1996. Occupancy and equipment increased $14,000, or 5.1%, as the result of depreciation and general operating costs resulting from the opening of the new branch office.

     INCOME TAX EXPENSE. Income tax expense increased $86,000, or 169%, to $137,000 for the year ended December 31, 1997 from $51,000 for the year ended December 31, 1996. The effective tax rates for the years ended December 31, 1997 and 1996 were 27.2% and 21.0%, respectively, which are below the statutory rate due to the utilization of the valuation reserve.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     GENERAL. Net income decreased $118,000, or 38.1%, to $192,000 for the year ended December 31, 1996 from $310,000 for the year ended December 31, 1995. The decrease in net income was primarily due to non-interest expense increasing $192,000, or 12.3%, to $1.8 million for the year ended December 31, 1996 as compared to $1.6 million for the same period in 1995. The increase in non-interest expense was the direct result of the opening of a new branch office in August 1996 and the cost associated with hiring new personnel and increases in occupancy and depreciation expense. The increase in non-interest expense was partially offset by an increase of $57,000 in net interest income.

     INTEREST INCOME. Interest income increased $323,000, or 9.6%, to $3.7 million for the year ended December 31, 1996 from $3.4 million for the year ended December 31, 1995. The increase was primarily due to an increase of average interest-earning assets. The average balance of interest-earning assets increased by $4.0 million, or 10.2%, to $43.5 million for the year ended December 31, 1996 from $39.5 million for the year ended December 31, 1995. The increase in average interest-earning assets was primarily attributable to a $4.5 million increase in mortgage loans to $36.6 million for the year ended December 31, 1996 from $32.1 million for the year ended December 31, 1995. The increase was partially offset by a $704,000 decrease in a combination of short-term investments and debt securities as funds were invested in higher yielding loans.

     INTEREST EXPENSE. Interest expense increased $266,000, or 16.4%, to $1.9 million for the year ended December 31, 1996 from $1.6 million for the year ended December 31, 1995. The increase was primarily due to a $5.2 million increase in the average balance of FHLB advances, to $10.4 million for the year ended December 31, 1996 from $5.2 million for the year ended December 31, 1995. Interest paid on deposits remained fairly stable decreasing $10,000, or 0.8%, to $1.2 million for the year ended December 31, 1996 from $1.3 million for the year ended December 31, 1995.

     NET INTEREST INCOME. Net interest income increased $57,000, or 3.3%, to $1.8 million for the year ended December 31, 1996 from $1.7 for the same period in 1995. The increase was primarily due to an increase in average interest-earning assets of $4.0 million.

     PROVISION (CREDIT) FOR POSSIBLE LOAN LOSSES. The Bank's provision for possible loan losses decreased $56,000, or 80.0%, to $14,000 for the year ended December 31, 1996 from $70,000 for the same period in 1995. The decrease was based on management's normal review of the general reserve, a $181,000 recovery of charged-off loans in 1996 compared to $75,000 in 1995, classified assets and delinquencies, all of which reflected decreases in the year ended December 31, 1996. Non-performing loans increased $340,000 to $392,000 for the year ended December 31, 1996 compared to $52,000 for the year ended December 31, 1995. These loans were under a workout agreement and no additional reserve was required. These loans were paid off in their entirety in March 1997. Classified assets also decreased $500,000 for the year ended December 31, 1996.

     NON-INTEREST INCOME. Non-interest income decreased $18,000, or 7.4%, to $224,000 for the year ended December 31, 1996 from $242,000 for the year ended December 31, 1995. This decrease was primarily due to a $66,000 decrease in loan fees and loans categorized as available-for-sale, which was partially offset by a $22,000 increase in customer fees to $144,000 for the year ended December 31, 1996 from $121,000 for the year ended December 31, 1995. The increase in fees was the result of changes and increases in the Bank's customer account fee structure. In addition, realized gains on securities available-for-sale increased $27,000 to $24,000 for the year ended December 31, 1996 from a loss of $3,000 for the same period in 1995.

     NON-INTEREST EXPENSE. Non-interest expense increased $192,000, or 12.3%, to $1.8 million for the year ended December 31, 1996 from $1.6 million for the year ended December 31, 1995. The overall increase was primarily due to a combination of increases in salaries and employee benefits, occupancy and equipment, and general administrative expense. Salaries and employee benefits increased $133,000, or 17.6%, to $885,000 for the year ended December 31, 1996 compared to $752,000 for the year ended December 31, 1995. Occupancy expense increased $94,000, or 52.5%, to $272,000 for the year ended December 31, 1996 compared to $179,000 for the same period in 1995. General and administrative expenses increased $17,000, or 3.5%, to $498,000 for the year ended December 31, 1996 as compared to $481,000 for the year ended December 31, 1995. These increases were all the result of hiring additional personnel related to the opening of the Bank's new branch office in August 1996, and were partially offset with a $57,000 decrease in foreclosed real estate from $22,000 for the year ended December 31, 1995 to a $35,000 recovery of expense in 1996.

     INCOME TAX EXPENSE. Income tax expense increased $21,000, or 70.0%, to $51,000 for the year ended December 31, 1996 from $30,000 for the year ended December 31, 1995. The effective tax rates for the years ended December 31, 1996 and 1995 were 21.0% and 8.8%, respectively, which are below the statutory rate due to the utilization of the valuation reserve.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's primary sources of funds are deposits, principal and interest payments on loans and proceeds from maturing securities and borrowings from FHLB-Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

     The primary investing activities of the Bank are the origination of primarily residential one-to four-family mortgage loans and, to a lesser extent, multi-family and commercial real estate loans, construction loans, home equity lines of credit and consumer loans and the investment in mortgage-backed securities, U.S. Government and agency obligations and corporate equity securities and debt obligations. These activities are funded primarily by principal and interest payments on loans, maturing of investment securities, deposit growth and the utilization of FHLB advances. During the five months ended May 31, 1998 and the years ended December 31, 1997 and 1996, the Bank's loan originations totalled $27.8 million, $37.3 million and $35.1 million, respectively. For the five months ended May 31, 1998 and the years ended December 31, 1997 and 1996, the Bank's investments in U.S. Government and agency obligations and corporate equity securities and debt obligations totalled $6.5 million, $5.0 million and $3.3 million, respectively. The Bank experienced a net increase in total deposits of $11.7 million, $8.7 million and $2.0 million for the five months ended May 31, 1998 and the years ended December 31, 1997 and 1996, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by the Bank and its local competitors and other factors. The Bank closely monitors its liquidity position on a daily basis. In the event the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances. See "Business of the Bank--Sources of Funds--Borrowed Funds."
At May 31, 1998, the Bank had $3.1 million of outstanding FHLB borrowings.

     Outstanding commitments for all loans totalled $4.7 million at May 31, 1998. Management of the Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from May 31, 1998 totalled $21.2 million. From December 31, 1997 to May 31, 1998, the Bank experienced a 89.15% retention rate of funds maturing from certificates of deposit.

It has been and will continue to be a priority of management to retain time deposits. The Bank relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. From time to time, the Bank will also offer competitive special products to its customers to increase retention. Based upon the Bank's experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with the Bank.

     At May 31, 1998, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $5.0 million, or 8.63% of adjusted assets, which is above the required level of $2.3 million, or 4.00%, and risk-based capital of $5.5 million, or 13.58% of adjusted assets, which is above the required level of $3.2 million, or 8.00%. See "Regulatory Capital Compliance."

     The capital injection resulting from the Conversion will significantly increase liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds are utilized for general corporate purposes, including the funding of lending activities and the expansion of facilities. See "Use of Proceeds." Specifically, the Bank expects to incur capital expenditures of approximately $1.5 million in connection with the establishment of a de novo branch office and relocation of its administrative offices, and approximately $200,000 in connection with achieving Year 2000 compliance and upgrading its related technology systems. The Bank's financial condition and the results of operations will be enhanced by the capital injection, resulting in increased net earning assets and net income. However, due to the large increase in equity resulting from the capital injection, return on equity will be adversely impacted immediately following the Conversion. See "Risk Factors--Low Return on Equity Following the Conversion Which May Negatively Influence Market Price and Liquidity."

YEAR 2000 COMPLIANCE

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer applications and systems could fail or create erroneous results by or at the year 2000.
While the Bank maintains an internal computer system for certain operating functions, the substantial majority of the Bank's data processing is out-sourced to a third party vendor. The Bank has adopted a "Year 2000 Policy" and is in the process of reviewing its internal systems and has reviewed the Year 2000 compliance of its third party data processing vendor In connection with such review, the Bank determined that its current third party data processing vendor is not Year 2000 compliant and, accordingly, has formally agreed to engage a new third party data processing vendor. Such new third party vendor has provided the Bank with written assurances that the system and the software which it is licensed to use are Year 2000 compliant. The Bank's new third party data processor has begun to test the integration of the system with its licensed software to ensure that the integrated system will be Year 2000 compliant, together, and expects to achieve such compliance by February 1999, at which time the Bank expects to begin utilizing such third party vendor's services.

     The Bank's operations may also be affected by the Year 2000 compliance of its significant customers, suppliers and other vendors. The Bank has initiated communications with its significant customers to make them aware of the Year 2000 issue. Given the composition of the Bank's loan portfolio, which consists primarily of loans on residential and mixed use properties whose cash flows depended on payments of leases by tenants that are unlikely to be materially affected by Year 2000 issues, the Bank does not believe that it has a material amount of loans to individuals or entities that are susceptible to Year 2000 issues such that their noncompliance with Year 2000 issues will materially affect their ability to repay such loans. In addition, the Bank has begun the process of requesting information related to the Year 2000 compliance of its significant suppliers and other vendors. However, the Bank does not currently have complete information concerning the compliance status of its significant
suppliers and other vendors.   In the event that any of the Bank's significant
customers and suppliers do not successfully achieve Year 2000 compliance in a timely manner, the Bank's business or operations could be adversely affected.
If significant suppliers fail to meet Year 2000 operating requirements, the Bank intends to engage alternative suppliers.

     The Bank is currently engaging in an upgrade of its technology systems in addition to its implementing its Year 2000 policy. The Bank has budgeted approximately $200,000 in connection with the costs associated with achieving Year 2000 compliance and its related technology systems upgrade. To date, the Bank has expended approximately $54,000 on Year 2000 issues and related technology updates. Material costs, if any, that may arise from the failure to achieve Year 2000 compliance by either the Bank's third party data processing vendor, its significant customers, or its significant suppliers and other vendors is not currently determinable. In the event that the Bank's progress towards becoming Year 2000 compliant is deemed inadequate, regulatory action may be undertaken.

IMPACT OF INFLATION AND CHANGING PRICES

     The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF ACCOUNTING STANDARDS

     The Bank will be required to account for the ESOP under SOP 93-6. SOP 93-6 measures compensation expense recorded by employers for leveraged ESOPs using the fair value of ESOP shares. Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Bank's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt as a liability. See "Management of the Bank-- Other Benefit Plans--Employee Stock Ownership Plan."

     In November 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123" ). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Company to choose either the new fair value based method, or the current accounting prescribed by Accounting Principles Board ("APB") Opinion 25, using the intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in APB Opinion 25. SFAS No. 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS No. 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights). SFAS No. 123 also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS No. 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years then beginning after December 15, 1995. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995, however, disclosure of the pro forma net earnings and earnings per share, as if the fair value method of accounting for stock-based compensation had been elected is required for all awards granted in fiscal years beginning after December 31, 1994. The Company expects to account for its stock-based compensation arrangements as prescribed in APB Opinion 25 upon the consummation of the Conversion.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which supersedes FASB Statements No. 76, "Extinguishments of Debt," and No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." This statement amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and amends and extends to all servicing assets and liabilities, the accounting standards for mortgage servicing rights not set forth in SFAS No. 65, and supersedes SFAS No. 122.
SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. SFAS No. 125 further requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interest, if any, based on their relative fair values on the date of the transfer. SFAS No. 125 also requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. SFAS No. 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them to certain circumstances in which the secured party has taken control of those assets. SFAS No. 125 requires that a liability be derecognized if and only if either (i) the debtor pays the creditor and is relieved of its obligation or the liability of (ii) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and was adopted by the Bank on January 1, 1997. Such adoption was not material to the Bank.

     In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure," which establishes standards for disclosing information about an entity's capital structure. This Statement continues the previous disclosure requirements found in APB Opinions No. 10, "Omnibus Opinion -1996," and No. 15, "Earnings Per Share," and FASB Statement No. 47, "Disclosure of Long-Term Obligations" and eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15. Additionally, this Statement consolidates capital disclosure requirements for ease of retrieval and greater visibility to nonpublic entities. This Statement is effective for financial statements for periods ending after December 15, 1997 and is not expected to have a material impact on the Company.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and displaying comprehensive income and its components within the financial statements. Comprehensive income is defined in FASB Concepts Statement 6 as the "change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." The Statement is effective for fiscal years beginning after December 15, 1997 and was adopted on January 1, 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. This Statement requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement is effective for financial statements for periods beginning after December 15, 1997 and is not expected to have a material impact on the Company.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits. This Statement supersedes FASB Statements No. 87, "Employers' Accounting for Pensions," No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions." This Statement is effective for fiscal years beginning after December 15, 1997 and is not expected to have a material impact on the Company.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This Statement amends FASB Statement No. 52, "Foreign Currency Translation" to permit special accounting for a hedge of a foreign currency forecasted transaction with a derivative. It supersedes FASB Statements No. 80, "Accounting for Futures Contracts," No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of

Credit Risk," and No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." It amends Statement No. 107, "Disclosures about Fair Value of Financial Instruments" to include in Statement 107 the disclosure provisions about concentrations of credit risk from Statement
105. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 and is not expected to have a material impact on the Company.

                            BUSINESS OF THE COMPANY

     The Company was organized in July 1998 by the Board of Directors of the Bank for the purpose of becoming a holding company to own all of the outstanding capital stock of the Bank. Upon consummation of the Conversion, it is anticipated that the Bank will become a wholly-owned subsidiary of the Company. Upon the consummation of the Conversion, the Company will be a savings and loan holding company regulated by the OTS. See "Regulation and Supervision--Holding Company Regulation."

     The Company is currently not an operating company. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Company will initially invest net proceeds it retains in a deposit account in the Bank. In addition, the Company intends to form and capitalize the ESOP Loan Subsidiary which subsidiary will loan funds to enable the ESOP to purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation; however, a third-party lender may be utilized to lend funds to the ESOP. See "Use of Proceeds." In the future, the Company may acquire or organize other operating subsidiaries, including other financial institutions and financial services companies. There are presently no other agreements, understandings or plans for an expansion of the Company's operations. Initially, the Company will neither own nor lease any property from any third party, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers of the Bank, who will not be separately provided cash compensation by the Company. The Company may utilize the support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

                              BUSINESS OF THE BANK
GENERAL

     The Bank is a community-oriented co-operative bank which was originally organized in 1908 as The Massachusetts Co-operative Bank, a Massachusetts-chartered mutual co-operative bank. The Bank's principal business consists of the acceptance of retail deposits from the general public in the areas surrounding its two full-service banking offices and the investment of those deposits, together with funds generated from operations and borrowings, primarily in mortgage loans secured by one- to four-family residences and, to a lesser extent, multi-family and commercial real estate loans, construction loans, home equity lines of credit and consumer loans. However, in the future, the Bank intends to increase its emphasis on multi-family, commercial real estate and construction lending. The Bank operates through its two full-service banking offices and its two loan origination offices, all of which are located in the greater Boston metropolitan area. The Bank originates loans for investment and loans for sale in the secondary market, generally releasing the servicing rights to all loans sold. The Bank also invests in mortgage-backed securities, securities issued by the U.S. Government and other investments permitted by applicable laws and regulations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management Strategy." The Bank's revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, interest and dividends on investment securities. The Bank's primary sources of funds are retail savings deposits and, to a lesser extent, principal and interest payments on loans and investment securities, advances from the FHLB-Boston and proceeds from the sale of loans.

MARKET AREA AND COMPETITION

     The Bank's main office is headquartered in the Dorchester section of Boston, Massachusetts. The Bank's primary deposit gathering area is concentrated in the communities surrounding its main office located in Dorchester and other full-service banking office located in East Milton, Massachusetts. The Bank also maintains two loan origination offices located in the Boston suburban communities of Wakefield and Norwell, Massachusetts. All of the Bank's banking and loan origination offices are located within 30 miles of Boston. Although the Bank originates loans throughout Massachusetts and New Hampshire, the Bank's primary lending area is the greater Boston metropolitan area.

     The Dorchester section of Boston, Massachusetts is a fully-developed and densely populated urban area located south of downtown Boston. The major traffic roadways running through Dorchester, including U.S. Interstate Highway 93, are heavily traveled and lined with commercial and retail business operations. The greater Boston metropolitan area benefits from the presence of numerous institutions of higher education, medical care and research facilities and the corporate headquarters of several significant investment and technology companies employing individuals with specialized skills. These firms and businesses, along with tourism, form the backbone of the economy of the greater Boston metropolitan area.

     New England had generally lagged behind the rest of the nation in coming out of the recession of the late 1980s and early 1990s. During that time, the market values of many one- to four-family residences declined throughout the region. Loan demand diminished and competition for such loans increased. However, over the past few years, the regional economy in the Bank's primary market area, based on economic indicators such as unemployment rates, residential and commercial real estate values and vacancy rates and household income trends, has stabilized and strengthened to a level which, in some areas, approaches the market values existing before the downturn in the late 1980s. As of September 1998, the unemployment rate for Massachusetts was 4.34% compared to the national level of 4.06%. The median household income for the Boston area was $36,952 as compared to the national level of $30,056. See "Risk Factors-- Weakness of Regional and Local Economy."

     The Bank faces significant competition both in generating loans and in attracting deposits. The Bank's primary market area is highly competitive and the Bank faces direct competition from a significant number of financial institutions, many with a state-wide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than the Bank. The Bank's competition for loans comes principally from commercial banks, savings banks, co-operative banks, credit unions, mortgage brokers, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from savings, co-operative and commercial banks and credit unions. In addition, the Bank faces significant competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions. The Bank has also experienced significant competition from credit unions which have a competitive advantage as they do not pay state or federal income taxes. Such competitive advantage has placed increased pressure on the Bank with respect to its loan and deposit pricing. See "Risk Factors--Highly Competitive Industry and Geographic Area."

LENDING ACTIVITIES

     LOAN PORTFOLIO COMPOSITION. The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, monetary policies of the federal government, including the Federal Reserve Board ("FRB"), legislative tax policies and governmental budgetary matters.

     The Bank's loan portfolio primarily consists of first mortgage loans secured by one- to four-family residences most of which are located in the Bank's primary market area. At May 31, 1998, the Bank's gross loan portfolio totalled $47.7 million, of which $38.1 million were one- to four-family residential mortgage loans, or 79.9% of total loans. At such date, the remainder of the loan portfolio consisted of $2.6 million of multi-family loans, or 5.5% of total loans; $1.6 million of commercial real estate loans, or 3.4% of total loans; $4.6 million of construction loans, or 9.7% of total loans; $512,000 of home equity lines of credit, or 1.1% of total loans; $182,000 of consumer loans, or 0.4% of total loans, consisting of $80,000 of loans on savings accounts and $102,000 of automobile loans; and $25,000 of other loans consisting of unsecured personal loans.

     The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                                                             AT DECEMBER 31,
                                                       ------------------------------------------------------------
                                     AT MAY 31, 1998           1997                1996                 1995
                                 --------------------- --------------------  ------------------   ------------------
                                               PERCENT              PERCENT             PERCENT              PERCENT
                                   AMOUNT     OF TOTAL  AMOUNT     OF TOTAL   AMOUNT   OF TOTAL    AMOUNT   OF TOTAL
                                 --------     --------  ------     --------  -------   --------   -------   --------
                                                                (DOLLARS IN THOUSANDS)
Mortgage loans:
   One- to four-family..........  $38,087      79.87%  $37,953      84.61%  $33,248      82.26%  $26,973      81.54%
   Multi-family.................    2,637       5.53     2,460       5.48     2,754       6.81     2,403       7.26
   Commercial real estate.......    1,598       3.35     1,485       3.31     1,898       4.70     1,877       5.67
   Construction, net of due
      mortgagors................    4,645       9.74     2,169       4.84     1,480       3.66       714       2.16
   Home equity lines............      512       1.07       560       1.25       720       1.78       824       2.49
                                  -------     ------   -------     ------   -------     ------   -------     ------
      Total mortgage loans......   47,479      99.56    44,627      99.49    40,100      99.21    32,791      99.12
                                  -------     ------   -------     ------   -------     ------   -------     ------
Consumer loans:
   Auto loans...................      102       0.21       119       0.27       100       0.25        59       0.18
   Loans on savings accounts....       80       0.17        76       0.17       132       0.33       115       0.35
                                  -------     ------   -------     ------   -------     ------   -------     ------
      Total consumer loans......      182       0.38       195       0.44       232       0.58       174       0.53
                                  -------     ------   -------     ------   -------     ------   -------     ------
Other loans.....................       25       0.06        35       0.07        86       0.21       118       0.35
                                  -------     ------   -------     ------   -------     ------   -------     ------
Total loans.....................   47,686     100.00%   44,857     100.00%   40,418     100.00%   33,083     100.00%
                                              ======               ======               ======               ======
Less:
 Deferred loan fees.............      (49)                 (57)                 (32)                 (56)
   Allowance for possible loan
      losses....................     (472)                (349)                (322)                (300)
                                  -------              -------              -------              -------
Loans, net......................  $47,165              $44,451              $40,064              $32,727
                                  =======              =======              =======              =======


     ORIGINATION, SALE AND SERVICING OF LOANS.   The Bank's mortgage lending
activities are conducted primarily by its commissioned loan personnel operating at its two full service banking offices and two loan origination offices. All loans originated by the Bank are underwritten by the Bank pursuant to the Bank's policies and procedures. The Bank originates both adjustable-rate and fixed-rate mortgage loans. The Bank's ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates.

     Generally, all adjustable-rate mortgage loans originated by the Bank are originated for investment. While the Bank has historically originated all fixed-rate one- to four-family mortgage loans for sale in the secondary market to either Fannie Mae or private investors, the Bank intends to begin to retain certain one- to four-family fixed-rate loans for its portfolio, based on various factors, including its asset/liability position and market interest rates. The one- to four-family mortgage loan products currently originated for sale by the Bank include a variety of loans which conform to the underwriting standards specified by Fannie Mae ("conforming loans") and, to a lesser extent, loans which do not conform to Fannie Mae standards due to loan amounts ("jumbo loans"). The Bank also originates mortgage loans insured by the Federal Housing Authority ("FHA") and Veterans Administration ("VA"). All one- to four-family mortgage loans sold by the Bank are sold pursuant to master commitments negotiated with Fannie Mae and other investors to purchase loans meeting such investors' defined criteria. Although the Bank has entered into such master commitment contracts, such contracts generally do not require the purchasers to buy or the Bank to deliver a specific amount of mortgage loans. All conforming loans currently sold by the Bank are sold to Fannie Mae and private investors and all non-conforming loans which are sold are generally sold to private investors. Sales of loans are made without recourse to the Bank in the event of default by the borrower. The Bank generally retains the servicing rights on the mortgage loans sold to Fannie Mae and releases the servicing rights on the mortgage loans sold to private investors.

     At May 31,1998, the Bank was servicing $4.7 million of loans for others, primarily consisting of conforming fixed-rate mortgage loans sold by the Bank. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. Substantially all of the loans currently being serviced for others are loans which have been sold by the Bank. The gross servicing fee income from loans sold is generally 25 basis points of the total balance of the loan serviced.

     During the years ended December 31, 1997 and December 31, 1996, the Bank originated $30.4 million and $31.4 million of fixed-rate and adjustable-rate one- to four-family loans, respectively, of which $4.8 million and $7.4 million, respectively, were retained by the Bank. The Bank recognizes, at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold. On January 1, 1996, the Bank implemented SFAS No. 122 pursuant to which the value of servicing rights may be recognized as an asset of the Bank. In the five months ended May 31, 1998 and 1997 and in the two years ended December 31, 1997, the fair market value of servicing rights under SFAS No. 122 and SFAS
No. 125 were not material and were not recognized in the financial statements for those periods. The Bank has, in the past, from time-to-time, participated in loans, primarily multi-family and commercial real estate loans and, at May 31, 1998, had $286,000 in loan participation interests.

     The following table set forth the Bank's loan originations, sales and principal repayments for the periods indicated.

                                                 FOR THE FIVE
                                                   MONTHS             FOR THE YEAR ENDED
                                                ENDED MAY 31,            DECEMBER 31,
                                              ----------------  ----------------------------
                                               1998     1997     1997       1996      1995
                                              -------  -------  --------  --------  --------
                                                                (IN THOUSANDS)
Gross loans:
Balance outstanding at beginning of period..  $44,857  $40,418  $40,418    $33,083   $30,582
   Loans originated:
      One-to four-family....................   22,811   10,395   30,371     31,420    17,263
      Multi-family..........................      386      257      453        715       651
      Commercial real estate................      140       --       --         82        --
      Construction..........................    4,325    1,174    6,284      2,158       963
      Home equity lines.....................       79       --       43        303        85
      Auto loans............................        5        9       93         96        38
      Loans on savings accounts.............       43        3       51        274        50
      Other loans...........................        7       --        1         68        84
                                               ------   ------   ------     ------    ------
         Total loans originated.............   27,796   11,838   37,296     35,116    19,134

Less:
   Principal repayments.....................    7,572    4,191   11,326       8,117    5,908
   Sales of loans...........................   17,395    8,807   21,520      19,234   10,043
   Transfers to real estate owned...........       --       --       --         257      336
   Principal charged off....................       --        5       11         173      346
                                              -------  -------  -------     -------  -------
      Total loans...........................   47,686   39,253   44,857      40,418   33,083
Less:
   Loans held for sale, net.................    4,470    1,089    3,185       1,398      360
                                              -------  -------  -------     -------  -------
   Loans receivable held for investment
      at end of period......................  $43,216  $38,164  $41,672     $39,020  $32,723
                                              =======  =======  =======     =======  =======

     LOAN MATURITY. The following table shows the remaining contractual maturity of the Bank's loan portfolio at May 31, 1998. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on mortgage loans totalled $7.5 million for the five months ended May 31, 1998, and $11.4 million, $8.1 million, and $5.9 million for the years ended December 31, 1997, 1996 and 1995, respectively.

                                                                     AT MAY 31, 1998
                                 ------------------------------------------------------------------------------------------
                                  ONE- TO                                       HOME            LOANS ON           TOTAL
                                   FOUR-   MULTI-   COMMERCIAL                 EQUITY   AUTO     SAVINGS  OTHER    LOANS
                                  FAMILY   FAMILY   REAL ESTATE  CONSTRUCTION  LINES    LOANS   ACCOUNTS  LOANS  RECEIVABLE
                                 --------  -------  -----------  ------------  ------  -------  --------  -----  ----------
                                                                   (IN THOUSANDS)
Amounts due:
  Within one year...............  $ 1,014   $  120    $    --        $3,651     $  --   $  --     $ 76    $ 10    $  4,871
                                  -------   ------    --------       ------     -----   -----     ----    ----    --------
  After one year:
    More than one
       year to three years......      881      522         736          374        93      47        4       9       2,666
    More than three years
       to five years............      472    1,244         272          358        58      55       --       6       2,465
    More than five years
       to 10 years..............    1,492      149          57           44        --      --       --      --       1,742
    More than 10 years
       to 20 years..............    3,941      350         533           52        --      --       --      --       4,876
    More than 20 years (1)......   30,287      252          --          166       361      --       --      --      31,066
                                  -------   ------    --------       ------     -----   -----     ----    ----    --------
    Total due after
       May 31, 1999.............   37,073    2,517       1,598          994       512     102        4      15      42,815
                                  -------   ------    --------       ------     -----   -----     ----    ----    --------

    Total amount due
       (gross)..................  $38,087   $2,637      $1,598       $4,645     $512     $102     $ 80    $ 25     $47,686
                                  =======   ======    ========       ======    =====    =====     ====    ====     -------
Less:
  Deferred loan fees, net.....................................................................................         (49)
  Allowance for possible
     loan losses..............................................................................................        (472)
                                                                                                                   -------
Total loans, net..............................................................................................     $47,165
                                                                                                                   =======

---------------------------------
(1) Included in amounts due more than 20 years are mortgage loans held for sale totalling $4.5 million. Although these loans have a maturity date of more than 20 years, they are typically sold within 90 days.

     The following table sets forth at May 31, 1998, the dollar amount of gross loans receivable contractually due after May 31, 1999, and whether such loans have fixed interest rates or adjustable interest rates.

                                   DUE AFTER MAY 31, 1999
                                ---------------------------
                                 FIXED   ADJUSTABLE  TOTAL
                                ------- ------------ ------
                                      (IN THOUSANDS)
Mortgage loans:
   One- to four-family......... $14,305    $22,768  $37,073
   Multi-family................     338      2,179    2,517
   Commercial real estate......      57      1,541    1,598
   Construction................     492        502      994
   Home equity lines...........      --        512      512
                                -------    -------  -------
      Total mortgage loans.....  15,192     27,502   42,694
                                -------    -------  -------
Consumer loans:
   Auto loans..................     102         --      102
   Loans on savings accounts...       4         --        4
                                -------    -------  -------
      Total consumer loans.....     106         --      106
                                -------    -------  -------
Other loans....................      15         --       15
                                -------    -------  -------
         Total loans........... $15,313    $27,502  $42,815
                                =======    =======  =======

     ONE- TO FOUR-FAMILY LENDING. The Bank currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by one- to four-family residences substantially all of which are located in the Bank's primary market area. One- to four-family mortgage loan originations are generally obtained from the Bank's in-house loan representatives and commissioned personnel, from existing or past customers, through advertising, and through referrals from local builders, real estate brokers and attorneys.
At May 31, 1998, the Bank's one- to four-family mortgage loans totalled $38.1 million, or 79.9% of total loans. Of the one- to four-family mortgage loans outstanding at that date, 39.6% were fixed-rate mortgage loans and 60.4% were ARM loans.

     The Bank currently offers fixed-rate mortgage loans with terms from 15 to 30 years. While the Bank has historically sold substantially all of the fixed-rate mortgage loans which it has originated, on a going forward basis, the Bank intends to selectively retain certain fixed-rate loans for its portfolio, based on the asset quality and coupon rates of such loans. Generally, the Bank releases servicing rights on loans sold to private investors and retains servicing rights on loans sold to Fannie Mae. The Bank currently offers a number of ARM loans with terms of up to 30 years and interest rates which adjust every one or three years from the outset of the loan or which adjust annually after a five year initial fixed period. The interest rates for the Bank's ARM loans are indexed to the applicable Constant Maturity Treasury ("CMT") Index. The Bank's ARM loans generally provide for periodic (not more than 2%) and overall (not more than 6%) caps on the increase or decrease in the interest rate at any adjustment date and over the life of the loan.

     The origination of adjustable-rate residential mortgage loans, as opposed to fixed-rate residential mortgage loans, helps reduce the Bank's exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans.

     Generally, the Bank originates one- to four-family residential mortgage loans in amounts of up to 95% of the appraised value or selling price of the property securing the loan, whichever is lower, with the exception of certain loans in the Bank's "First-Time Home Buyer" program, which allows for a 97% loan-to-value ("LTV") ratio. Private Mortgage Insurance ("PMI") may be required for loans with a LTV ratio of greater than 80%. Mortgage loans originated by the Bank generally include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Bank's consent. Due-on-sale clauses are an important means of adjusting the yields on the Bank's fixed-rate mortgage loan portfolio and the Bank has generally exercised its rights under these clauses. The Bank requires fire, casualty, title and, in certain cases, flood insurance on all properties securing real estate loans made by the Bank.

     In an effort to provide financing for moderate income and first-time home buyers, the Bank offers FHA and VA loans and has its own First-Time Home Buyer loan program. These programs offer residential mortgage loans to qualified individuals. These loans are offered with adjustable- and fixed-rates of interest and terms of up to 30 years. Such loans may be secured by a one- to four-family residential property, in the case of FHA and VA loans, and must be secured by a single family owner-occupied unit in the case of First-Time Home Buyer loans. These loans are originated using modified underwriting guidelines, in the case of FHA and VA loans, and the same underwriting guidelines as are the Bank's other one- to four-family mortgage loans, in the case of First-Time Home Buyer loans. All such loans are originated in amounts of up to 97% of the lower of the property's appraised value or the sale price. Private mortgage insurance is required on all such loans.

     The Bank also originates "investor rehab loans" to local contractors and investors for the improvement and remodeling of existing non-owner occupied one- to four-family residential properties. Such first mortgage loans are originated with a maximum LTV ratio of 80% of the purchase price of the property plus up to 80% of the cost of the improvements, as confirmed by an independent appraiser. Investor rehab loans are offered with terms of one-year and fixed-rates of interest, generally 1.5% above the prime rate of interest as reported in The Wall Street Journal. During the term of the loan, the borrower is required to remit monthly payments of interest only. The principal balance of such loan is due at the end of the one-year term. The Bank primarily relies on the borrower's income statements and tax returns when underwriting such loans. The Bank generally requires personal and/or corporate guarantees on such loans. At May 31, 1998, investor rehab loans totalled $1.6 million, or 4.2% of one- to four-family loans, and 3.3% of the Bank's total loans.

     In March 1998, the Bank also began to offer a limited documentation mortgage loan product ("Low Doc" loans). Such loans are secured by owner-occupied one- to four-family properties and are offered with both fixed and adjustable rates of interest. The terms and interest rate caps of Low Doc loans are generally the same as those of the Bank's other fixed and adjustable-rate one- to four-family loan products; however, borrowers pay a premium in the form of higher interest rates and loan fees and provide larger down payments (75% maximum LTV ratio) in exchange for more expedient loan processing by virtue of less income and asset information as compared to loans underwritten in conformance with Fannie Mae standards. When underwriting a Low Doc loan, the Bank requires executed income tax returns and a satisfactory credit report but does not verify employment status. At May 31, 1998, Low Doc loans totalled
$1.7 million, or 4.5% of one- to four-family loans, and 3.6% of the Bank's total loans. The Bank has not emphasized the origination of these loans, but due to consumer demand, the Bank expects that this portfolio will continue to grow in the future. See "Risk Factors--Increased Lending Risks Associated with Multi-Family Real Estate, Commercial Real Estate, Construction and Limited Documentation Lending."

     MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. The Bank originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings, restaurants or retail facilities primarily located in the Bank's primary market area. The Bank's multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 80% of the appraised value of the property, subject to the Bank's current loans-to-one-borrower limit, which at May 31, 1998 was $1.0 million. The Bank's multi-family and commercial real estate loans may be made with terms of up to 10 years and are offered with interest rates that adjust periodically. In reaching its decision on whether to make a multi-family or commercial real estate loan, the Bank considers the net operating income of the property, the borrower's expertise, credit history and profitability and the value of the underlying property. The Bank has generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.30x. Environmental impact surveys are generally required for all commercial real estate loans. Generally, all multi-family and commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals. On an exception basis, the Bank may not require a personal guarantee on such loans depending on the creditworthiness of the borrower and the amount of the downpayment and other mitigating circumstances. The Bank's multi-family real estate loan portfolio at May 31, 1998 was $2.6 million, or 5.5% of total loans, and the Bank's commercial real estate loan portfolio at such date was $1.6 million, or 3.4% of total loans. The largest multi-family or commercial real estate loan in the Bank's portfolio (excluding loan participation interests) at May 31, 1998 was a performing $407,000 loan secured by a 10-unit multi-family property located in Quincy, Massachusetts.

     Loans secured by multi-family and commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks through its underwriting standards. See "Risk Factors--Increased Lending Risks Associated with Multi-Family Real Estate, Commercial Real Estate, Construction and Limited Documentation Lending."

     CONSTRUCTION LENDING. The Bank originates fixed-rate construction loans for the development of one- to four-family residential properties primarily located in the Bank's primary market area. Although the Bank does not generally make loans secured by raw land, the Bank's policies permit the origination of such loans. Construction loans are generally offered to experienced local developers operating in the Bank's primary market area and, to a lesser extent, to individuals for the construction of their primary residence. Construction loans are generally offered with terms of up to 12 months and may be made in amounts of up to 70% of the appraised value of the property, as improved, in the case of construction loans to developers, up to 90% of the appraisal value of the property, as improved, in the case of construction loans to individuals for the construction of their primary residence and up to 50% of the appraised value of the property in the case of land loans. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspections by the Bank's lending officers warrant. Generally, if the borrower is a corporation, partnership or other business entity, personal guarantees by the principals are required for all construction loans.

     At May 31, 1998, the Bank's largest construction loan was a $466,000 performing loan, with a $420,000 carrying balance secured by a one- to four-family residential property located in Lexington, Massachusetts. At May 31, 1998, the Bank had $4.6 million of advanced construction loans which amounted to 9.7% of the Bank's total loans.

     Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction compared to the estimated cost (including interest) of construction and other assumptions, including the estimated time to sell residential properties. If the estimate of value proves to be inaccurate, the Bank may be confronted with a project, when completed, having a value which is insufficient to assure full repayment. See "Risk Factors--Increased Lending Risks Associated with Multi-Family Real Estate, Commercial Real Estate, Construction and Limited Documentation Lending."

     HOME EQUITY LINES OF CREDIT. Substantially all of the Bank's home equity lines of credit are secured by second mortgages on owner-occupied one- to four-family residences located in the Bank's primary market area. At May 31, 1998, these loans totalled $512,000, or 1.1% of the Bank's total loans. Home equity lines of credit generally have adjustable-rates of interest which adjust on a monthly basis. The adjustable-rate of interest charged on such loans is indexed to the prime rate as reported in The Wall Street Journal. Home equity lines of credit generally have an 18% lifetime limit on interest rates. Generally, the maximum combined LTV ratio on home equity lines of credit is 70%. The underwriting standards employed by the Bank for home equity lines of credit include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment and, additionally, from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration.

     CONSUMER LENDING. Consumer loans at May 31, 1998 amounted to $182,000, or 0.4% of the Bank's total loans, and consisted primarily of new and used automobile loans and passbook loans. Such loans are generally originated in the Bank's primary market area and generally are secured by automobiles and deposit accounts.

     Loans on savings accounts are generally secured by deposit accounts. Automobile loans have a maximum borrowing limitation of 80% of the sale price of the automobile or average value in the National Automobile Dealer's Association price guide (the "bluebook"), whichever is lower. At May 31, 1998, automobile loans totalled $102,000, or 56.0% of consumer loans and 0.21% of the Bank's total loans; and loans on savings accounts totalled $80,000, or 44.0% of consumer loans and 0.17% of the Bank's total loans.

     Loans secured by rapidly depreciable assets such as automobiles entail greater risks than one- to four-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

     LOAN APPROVAL PROCEDURES AND AUTHORITY. The Board of Directors establishes the lending policies and loan approval limits of the Bank. The Board of Directors has established the Security Committee (the "Committee") of the Board which considers and approves all loans within its designated authority as established by the Board. In addition, the Board of Directors has authorized certain officers of the Bank (the "designated officers") to consider and approve all loans within their designated authority as established by the Board.

     The Board of Directors has authorized the following persons and groups of persons to approve loans up to the amounts indicated: one- to four-family mortgage loans, multi-family loans, commercial real estate loans, construction loans and home equity lines in amounts up to $500,000 may be approved by any of the designated officers, if the loan is to be sold on the secondary market, or two of the designated officers, if the loan is to be retained in the Bank's portfolio; except that home equity lines in amounts of up to $50,000 may be approved by any of the designated officers. All loans in excess of $500,000 and up to $1.0 million require the approval of the Committee; and all loans in excess of $1.0 million require the approval of the full Board of Directors.

     Automobile loans in amounts up to $10,000 may be approved by any of the designated officers; automobile loans in excess of $10,000 and up to $20,000 may be approved by either the Bank's President and Chief Executive Officer or the Bank's Senior Vice President of Lending; automobile loans in excess of $20,000 require the approval of two of the designated officers. Loans on savings accounts may be approved by any branch manager. Such loans are fully secured by the savings account or certificate of deposit utilized in connection with the securitization of the loan.

DELINQUENT LOANS, CLASSIFIED ASSETS AND REAL ESTATE OWNED

     DELINQUENCIES, CLASSIFIED ASSETS AND REAL ESTATE OWNED. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis and the Board of Directors performs a monthly review of all loans or lending relationships delinquent 60 days or more. The procedures taken by the Bank with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, the Bank takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Bank generally sends the borrower a written notice of non-payment after the loan is first past due. The Bank's guidelines provide that telephone and written correspondence will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, the Bank will attempt to obtain full payment, offer to work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for the Bank to take legal action, which typically occurs after a loan is 90 days or more delinquent, the Bank will commence foreclosure proceedings against any real property that secured the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by the Bank, becomes real estate owned.

     Federal regulations and the Bank's internal policies require that the Bank utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all of the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets, without the establishment of a specific loss reserve, is not warranted. Assets which do not currently expose the Bank to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

     When the Bank classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish an allowance for possible loan losses in an amount deemed prudent by management unless the loss of principal appears to be remote. When the Bank classifies one or more assets, or portions thereof, as Loss, it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified or to charge off such amount.

     The Bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and Commissioner, which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, recently adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives
set forth in the policy statement.   While the Bank believes that it has
established an adequate allowance for possible loan losses, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to materially increase at that time its allowance for possible loan losses, thereby negatively affecting the Bank's financial condition and earnings at that time. Although management believes that adequate specific and general loan loss allowances have been established, future provisions are dependent upon future events such as loan growth and portfolio diversification and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

     Management of the Bank reviews and classifies its assets on a quarterly basis, and the Board of Directors reviews the results of the reports on a quarterly basis. The Bank classifies its assets in accordance with the management guidelines described above. At May 31, 1998, the Bank had $1.0 million, or 1.6%, of assets designated as Substandard, consisting of eight one-to four-family mortgage loans and two multi-family mortgage loans. At such date, the Bank had no loans classified as Special Mention, Doubtful or Loss. At May 31, 1998, these classified assets represented 2.1% of loans receivable.

     NONPERFORMING ASSETS. The following table sets forth information regarding nonperforming loans and REO. At May 31, 1998, the Bank had no REO in its portfolio. It is the general policy of the Bank to cease accruing interest on loans 90 days or more past due and to fully reserve for all previously accrued interest. If interest payments on all non-accrual loans for the five months ended May 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 had been made in accordance with original loan agreements, interest income of $5,000, $8,000, $9,000, $38,000 and $14,000, respectively, would have been recognized.

                                                              AT MAY 31,             AT DECEMBER 31,
                                                           ---------------      ------------------------
                                                            1998     1997        1997     1996     1995
                                                           ------   ------      ------   ------   ------
                                                                       (DOLLARS IN THOUSANDS)
Non-accrual loans:
   One- to four-family...................................   $  65   $ 106        $ 115    $ 392   $   52
Real estate owned, net (1)...............................      --     141           --      540    1,262
                                                            -----   -----        -----    -----   ------
      Total non-performing assets........................   $  65   $ 247        $ 115    $ 932   $1,314
                                                            =====   =====        =====    =====   ======

Non-performing loans as a percent of loans (2)(3)........    0.15%   0.28%        0.28%    1.01%    0.16%
Non-performing assets as a percent of total assets (3)...    0.10%   0.48%        0.21%    1.84%    3.05%

-------------------------
(1)  Real estate owned balances are shown net of related loss allowances.
(2) Loans include loans receivable held for investment, net, excluding the allowance for possible loan losses.
(3) Non-performing assets consist of non-performing loans and REO. Non-performing loans consist of non-accruing loans and all loans 90 days or more past due and other loans which have been identified by the Bank as presenting uncertainty with respect to the collectibility of interest or principal.

     At May 31, 1998, the Bank had one non-performing loan in the amount of $65,000 which is secured by a one-to four-family property.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses is maintained through provisions for loan losses based on management's on-going evaluation of the risks inherent in its loan portfolio in consideration of the trends in its loan portfolio, the national and regional economies and the real estate market in the Bank's primary lending area. The allowance for possible loan losses is maintained at an amount management considers adequate to cover estimated losses in its loan portfolio which are deemed probable and estimable based on information currently known to management. The Bank's loan loss allowance determinations also incorporate factors and analyses which consider the potential principal loss associated with the loan, costs of acquiring the property securing the loan through foreclosure or deed in lieu thereof, the periods of time involved with the acquisition and sale of such property, and costs and expenses associated with maintaining and holding the property until sale and the costs associated with the Bank's inability to utilize funds for other income producing activities during the estimated holding period of the property.

     Management periodically calculates a loan loss allowance sufficiency analysis based upon the loan portfolio composition, asset classifications, loan-to-value ratios, potential impairments in the loan portfolio and other factors. The analysis is compared to actual losses, peer group comparisons and economic conditions. As of May 31, 1998, the Bank's allowance for possible loan losses was $472,000, or 1.09% of total loans, and 726.2% of nonperforming loans as compared to $349,000, or 0.84% of total loans, and 303.5% of nonperforming loans as of December 31, 1997. The Bank had total nonperforming loans of $65,000 and $115,000 at May 31, 1998 and December 31, 1997, respectively, and nonperforming loans to total loans of 0.15% and 0.28%, respectively. The Bank will continue to monitor and modify its allowance for possible loan losses as conditions dictate. Management believes that, based on information available at May 31, 1998, the Bank's allowance for possible loan losses was sufficient to cover losses inherent in its loan portfolio at that time. However, no assurances can be given that the Bank's level of allowance for possible loan losses will be sufficient to cover future loan losses incurred by the Bank or that further future adjustments to the allowance for possible loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for possible loan losses. In addition, the FDIC and the Commissioner, as an integral part of their examination processes, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management.

     The following table sets forth activity in the Bank's allowance for possible loan losses for the periods set forth in the table.

                                                   AT OR FOR THE
                                                    FIVE MONTHS             AT OR FOR THE
                                                   ENDED MAY 31,        YEAR ENDED DECEMBER 31,
                                                 -----------------     -------------------------
                                                    1998     1997       1997     1996      1995
                                                 --------   ------     ------    -----    ------
                                                             (DOLLARS IN THOUSANDS)
Balance at beginning of period..................   $  349   $  322     $  322    $ 300    $  446
Provision (credit) for possible loan losses.....       64       --        (90)      14        70
Charge-offs:
   One- to four-family..........................       --       --         11      173       346
   Auto loans...................................       --        5         --       --        --
                                                   ------   ------     ------    -----    ------
         Total charge-offs......................       --        5         11      173       346
                                                   ------   ------     ------    -----    ------
Recoveries:
   One- to four-family..........................       59       42        128      179        74
   Auto loans...................................       --       --         --        2         1
                                                   ------   ------     ------    -----    ------
         Total recoveries.......................       59       42        128      181        75
Transfer from allowance for losses
   on foreclosed real estate....................       --       --         --       --        55
                                                   ------   ------     ------    -----    ------
Net charge-offs (recoveries)....................      (59)     (37)      (117)      (8)      271
                                                   ------   ------     ------    -----    ------
Balance at end of period........................   $  472   $  359     $  349    $ 322    $  300
                                                   ======   ======     ======    =====    ======
Allowance for possible loan losses as
   a percent of loans (1).......................     1.09%    0.94%      0.84%    0.83%     0.92%
Allowance for possible loan losses as
   a percent of nonperforming loans.............    726.2%   338.7%     303.5%    82.1%    576.9%

-------------
(1) Loans, net, excluding the allowance for possible loan losses.

     The following table sets forth a breakdown of the allowance for possible loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. These allocations are not necessarily indicative of future losses and do not restrict the use of the allowance to absorb losses in any other loan category.

                                           AT MAY 31,
                             ----------------------------------------
                                    1998                  1997
                             ------------------   -------------------
                                     PERCENT OF           PERCENT OF
                                      LOANS IN             LOANS IN
                                        EACH                 EACH
                                     CATEGORY TO          CATEGORY TO
                             AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS
                             ------  -----------  ------  -----------
                                      (DOLLARS IN THOUSANDS)
One- to four-family.......     $233     79.87%     $177      83.59%
Multi-family..............      123      5.53        77       6.41
Commercial real estate....       16      3.35        16       4.07
Construction..............       93      9.74        15       3.82
Home equity lines.........        3      1.07         3       1.54
Consumer loans............        4      0.38         3       0.40
Other.....................       --      0.06        --       0.17
Unallocated...............       --        --        68         --
                               ----    ------      ----     ------
Total allowance for
 possible loan losses.....     $472    100.00%     $359     100.00%
                               ====    ======      ====     ======

                                                    AT DECEMBER 31,
                             -------------------------------------------------------------
                                   1997                  1996                 1995
                             -------------------  -------------------  -------------------
                                     PERCENT OF           PERCENT OF           PERCENT OF
                                      LOANS IN             LOANS IN             LOANS IN
                                        EACH                 EACH                 EACH
                                     CATEGORY TO          CATEGORY TO          CATEGORY TO
                             AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS  AMOUNT  TOTAL LOANS
                             ------  -----------  ------  -----------  ------  -----------
                                                  (DOLLARS IN THOUSANDS)
One- to four-family.......     $157     84.61%     $174      82.26%     $132       81.54%
Multi-family..............       57      5.48        95       6.81       102        7.26
Commercial real estate....       15      3.31        19       4.70        19        5.67
Construction..............       22      4.84        15       3.66         7        2.16
Home equity lines.........        3      1.25         4       1.78         4        2.49
Consumer loans............        3      0.44         5       0.58         4        0.53
Other.....................       --      0.07        --       0.21        --        0.35
Unallocated...............       92        --        10         --        32          --
                               ----    ------      ----     ------      ----      ------
Total allowance for
 possible loan losses.....     $349    100.00%     $322     100.00%     $300      100.00%
                               ====    ======      ====     ======      ====      ======


     REAL ESTATE OWNED. At May 31, 1998, the Bank had no REO in its portfolio. When the Bank does acquire property through foreclosure or deed in lieu of foreclosure, it is initially recorded at the lower of the recorded investment in the corresponding loan or the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, if there is a further deterioration in value, the Bank provides for a specific valuation allowance and charges operations for the diminution in value.

INVESTMENT ACTIVITIES

     The Board of Directors sets the investment policy and procedures of the Bank. This policy generally provides that investment decisions will be made based on the safety of the investment, liquidity requirements of the Bank and, to a lesser extent, potential return on the investments. In pursuing these objectives, the Bank considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. While the Board of Directors has final authority and responsibility for the securities investment portfolio, the Board has delegated day-to-day oversight of the Bank's investments to the President of the Bank. On a monthly basis, the Board reviews and evaluates all investment activities for safety and soundness, adherence to the Bank's investment policy and assurance that authority levels are maintained.

     As required by SFAS No. 115, the Bank has established an investment portfolio of securities that are categorized as held-to-maturity, available-for-sale or held for trading. The Bank generally invests in securities as a method of utilizing funds not utilized for loan origination activity and as a method of maintaining liquidity at levels deemed appropriate by management. The Bank does not currently maintain a portfolio of securities categorized as held for trading. At May 31, 1998, the available-for-sale securities portfolio totalled $4.6 million, or 7.3% of assets and the held-to-maturity portfolio totalled $2.9 million, or 4.6% of assets.

     The Bank currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Similarly, the Bank does not invest in mortgage-related securities which are deemed to be "high risk," or purchase bonds which are not rated investment grade.

     MORTGAGE-BACKED SECURITIES. The Bank currently purchases mortgage-backed securities in order to: (i) achieve positive interest rate spreads with minimal administrative expense; and (ii) lower its credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae, and Ginnie Mae. The Bank invests in mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. At May 31, 1998, mortgage-backed securities totalled $1.0 million, or 1.6%, of total assets and 1.7% of total interest earning assets, all of which were classified as available-for-sale. At May 31, 1998, all of the mortgage-backed securities were backed by adjustable-rate loans. The mortgage-backed securities portfolio had a stated rate of 6.6% at May 31, 1998. The estimated fair value of the Bank's mortgage-backed securities at May 31, 1998, was $1.0 million, which is $47,000 more than the amortized cost of $988,000. Investments in mortgage-backed securities involve a risk that actual prepayments may differ from estimate prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     U.S. GOVERNMENT AND FEDERAL AGENCY OBLIGATIONS. At May 31, 1998, the Bank's U.S. Government and federal agency obligations securities portfolio totalled $3.9 million, of which $2.9 million, or 72.8%, were classified as available-for-sale. Such portfolio at May 31, 1998 primarily consisted of short- to medium-term (maturities of one to five years) securities issued by federal agencies.

     CORPORATE EQUITY SECURITIES AND DEBT OBLIGATIONS. The Bank currently invests in the equity securities and debt obligations of United States corporations. At May 31, 1998, the Bank's equity securities portfolio totalled $727,000, or 1.2% of total assets, all of which were classified as available-for-sale. Such portfolio consisted of $561,000 of common stock and $166,000 in preferred stock issued by corporate issuers. The Bank's current policies generally provide that the maximum equity investment in any one corporation shall not exceed 3% of the Bank's surplus and reserves and the maximum aggregate investment in any one industry shall not exceed 15% of the Bank's surplus and reserves. At May 31, 1998, the Bank had $1.8 million, or 2.9% of total assets, of corporate debt obligations, all of which were investment grade, with maturities of two years or less. The Bank's current policies generally provide that the average maturity of the Bank's portfolio of corporate debt securities may not exceed 5 years and 80% of such obligations shall mature in 3 years or less. The Bank's policies further provide that the Bank's total portfolio of corporate debt, commercial paper and consumer loans may not exceed 30% of total assets.

     Investments in corporate equity securities and debt obligations involve risk as they are not insured or guaranteed by the U.S. government or any agency thereof, generally not secured by collateral and generally rely upon future income from the operations of the issuer for repayment of principal and interest.

     The following table sets forth at the dates indicated certain information regarding the amortized cost and market values of the Bank's investment securities.

                                                                                           AT DECEMBER 31,
                                                                    -------------------------------------------------------------
                                                 AT MAY 31, 1998            1997                1996                 1995
                                              --------------------  ------------------  ------------------  ---------------------
                                               AMORTIZED  MARKET     AMORTIZED  MARKET   AMORTIZED  MARKET    AMORTIZED   MARKET
                                                  COST    VALUE        COST     VALUE      COST     VALUE       COST      VALUE
                                              ---------- ---------  ---------- -------  ----------  ------  ------------  -------
                                                                            (IN THOUSANDS)
Investment securities (1):
   Held to maturity:
      U.S. Government and federal
         agency................................   $1,065  $1,066       $1,499  $1,500     $     --   $   --     $    --    $   --
      Corporate debt...........................    1,849   1,849        1,480   1,483           --       --          --        --
                                                  ------  ------       ------  ------       ------   ------      ------    ------
         Total securities held to maturity.....    2,914   2,915        2,979   2,983           --       --          --        --
                                                  ------  ------       ------  ------       ------   ------      ------    ------
Available for sale:
      U.S. Government and federal
         agency................................    2,840   2,851        1,340   1,353        1,512    1,482        1,514    1,508
      Corporate debt...........................       --      --           --      --        1,580    1,599        2,346    2,380
      Mortgage-backed securities...............      988   1,035        1,015   1,044        1,475    1,503        1,641    1,658
      Marketable equity securities.............      682     727          575     626          238      257          130      129
                                                  ------  ------       ------  ------       ------   ------       ------   ------
         Total securities available for sale...    4,510   4,613        2,930   3,023        4,805    4,841        5,631    5,675
                                                  ------  ------       ------  ------       ------   ------       ------   ------
            Total securities...................   $7,424  $7,528       $5,909  $6,006       $4,805   $4,841       $5,631   $5,675
                                                  ======  ======       ======  ======       ======   ======       ======   ======

-------------------------
(1) On October 31, 1993, the Bank adopted SFAS 115 and, accordingly, there were no investment securities categorized as held to maturity during the years ended December 31, 1996 and 1995.


     The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Bank's securities portfolio as of May 31, 1998.

                                                                    AT MAY 31, 1998
                             ------------------------------------------------------------------------------------------------------
                                                     MORE THAN ONE      MORE THAN FIVE           MORE THAN
                               ONE YEAR OR LESS   YEAR TO FIVE YEARS   YEARS TO TEN YEARS        TEN YEARS             TOTAL
                             -------------------  -------------------  -------------------  -------------------  ------------------
                                        WEIGHTED            WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                             CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE
                              VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD
                            ---------- ---------  -------- ----------  --------- ---------  --------- ---------  --------- --------
                                                           (DOLLARS IN THOUSANDS)
Held-to-maturity:
U.S Government and
  federal agency.........   $   750      6.13%    $  250      5.60%   $    65      6.59%   $    --        --%    $1,065        6.03%
Corporate debt...........       504      7.86      1,345      8.09         --        --         --        --      1,849        8.03
                             ------               ------              -------              -------               ------
  Total held-to-maturity.     1,254      6.82      1,595      7.70         65      6.59         --        --      2,914        7.30
                             ------               ------              -------              -------               ------
Available for sale:
  Mortgage-backed
    securities...........        --        --         --        --         --        --      1,035      4.94      1,035        4.94
  U.S. Government and
    federal agency.......       500      5.50      1,498      5.98        853      6.62         --        --      2,851        6.08
 Marketable equity
    securities...........        --        --         --        --         --        --         --        --        727          --
                           --------  --------   --------  --------   --------  --------   --------  --------   --------    --------
   Total available for
     sale................       500      5.50      1,498      5.98        853      6.62      1,035      4.94      4,613        5.79
                             ------               ------              -------              -------               ------
   Total securities......    $1,754      6.45%    $3,093      6.87%      $918      6.62%    $1,035      4.94%    $7,527        6.44%
                           ========  ========   ========  ========   ========  ========   ========  ========   ========    ========

SOURCES OF FUNDS

     GENERAL. Deposits, repayments and prepayments of loans, cash flows generated from operations and FHLB advances are the primary sources of the Bank's funds for use in lending, investing and for other general purposes.

     DEPOSITS. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank's deposit accounts consist of savings, retail checking/NOW accounts, commercial checking accounts, money market accounts, club accounts and certificate of deposit accounts. The Bank offers certificate of deposit accounts with balances in excess of $100,000 at preferential rates (jumbo certificates) and also offers Individual Retirement Accounts ("IRAs") and other qualified plan accounts.

     At May 31, 1998, the Bank's deposits totalled $54.7 million, or 94.1%, of total liabilities. For the year ended December 31, 1997, the average balance of core deposits (savings, NOW, money market and noninterest-bearing checking accounts) totalled $19.0 million, or 48.2% of total average deposits. At May 31, 1998, the Bank had a total of $27.6 million in certificates of deposit, of which $21.2 million had maturities of one year or less. For the year ended December 31, 1997, the average balance of core deposits represented approximately 48.2% of total deposits and certificate accounts represented 51.8%, as compared to core deposits representing 49.1% of total deposits and certificate accounts representing 50.9% of deposits for the year ended December 31, 1996. See "Risk Factors--Sensitivity to Changes in Interest Rates." Although the Bank has a significant portion of its deposits in core deposits, management monitors activity on the Bank's core deposits and, based on historical experience and the Bank's current pricing strategy, believes it will continue to retain a large portion of such accounts. The Bank is not limited with respect to the rates it may offer on deposit products.

     Since 1996, the Bank has experienced a significant increase in total deposits, from $34.2 million at December 31, 1996 to $54.7 million at May 31, 1998. Such increase in total deposits is mainly due to the opening of a new branch office in 1996 and offering new competitively priced deposit products to attract new deposit relationships. As a result, despite a declining interest rate environment in recent years, the Bank's overall cost of funding has generally increased. In addition, and consistent with its expansion strategy, the Bank is actively seeking to establish a de novo branch office. The Bank expects to continue to emphasize deposit growth through the establishment of the new branch office and increased marketing efforts.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Bank's deposits are obtained predominantly from the areas in which its banking offices are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions affect the Bank's ability to attract and retain deposits. The Bank uses traditional means of advertising its deposit products, including radio and print media and generally does not solicit deposits from outside its market area. While certificate accounts in excess of $100,000 are accepted by the Bank, and may be subject to preferential rates, the Bank does not actively solicit such deposits as such deposits are more difficult to retain than core deposits. Although the Bank's policies do permit the use of brokered deposits, the Bank does not currently accept brokered deposits.

     The following table presents the deposit activity of the Bank for the periods indicated.

                                               FOR THE
                                          FIVE MONTHS ENDED
                                               MAY 31,                  FOR THE YEAR ENDED DECEMBER 31,
                                       ---------------------     --------------------------------------------
                                          1998        1997           1997              1996          1995
                                       ---------   ---------     -------------    -------------   -----------
                                                                 (IN THOUSANDS)
Net deposits (withdrawals).............  $10,927     $6,162           $7,124          $  715           $  (67)
Interest credited on deposit accounts..      839        620            1,583           1,248            1,258
                                         -------     ------           ------          ------           ------
Total increase in deposit accounts.....  $11,766     $6,782           $8,707          $1,963           $1,191
                                         =======     ======           ======          ======           ======

     At May 31, 1998, the Bank had outstanding $8.5 million in certificate of deposit accounts in amounts of $100,000 or more, maturing as follows:

                                                     WEIGHTED
                                                      AVERAGE
MATURITY PERIOD                         AMOUNT         RATE
---------------                      -----------   -----------
                                        (DOLLARS IN THOUSANDS)
Three months or less..................  $  456         5.02%
Over three through six months.........   2,389         5.47
Over six through 12 months............   3,360         5.85
Over 12 months........................   2,249         5.81
                                        ------
Total.................................  $8,454         5.69%
                                        ======


     The following table sets forth the distribution of the Bank's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented.

                                          AT MAY 31, 1998                     AT DECEMBER 31, 1997
                                ----------------------------------   ------------------------------------------
                                             PERCENT     WEIGHTED                    PERCENT         WEIGHTED
                                  AVERAGE    OF TOTAL     AVERAGE     AVERAGE       OF TOTAL         AVERAGE
                                  BALANCE    DEPOSITS      RATE       BALANCE       DEPOSITS          RATE
                                ----------  ----------  ----------   ----------   -----------    --------------
                                                        (DOLLARS IN THOUSANDS)

Money market deposits........... $   889        1.83%      2.70%      $ 1,079         2.73%           2.59%
Demand accounts.................   3,296        6.77         --         2,255         5.71              --
NOW accounts....................   9,868       20.28       4.35         5,377        13.61            3.20
Regular and other savings.......   9,865       20.27       1.95        10,328        26.14            2.36
Total certificates of deposit...  24,741       50.85       5.52        20,471        51.81            5.56
                                 -------      ------                  -------       ------
      Total deposits............ $48,659      100.00%      4.43       $39,510       100.00%           4.25
                                 =======      ======                  =======       ======


                                                       AT DECEMBER 31,
                               ---------------------------------------------------------------
                                              1996                         1995
                               -------------------------------  ------------------------------
                                           PERCENT   WEIGHTED               PERCENT   WEIGHTED
                                 AVERAGE  OF TOTAL    AVERAGE    AVERAGE   OF TOTAL    AVERAGE
                                 BALANCE  DEPOSITS     RATE      BALANCE   DEPOSITS     RATE
                               --------- ---------  ---------  ---------- ----------  --------
                                                   (DOLLARS IN THOUSANDS)
Money market deposits..........  $ 1,290    4.01%      2.56%    $ 1,532      4.80%      2.55%
Demand accounts................    2,043    6.34         --       1,342      4.20         --
NOW accounts...................    2,612    8.11       1.88       2,404      7.53       1.87
Regular and other savings......    9,854   30.60       2.44       9,967     31.21       2.45
Total certificates of deposit..   16,405   50.94       5.64      16,690     52.26       5.57
                                 -------  ------                -------    ------
   Total deposits..............  $32,204  100.00%      4.14     $31,935    100.00%      4.11
                                 =======  ======                =======    ======


     BORROWED FUNDS. As part of its operating strategy, the Bank utilizes advances from the FHLB as an alternative to retail deposits to fund its operations. By utilizing FHLB advances, which possess varying stated maturities, the Bank can meet its liquidity needs without otherwise being dependent upon retail deposits, which have no stated maturities (except for certificates of deposit), which are interest rate sensitive and which are subject to withdrawal from the Bank at any time. These FHLB advances are collateralized primarily by certain of the Bank's mortgage loans and mortgage-backed securities and secondarily by the Bank's investment in capital stock of the FHLB. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, fluctuates from time-to-time in accordance with the policies of the FHLB. See "Regulation and Supervision-- Federal Home Loan Bank System." At May 31, 1998, the Bank had $3.1 million in outstanding advances from the FHLB compared to $6.4 million at December 31, 1997.

     The following table sets forth certain information regarding the Bank's borrowed funds at or for the periods ended on the dates indicated:

                                              AT OR FOR THE FIVE
                                                 MONTHS ENDED              AT OR FOR THE YEAR ENDED
                                                   MAY 31,                       DECEMBER 31,
                                          -------------------------    -------------------------------------
                                               1998        1997            1997          1996        1995
                                          -----------  ------------    ----------     ----------  ----------
                                                                (DOLLARS IN THOUSANDS)
 FHLB advances:
   Average balance outstanding............    $3,778      $7,662          $6,402       $10,406      $5,175
   Maximum amount outstanding at any
      month-end during the period.........     4,298       9,251           9,251        13,493       6,247
   Balance outstanding at end of period...     3,094       5,603           6,436        11,605       6,247
   Weighted average interest rate during
      the period..........................      6.01%       5.78%           5.87%         5.70%       6.40%
   Weighted average interest rate at end
      of period...........................      6.48%       6.07%           6.11%         5.80%       6.51%


SUBSIDIARY ACTIVITIES

     Mass Securities Corporation ("MSC") was organized in March 1998 for the sole purpose of acquiring and holding investment securities of a type that are permissible for banks to hold under applicable law. MSC was established to qualify as a "securities corporation" for Massachusetts tax purposes. See "Federal and State Taxation--State Taxation." The Bank has recently established a second subsidiary ("Mass SEC Corp II") for the similar purpose. The results of operations of these subsidiaries will be consolidated in the results and operations of the Company.

PROPERTIES

     The Bank currently conducts its business through its main office located in the Dorchester section of Boston, Massachusetts and one other full-service banking office and two loan origination centers, all of which are located in the greater Boston metropolitan area. Consistent with its expansion strategy, the Bank is actively pursuing establishing a de novo branch location. Upon the establishment of the new branch office, the Bank intends to relocate its administrative functions to the new location. The Bank expects to incur capital expenditures of up to $1.5 million in connection with the establishment of a de novo branch office and relocation of its administrative offices. The Bank has entered into an agreement to purchase a building for $975,000 for this purpose and expects to open the facility in the Spring of 1999, subject to zoning approvals. Once such branch is established, the Company believes that the Bank's facilities will be adequate to meet the then present and immediately foreseeable needs of the Bank and the Company. The following table does not reflect such new branch office.




                                                                                                NET BOOK VALUE
                                                                                                 OF PROPERTY
                                                                                                 OR LEASEHOLD
                                                  ORIGINAL YEAR           DATE OF LEASE          IMPROVEMENTS
LOCATION                   LEASED OR OWNED     LEASED OR ACQUIRED          EXPIRATION           AT MAY 31, 1998
--------                   ---------------     ------------------       -----------------      -----------------
                                                                                                (IN THOUSANDS)
MAIN OFFICE:
1442 Dorchester Avenue             (1)                   (1)                        (1)               $184
Boston, MA  02122

BANKING OFFICE:
561 Adams Street                Owned                  1996                         --                 755
East Milton, MA  02186

LOAN ORIGINATION CENTERS:
607 North Avenue, D-12         Leased                  1997              February 1999                  --
Wakefield, MA  01880

200 Cordwainer Drive           Leased                  1998               January 1999 (2)              --
Norwell, MA  02061                                                                                    ----
       Total                                                                                          $939
                                                                                                      ====

----------------------------
(1) This property is comprised of two adjacent parcels of land. The Bank owns one of the parcels, which it obtained in 1908, and leases the other, which lease began in June 1986. With respect to the leased parcel, the Bank is currently in the first year of the second of three five-year renewal options. The current option period will expire in May 2003.
(2) The Bank has an option to renew this lease for an additional three-year period.


LEGAL PROCEEDINGS

     The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of the Bank.

PERSONNEL

     As of May 31, 1998, the Bank had 38 full-time employees and no part-time employees. The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good. See "Management of the Bank--Other Benefit Plans" for a description of certain compensation and benefit programs offered to the Bank's employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     GENERAL. The Company and the Bank will report their income on a consolidated basis, using a calendar year and the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's treatment of its reserve for bad debts discussed below. The following discussion of tax matters material to the operations of the Company and Bank is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The Bank has not been audited by the IRS or the Massachusetts Department of Revenue ("Massachusetts DOR") in the past five years.

     BAD DEBT RESERVES.    The Small Business Job Protection Act of 1996 (the
"1996 Act"), which was enacted on August 20, 1996, made significant changes to provisions of the Code relating to a savings institution's use of bad debt reserves for federal income tax purposes and requires such institutions to recapture (i.e. take into income) certain portions of their accumulated bad debt reserves. The effect of the 1996 Act on the Bank is discussed below. Prior to the enactment of the 1996 Act, the Bank was permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions, within specified formula limits, were deducted in arriving at the Bank's taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, could be computed using an amount based on a six-year moving average of the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted
addition to the non-qualifying reserve.    The Bank's deduction with respect to
non-qualifying loans was required to be computed under the Experience Method.

     THE 1996 ACT. Under the 1996 Act, for its current and future taxable years, as a "Small Bank" the Bank is permitted to make additions to its tax bad debt reserves under an Experience Method based on total loans. The Federal income tax reserve for loan losses at the Bank's base year amounted to approximately $1.2 million. If any portion of the reserve is used for purposes other than to absorb the losses for which established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of approximately $495,000 has not been provided.

     DISTRIBUTIONS. Under the 1996 Act, if the Bank makes "non-dividend distributions" to the Company, such distributions will be considered to have been made from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987) to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Bank's income. The term "non-dividend distributions" is defined as distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not cause this pre-1988 reserve to be included in the Bank's income.

     The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. See "Regulation and Supervision" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

     CORPORATE ALTERNATIVE MINIMUM TAX. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carry forwards. The adjustment to AMTI based on book income will be an amount equal to 75% of the amount by which a corporation's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modifications) over $2 million, is imposed on corporations, including the Bank, whether or not an Alternative Minimum Tax ("AMT") is paid. The Bank does not expect to be subject to the AMT.

     DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company and the Bank own more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be excluded.

STATE TAXATION

     MASSACHUSETTS COMMONWEALTH TAXATION. Prior to July, 1995, the Bank was subject to an annual Massachusetts excise (income) tax equal to 12.54% of its pre-tax income. In 1995, legislation was enacted to reduce the Massachusetts bank excise (income) tax rate and to allow Massachusetts-based financial institutions to apportion income earned in other states. Further, this legislation expands the applicability of the tax to non-bank entities and out-of-state financial institutions. The Massachusetts excise tax rate for co-operative banks is currently 10.91% of federal taxable income, adjusted for certain items. This rate will be reduced over the next year so that the Bank's tax rate will become 10.5% by December 31, 1999. Taxable income includes gross income as defined under the Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Code. No deductions, however, are allowed for dividends received until July 1, 1999. In addition, carry forwards and carrybacks of net operating losses are not allowed.

     A financial institution or business corporation is generally entitled to special tax treatment as a "security corporation," provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and, (b) it has applied for, and received, classification as a "security corporation" by the Commissioner of the Massachusetts DOR. A security corporation that is also a bank holding company under the Code is subject to a tax equal to 0.33% of its gross income. A security corporation that is not a bank holding company under the Code is subject to a tax equal to 1.32% of its gross income. The Bank has received an opinion for Grant Thornton LLP that the ownership of 100% of the stock the ESOP Loan Subsidiary by the Company will not prevent the Company from qualifying as a security corporation, provided that the Company: (a) applies for, and receives, security corporation classification by the Massachusetts DOR; and (b) does not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts DOR.

     The Bank's subsidiary, MSC, was established solely for the purpose of acquiring and holding investments which are permissible for banks to hold under Massachusetts law. MSC is classified with the Massachusetts DOR as a "security corporation" under Massachusetts law, qualifying it to take advantage of the 1.32% income tax rate on Massachusetts securities corporations.

     DELAWARE STATE TAXATION. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware Corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                           REGULATION AND SUPERVISION

GENERAL

     As a co-operative bank chartered by the Commonwealth of Massachusetts, the Bank is subject to extensive regulation under state law with respect to many aspects of its banking activities; this state regulation is administered by the Commissioner. In addition, as a bank whose deposits are insured by the FDIC under the BIF, the Bank is subject to deposit insurance assessments by the FDIC, the FDIC has examination and supervisory authority over the Bank, with a broad range of enforcement powers and the FDIC regulates the Bank's activities and operations. Finally, the Bank is required to maintain reserves against deposits according to a schedule established by the Federal Reserve System. These laws and regulations have been established primarily for the protection of depositors, customers and borrowers of the Bank, not bank stockholders.

     The following discussion of the laws and regulations material to the operations of the Company and Bank are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to such laws and regulations. The Holding Company will also be required to file certain reports with, and otherwise comply with the rules and regulations, of the OTS, the Commissioner and of the Securities and Exchange Commission ("SEC") under the federal securities laws. Certain of the regulatory requirements applicable to the Bank and to the Holding Company are referred to below or elsewhere herein.

MASSACHUSETTS BANKING LAWS AND SUPERVISION

     Massachusetts co-operative banks are regulated and supervised by the Commissioner. The Commissioner is required to regularly examine each state-chartered bank. The approval of the Commissioner is required to establish or close branches, to merge with another bank, to form a holding company, to issue stock or to undertake many other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner is subject to sanctions. The Commissioner may under certain circumstances suspend or remove directors or officers of a bank who have violated the law, conducted a bank's business in a manner which is unsafe, unsound or contrary to the depositors' interests, or been negligent in the performance of their duties.

     All Massachusetts-chartered co-operative banks are required to be members of the Co-operative Central Bank and are subject to its assessments. The Co-operative Central Bank maintains the Share Insurance Fund, a private deposit insurer, which insures all deposits in member banks in excess of FDIC deposit insurance limits. In addition, the Co-operative Central Bank acts as a source of liquidity to its members in supplying them with low-cost funds, and purchasing certain qualifying obligations from them.

     Major changes in Massachusetts law in 1982 and 1983 substantially expanded the powers of co-operative banks, and made their powers virtually identical to those of state-chartered commercial banks. The powers which Massachusetts-chartered co-operative banks can exercise under these laws are summarized below.

     LENDING ACTIVITIES. A Massachusetts-chartered co-operative bank may make a wide variety of mortgage loans. Fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction loans, condominium and co-operative loans, second mortgage loans and other types of loans may be made in accordance with applicable regulations. Mortgage loans may be made on real estate in Massachusetts or in another New England state if the bank making the loan has an office there or under certain other circumstances. In addition, certain mortgage loans may be made on improved real estate located anywhere in the United States. Commercial loans may be made to corporations and other commercial enterprises with or without security. With certain exceptions, such loans may be made without geographic limitation. Consumer and personal loans may be made with or without security and without geographic limitation. Loans to individual borrowers generally will be limited to 20% of the total of the Bank's capital accounts and stockholders' equity.

     INVESTMENTS AUTHORIZED. Massachusetts-chartered co-operative banks have broad investment powers under Massachusetts law, including so-called "leeway" authority for investments that are not otherwise specifically authorized. The investment powers authorized under Massachusetts law are restricted by federal law to permit, in general, only investments of the kinds that would be permitted for national banks. The Bank has authority to invest in all of the classes of loans and investments that are permitted by its existing loan and investment policies.

     PAYMENT OF DIVIDENDS. A co-operative bank may only pay dividends on its capital stock if such payment would not impair the bank's capital stock and surplus account. No dividends may be paid to stockholders of a bank if such dividends would reduce stockholders' equity of the bank below the amount of the liquidation account required by Massachusetts conversion regulations.

     BRANCHES. With the approval of the Commissioner, branches may be established in any city or town in Massachusetts; in addition, co-operative banks may operate automated teller machines at any of their offices or, with the Commissioner's approval, anywhere in Massachusetts. Sharing of ATMs or "networking" is also permitted with the Commissioner's approval. Massachusetts-chartered co-operative banks may also operate ATMs outside of Massachusetts if permitted to do so by the law of the jurisdiction in which the ATM is located.

     INTERSTATE ACQUISITIONS. In 1996, the Massachusetts legislature passed a new interstate banking statute in anticipation of the June 1, 1997 effective date of the federal interstate banking law. Pursuant to this statute, an out-of-state bank may (subject to various regulatory approvals and to reciprocity in its home state) establish and maintain bank branches in Massachusetts by (i) merging with a Massachusetts bank that has been in existence for at least three years, (ii) acquiring a branch or branches of a Massachusetts bank without acquiring the entire bank, or (iii) opening such branches de novo. Massachusetts banks' ability to exercise similar interstate banking powers in other states depends upon the laws of the other states. For example, according to the law of the bordering state of New Hampshire, out-of-state banks may acquire New Hampshire banks by merger, but may not establish de novo branches in New Hampshire.

     PARITY REGULATION. The Massachusetts regulation on parity with national banks establishes procedures allowing state-chartered banks to exercise additional or more flexible parallel powers granted to national banks under federal law which are not otherwise permitted under state law. Under the parity regulation, a bank which is either "adequately capitalized" or "well capitalized," which has not been informed in writing by the Commissioner or an applicable federal bank regulatory agency that it has been designated to be in "troubled condition," and which has received at least a "satisfactory" Community Reinvestment Act, as amended ("CRA") rating at the most recent examination by the Commissioner or other applicable federal bank regulatory agency may engage in certain activities in which Massachusetts-chartered banks ordinarily may not engage. Such activities include, but are not limited to, the establishment of temporary branch offices, investment in corporate affiliates and subsidiaries, engagement or mortgage in certain types of home equity loans, financing of mutual fund distributions, engagement in lease financing transactions, investment in community development and public welfare projects, and the provision of tax planning and preparation, payroll and financial planning services, among others. The procedures and requirements for engaging in such activities range from an application process, expedited review and notice process to activities requiring no application or notice whatsoever. The applicable procedures and requirements vary according to the nature of the activity to be engaged in and the capitalization of the bank. As of the date of this prospectus, the Bank was "well capitalized," had received a CRA rating of "satisfactory" and was not in "troubled condition" and was therefore eligible to engage in certain of the above-referenced activities, subject to the applicable procedure and requirements of Massachusetts regulation.

     OTHER POWERS. Massachusetts-chartered co-operative banks may also lease machinery and equipment, act as trustee or custodian for tax qualified retirement plans, establish trust departments and act as professional trustee or fiduciary, provide payroll services for their customers, issue or participate with others in the issuance of mortgage-backed securities and establish mortgage banking companies and discount securities brokerage operations. Some of these activities require the prior approval of the Commissioner.

FEDERAL REGULATIONS

     CAPITAL REQUIREMENTS. Under FDIC regulations, federally insured state-chartered banks that are not members of the Federal Reserve System ("state non-member banks"), such as the Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and to be in general a strong banking organization, rated composite 1 under the Uniform Financial Institutions Ranking System (the rating system) established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3%. For all other institutions, the minimum leverage capital ratio is 3% plus an additional "cushion" amount of at least 100 to 200 basis points. Tier 1 capital is the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships).

     The FDIC has also adopted risk-based capital guidelines to which the Bank is subject. The guidelines establish a systematic analytical framework designed to make regulatory capital requirements sensitive to differences in risk profiles among banking organizations. The FDIC guidelines require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank's "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the FDIC's risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0% risk weight. Mortgage-backed securities that qualify under the Secondary Mortgage Enhancement Act, including those issued, or fully guaranteed as to principal and interest, by Fannie Mae or Freddie Mac, are assigned a 20% risk weight. Single-family first mortgages not more than 90 days past due with loan-to-value ratios under 80%, multi-family mortgages (maximum 36 dwelling units) with loan-to-value ratios under 80% and average annual occupancy rates over 80%, and certain qualifying loans for the construction of one- to four-family residences pre-sold to home purchasers, are assigned a risk weight of 50%. Consumer loans and commercial real estate loans, repossessed assets and assets more than 90 days past due, as well as all other assets not specifically assigned categories are risk weighted at 100%.

     State non-member banks must maintain a minimum ratio of qualifying capital to risk-weighted assets of at least 8%, of which at least one-half be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, preferred stock with a maturity of over 20 years, and certain other capital instruments. The includable amount of Tier 2 capital cannot exceed the amount of the institution's Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks and certain other deductions.

     The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans.

     The following is a summary of the Bank's regulatory capital at May 31, 1998:

          GAAP Capital to Total Assets..............  8.1%
          Total Capital to Risk-Weighted Assets..... 13.6%
          Tier I Leverage Ratio.....................  8.6%
          Tier I to Risk-Weighted Assets............ 12.4%

   In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also have issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

     STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe for depository institutions under its jurisdiction standards relating to, among other things: internal controls; information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; compensation; fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate risk exposure, asset growth, asset quality, earnings and compensation, and fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the Federal Deposit Insurance Act, as amended, ("FDI Act"). The final regulation establishes deadlines for the submission and review of such safety and soundness compliance plans.

     REAL ESTATE LENDING POLICIES. Under FDIC regulations which became effective March 19, 1993, state-chartered non-member banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interest in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, call upon a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits: (i) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral; (ii) for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%; (iii) for loans for the construction of commercial, multi-family or other nonresidential property, the supervisory limit is 80%;
(iv) for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and (v) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non owner occupied, one- to four-family property), the limit is 85%. Although no supervisory loan-to-value limit has been established for owner-occupied, one to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

INVESTMENT ACTIVITIES

     Since the enactment of the FDICIA, all state-chartered FDIC insured banks, including co-operative banks, have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. FDICIA and the FDIC regulations thereunder permit certain exceptions to these limitations. For example, certain state chartered banks, such as the Bank, may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. Such banks may also continue to sell savings bank life insurance. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments that do not meet this standard (other than non-subsidiary equity investments) for institutions that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the BIF. The FDIC has recently proposed revisions to its regulations governing the procedures for institutions seeking approval to engage in such activities or investments. These proposed revisions would, among other things, streamline certain application procedures for healthy banks and impose certain quantitative and qualitative restrictions on a bank's dealings with its subsidiaries engaged in activities not permitted for national bank subsidiaries. All non-subsidiary equity investments, unless otherwise authorized or approved by the FDIC, must have been divested by December 19, 1996, pursuant to a FDIC-approved divestiture plan unless such investments were grandfathered by the FDIC. The Bank received grandfathering authority from the FDIC in February, 1993 to invest in listed stocks and/or registered shares subject to the maximum permissible investment of 100% of Tier 1 capital, as specified by the FDIC's regulations, or the maximum amount permitted by Massachusetts Commonwealth Banking Law, whichever is less. Such grandfathering authority is subject to termination upon the FDIC's determination that such investments pose a safety and soundness risk to the Bank or in the event the Bank converts its charter, other than a mutual to stock conversion, or undergoes a change in control. As of May 31, 1998, the Bank had $727,000 of securities which were subject to such grandfathering authority.

PROMPT CORRECTIVE REGULATORY ACTION

     Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

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

     The FDIC has adopted regulations to implement the prompt corrective action legislation. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier I risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater, and generally a leverage ratio of 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier I risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. As of May 31, 1998, the Bank was a "well capitalized" institution and immediately upon completion of the Conversion expects to be a "well capitalized" institution.

     "Undercapitalized" banks are subject to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institutions in an amount equal to the lesser of 5.0% of the Bank's total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" banks are subject to one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. "Critically undercapitalized" institutions also may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any material transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.
Generally, subject to a narrow exception, the appointment of a receiver or conservator is required for a "critically undercapitalized" institution within 270 days after it obtains such status.

TRANSACTIONS WITH AFFILIATES

     Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings institution is any company or entity that controls, is controlled by, or is under common control with the savings institution , other than a subsidiary. In a holding company context, at a minimum, the parent holding company of a savings institution and any companies which are controlled by such parent holding company are affiliates of the savings institution . Generally, Section 23A limits the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings institution's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate; the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate; the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person; or issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate.
Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same, or no less favorable, to the savings institution or its subsidiary as similar transactions with nonaffiliates.

     Further, Section 22(h) of the Federal Reserve Act restricts a savings institution with respect to loans to directors, executive officers, and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who control, directly or indirectly, 10% or more of voting securities of a savings institution, and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the savings institution's total capital and surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and shareholders who control 10% or more of voting securities of a stock savings institution, and their respective related interests, unless such loan is approved in advance by a majority of the board of directors of the savings institution. Any

"interested" director may not participate in the voting. The loan amount (which includes all other outstanding loans to such person and their related interests) as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to Section 22(h), loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made pursuant to a benefit or compensation program that is widely available to the Bank's employees and does not give preference to the insider over the employees. Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

ENFORCEMENT

     The FDIC has extensive enforcement authority over insured co-operative banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC has authority under Federal law to appoint a conservator or receiver for an insured bank under certain circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the savings institution became "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. See "--Prompt Corrective Regulatory Action." The FDIC may also appoint itself as conservator or receiver for an insured state non-member savings institution under certain circumstances on the basis of the institution's financial condition or upon the occurrence of certain events, including: (i) insolvency (whereby the assets of the savings institution are less than its liabilities to depositors and others); (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings institution will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized,
(2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.43 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

COMMUNITY REINVESTMENT ACT

     Under the CRA, as implemented by FDIC regulations, a state non-member bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of an institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA was amended, effective July 1, 1990, to require public disclosure of an institution's CRA rating and require the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system which replaced the five-tiered numerical rating system. The Bank's latest CRA rating, received from the FDIC was "Satisfactory."

     In April 1995, the FDIC and the other federal banking agencies adopted amendments revising their CRA regulations. Among other things, the amended regulations substitute for the prior process-based assessment factors a new evaluation system that would rate an institution based on its actual performance in meeting community needs. In particular, the proposed system would focus on three tests: (a) a lending test, to evaluate the institution's record of making loans in its service areas; (b) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefitting low or moderate income individuals and businesses; and (c) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. Small banks would be assessed pursuant to a streamlined approach focusing on a lesser range of information and performance standards. The term "small bank" is defined as including banks with less than $250 million in assets or an affiliate of a holding company with banking and thrift assets of less than $1 billion, which would include the Bank.

     MASSACHUSETTS REGULATION. The Bank is also subject to provisions of the Massachusetts law which impose continuing and affirmative obligations upon banking institutions organized in Massachusetts to serve the credit needs of its local community ("MCRA"), which are similar to those imposed by the CRA. The MCRA also requires the Commissioner to consider a bank's MCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Bank's latest MCRA rating received from the Division of Banks was "Satisfactory."

FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at May 31, 1998 of $763,000. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At May 31, 1998, the Bank had $3.1 million in FHLB advances.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the five months ended May 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, cash dividends from the FHLB to the Bank amounted to approximately $20,000, $20,000, $49,000, $38,000 and $28,000, respectively. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

HOLDING COMPANY REGULATION

     Federal law allows a state co-operative bank that qualifies as a "qualified thrift lender" ("QTL"), discussed below, to elect to be treated as a savings association for purposes of the savings and loan holding company provisions of the Home Owners' Loan Act, as amended ("HOLA"). Such election would result in its holding company being regulated as a savings and loan holding company by the OTS rather than as a bank holding company by the Federal Reserve Board. The Bank has made such election and expects to receive approval from the OTS to become a savings and loan holding company prior to consummation of the Conversion. The Company will be regulated as a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Additionally, the Bank will be required to notify the OTS at least 30 days before declaring any dividend to the Company.

     As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage. Upon any non-supervisory acquisition by the Company of another savings association as a separate subsidiary, the Company would become a multiple savings and loan holding company and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended ("BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Multiple savings and loan holding companies are prohibited from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary company engaged in activities other than those permitted by the HOLA.

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings association or holding company thereof or from acquiring such an institution or company by merger, consolidation or purchase of its assets, without prior written approval of the OTS. In evaluating applications by holding companies to acquire savings association, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions. In a savings and loan holding company structure, the Bank is prohibited from extending credit to affiliates not engaged exclusively in activities permissible for a bank holding company and may not invest in the securities of an affiliate, except a subsidiary.

     In order to elect and continue to be regulated as a savings and loan holding company by the OTS (rather than as a bank holding company by the Federal Reserve Board), the Bank must continue to qualify as a QTL. In order to qualify as a QTL, the Bank must maintain compliance with the test for a "domestic building and loan association," as defined in the Code, or with a Qualified Thrift Lender Test ("QTL Test"). Under the QTL Test, a savings institution is required to maintain at least 65% of its "portfolio assets" (total assets less:
(i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A holding company of a savings institution that fails to qualify as a QTL must either convert to a bank holding company and thereby become subject to the regulation and supervision of the Federal Reserve Board or operate under certain restrictions. As of May 31, 1998, the Bank maintained in excess of 65% of its portfolio assets in qualified thrift investments. The Bank also met the QTL test in each of the prior 12 months and, therefore, met the QTL test. Recent legislative amendments have broadened the scope of "qualified thrift investments" that go toward meeting the QTL test to fully include credit card loans, student loans and small business loans.

     MASSACHUSETTS HOLDING COMPANY REGULATION. In addition to the federal holding company regulations, a bank holding company organized or doing business in Massachusetts may be also subject to regulation under the Massachusetts law. The term "bank holding company," for the purposes of Massachusetts law, is defined generally to include any company: (i) which, directly or indirectly, owns, controls or holds with power to vote more than 25% of the voting stock of each of two or more banking institutions, including commercial banks and state savings banks, co-operative banks and savings and loan associations and national banks, federal savings banks and federal savings and loan associations; (ii) which controls the election of a majority of the directors of each of two or more banking institutions; or (iii) if the company is a banking institution, which, directly or indirectly, owns, controls or holds 25% or more of the voting stock of one or more banking institutions or which controls the election of a majority of directors of one or more banking institutions. In general, a holding company controlling, directly or indirectly, only one banking institution will not be deemed to be a bank holding company for the purposes of Massachusetts law. Under Massachusetts law, the prior approval of the Board of Bank Incorporation is required before: (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken to acquire direct or indirect ownership or control of any additional voting stock in any such banking institution; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or subsidiary thereof acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge or consolidate with another bank holding company. Although the Company will not be a bank holding company for purposes of Massachusetts law upon the Effective Date of the Conversion, any future acquisition of ownership, control, or the power to vote 25% or more of the voting stock of another banking institution or bank holding company would cause it to become such. The Company has no current plan or arrangement to acquire ownership or control, directly or indirectly, of 25% or more of the voting stock of another banking institution.

INTERSTATE BANKING AND BRANCHING

     The Company, as a savings and loan holding company, will be limited under HOLA with respect to its acquisition of a savings association located in a state other than Massachusetts. In general, a savings and loan holding company may not acquire an additional savings association subsidiary that is located in a state other than the home state of its first savings association subsidiary unless such an interstate acquisition is permitted by the statutes of such other state. Many states permit such interstate acquisitions if the statutes of the home state of the acquiring savings and loan holding company satisfy various reciprocity conditions. Massachusetts is one of a number of states that permit, subject to the reciprocity conditions of the Massachusetts Banking Law, out-of-state bank and savings and loan holding companies to acquire Massachusetts savings associations.

     In contrast, bank holding companies are generally authorized to acquire banking subsidiaries in more than one state irrespective of any state law restrictions on such acquisitions. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which was enacted on September 29, 1994, permits approval under the BHC Act of the acquisition of a bank located outside of the holding company's home state regardless of whether the acquisition is permitted under the law of the state of the acquired bank. The Federal Reserve Board may not approve an acquisition under the BHC Act that would result in the acquiring holding company controlling more than 10% of the deposits in the United States or more than 30% of the deposits in any particular state.

     In the past, branching across state lines was not generally available to a state bank such as the Bank. Out-of-state branches of banking institutions are authorized under the Massachusetts Banking Law, but similar authority does not exist generally under the laws of most other states. The Interstate Banking Act permitted, beginning June 1, 1997, the responsible federal banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under the law of the two states. The Interstate Banking Act also permitted a state to "opt in" to the provisions of the Interstate Banking Act prior to June 1, 1997, and permitted a state to "opt out" of the provisions of the Interstate Banking Act by adopting appropriate legislation before that date. Accordingly, the Interstate Banking Act, beginning June 1, 1997, permitted a bank, such as the Bank, to acquire branches in a state other than Massachusetts unless the other state had opted out of the Interstate Banking Act. The Interstate Banking Act also authorizes de novo branching into another state if the host state enacts a law expressly permitting out of state banks to establish such branches within its borders.

     The Interstate Banking Act may facilitate the further consolidation of the banking industry. The effect of the Interstate Banking Act on the Bank, if any, is likely to occur as banking institutions, state legislators, and bank regulators respond to the new federal regulatory structure. The states will have to establish appropriate corporate law, tax and regulatory structures to adjust to the growth of new interstate banks.

THRIFT RECHARTERING

     The Bank is subject to extensive regulation and supervision as a co-operative bank. In addition, the Company, as a savings and loan holding company, will be subject to extensive regulation and supervision. Such regulations, which affect the Bank on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the authorities who examine the Bank and interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the Commissioner, the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, its operations or the Conversion.

     Recently enacted legislation provides that the BIF and the Savings Association Insurance Fund ("SAIF") will merge on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. The bill that was recently passed by the House of Representatives would subject unitary savings and loan holding companies to the activities restriction generally applicable to other depository institution holding companies under the legislation and would not require state savings institutions, such as the Bank, to change their charter. A grandfathering provision would allow existing unitary savings and loan holding companies to continue to engage in activities permitted a unitary savings and loan holding company under existing law and that grandfather could be transferred to acquirers. Unless the grandfather date in the bill is changed, the Company would not qualify for the grandfather if the legislation is enacted. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF will eventually be merged.

FEDERAL SECURITIES LAWS

     The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion (the "Registration Statement"). Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

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

                           MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company is divided into three classes, each of which approximately contains one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Paul C. Green, John B. Byrne, John E. Hurley, Jr. and Robert E. McGovern, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. John R. Byrne, Richard F. Cahill, W. Craig Dolan and John P. O'Hearn, Jr., has a term expiring at the second annual meeting of stockholders and a third class, consisting of Messrs. Robert H. Quinn, Joseph W. Sullivan and Ms. Diane Valle, has a term of office expiring at the third annual meeting of stockholders.

     The following individuals are executive officers of the Company and hold the offices set forth below opposite their names. Information concerning the principal occupations, employment and other information for each executive officer during the past five years is set forth under "Management of the Bank-- Biographical Information."

NAME                                    POSITION(S) HELD WITH THE COMPANY
----                                    ---------------------------------
Paul C. Green.........................  President and Chief Executive Officer
Ruth J. Rogers........................  Chief Financial Officer, Treasurer and Corporate
                                        Secretary
Anthony A. Paciulli...................  Senior Vice President

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, retirement or removal by the Board of Directors.

     Except for directors' fees, since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Bank--Biographical Information."

                             MANAGEMENT OF THE BANK

DIRECTORS

     The Directors of the Company are also Directors of the Bank. Upon consummation of the Conversion, the current Directors of the Bank will become Directors of the stock chartered Bank. The following table sets forth certain information regarding the Board of Directors of the Bank.


                                                                                              DIRECTOR     TERM
NAME                          AGE (1)        POSITION(S) HELD WITH THE BANK                    SINCE      EXPIRES
----                        ---------       --------------------------------                 --------    ---------
Paul C. Green................  48              Director, President, Chief Executive             1991          1999
                                               Officer and Chairman of the Board
John B. Byrne................  85              Director                                         1977          1999
John R. Byrne................  56              Director                                         1983          2000
Richard F. Cahill............  55              Director                                         1984          2000
W. Craig Dolan...............  59              Director and Clerk                               1973          2000
John E. Hurley, Jr...........  56              Director                                         1981          1999
Robert E. McGovern...........  79              Director                                         1972          1999
John P. O'Hearn, Jr..........  59              Director and Vice President                      1973          2000
Robert H. Quinn..............  70              Director                                         1974          2001
Joseph W. Sullivan...........  60              Director                                         1977          2001
Diane Valle..................  44              Director                                         1983          2001

--------------------------
(1)    As of May 31, 1998.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

NAME                                AGE (1)      POSITION(S) HELD WITH THE BANK
----                             ----------   ----------------------------------
Anthony A. Paciulli.............    49          Senior Vice President
Ruth J. Rogers..................    47          Chief Financial Officer and Treasurer
Kenneth R. Bordewieck...........    44          Vice President

----------------------
(1)    As of May 31, 1998.

     The executive officers of the Bank are elected annually and will hold office in the converted Bank until the annual meeting of the Board of Directors of the Bank held immediately after the first annual meeting of stockholders of the Bank subsequent to Conversion, and until their successors are elected and qualified or until death, resignation, retirement or removal by the Board of Directors. Officers are re-elected by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS

     Paul C. Green has served as President and Chief Executive Officer of the Bank since February 1991. Prior to 1991, Mr. Green was an executive officer at a thrift institution located in the greater Boston metropolitan area.

     John B. Byrne is the former President and Treasurer of Byrne, Daily & Pike Insurance Agency located in East Milton, Massachusetts. Mr. Byrne is now retired. He has been a director of the Bank since 1977. Mr. Byrne is the father of John R. Byrne.

     John R. Byrne is the President and Treasurer of Byrne, Daily & Pike Insurance Agency located in East Milton, Massachusetts. He has served as a director of the Bank since 1983. Mr. Byrne is the son of John B. Byrne.

     Richard F. Cahill is the President and Chief Executive Officer of Jack Conway & Co, Inc., a real estate firm located in Hanover, Massachusetts. He has served as a director of the Bank since 1984.

     W. Craig Dolan is President of James W. Dolan, Inc., a funeral home located in the Dorchester section of Boston, Massachusetts. Mr. Dolan has been a director of the Bank since 1973. Mr. Dolan is the Clerk of the Board of Directors.

     John E. Hurley, Jr. is a probation officer for the Chelsea District Court in Chelsea, Massachusetts. He has served as a director of the Bank since 1981.

     Robert E. McGovern has served as a director of the Bank since 1972. Until his retirement in 1981, he was a real estate director for the Boston Redevelopment Authority in Boston, Massachusetts.

     John P. O'Hearn, Jr. is Executive Vice President of Meredith & Grew, Inc., a real estate firm located in Boston, Massachusetts. He has served as a director of the Bank since 1973 and as a Vice President since 1995.

     Robert H. Quinn is a partner in the law firm of Quinn & Morris, located in Boston, Massachusetts. He has been a member of the Board of Directors since 1974.

     Joseph W. Sullivan is the former President of Neponset Lincoln Mercury, an automobile dealership located in the Dorchester section of Boston, Massachusetts. Mr. Sullivan is now retired. He has served as a director of the Bank since 1977.

     Diane Valle is President of Harbor Greenery, a retail florist located in
Boston, Massachusetts.    Ms. Valle has been a director of the Bank since 1983.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Anthony A. Paciulli has been Senior Vice President of the Bank since March 1994. From 1988 to 1994, Mr. Paciulli held several senior officer positions (including vice president, loan officer, sales manager and regional manager) with several different mortgage companies and financial institutions, all of which were located in the greater Boston metropolitan area.

     Ruth J. Rogers has been Treasurer of the Bank since August 1993. In June 1998, Ms. Roger was named Chief Financial Officer and Treasurer of the Bank. From 1970 to 1992, Ms. Rogers was Vice President and Assistant Controller of Guaranty First Trust Co., Waltham, Massachusetts.

     Kenneth R. Bordewieck has been Vice President of the Bank since August 1998. Since 1976, Mr. Bordewieck has held various positions with several different financial institutions located in the greater Boston metropolitan area.


MEETINGS AND COMMITTEES OF THE BOARDS OF DIRECTORS OF THE BANK AND THE COMPANY

     The Bank's Board of Directors meets monthly and may have additional special meetings as may be called in the manner specified in the Bylaws. During the year ended December 31, 1997, the Board held 12 meetings.

     The Board of Directors of the Bank has established the following committees:

     The Finance Committee consists of Messrs. Hurley, O'Hearn, Quinn and Sullivan. This committee reviews the Bank's audit, financial and call reports. The committee meets quarterly and met four times in 1997.

     The Security Committee consists of Messrs. John R. Byrne, Cahill and McGovern. This committee recommends the Bank's lending policies, reviews loans made by the Bank and approves large loans within its delegated authority. See "Business of the Bank--Lending Activities--Loan Approval Procedures and Authority." The committee meets monthly or on an as-needed basis and met 12 times in 1997.

     The Personnel Committee consists of Messrs. Dolan, Green, Hurley, Sullivan and Ms. Valle. This Committee reviews the Bank's policies and budget and is responsible for officer evaluations. The Committee makes recommendations to the full Board with regard to compensation matters and the budget. The Committee meets annually.

     Additionally, the Bank has a number of other management committees including the Asset/Liability Committee, the Compliance Committee and the Year 2000 Committee.

     The Board of Directors of the Company has established the following committees: the Audit Committee consisting of Messrs. Hurley, O'Hearn and Quinn; the Pricing Committee consisting of Messrs. Green, Hurley, O'Hearn and Quinn; the Compensation Committee consisting of Messrs. John R. Byrne, Cahill, Green and Ms. Valle; and the Nominating Committee consisting of Messrs. John B. Byrne, Dolan, McGovern and Sullivan.

DIRECTOR COMPENSATION

     Non-employee Directors of the Bank are currently paid an annual retainer of $6,600. Each member of the Bank's Security Committee is currently paid an annual retainer of $1,800. In addition, the Clerk of the Bank receives $50 for each monthly Board meeting that he attends. All directors of the Company will, upon consummation of the Conversion, be paid an annual retainer fee of $1,800.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash compensation paid by the Bank as well as certain other compensation paid or accrued for services rendered in all capacities during the year ended December 31, 1997, to the Chief Executive Officer ("Named Executive Officer").


                                                                                                 LONG-TERM   COMPENSATION
                                                                        ----------------------------------------------------------

                                 ANNUAL COMPENSATION  (1)                             AWARDS                    PAYOUTS
                              ---------------------------------------   ---------------------------------  ------------------------
                                                                                             SECURITIES
                                                            OTHER         RESTRICTED        UNDERLYING       LTIP        ALL OTHER
                                         SALARY   BONUS     ANNUAL       STOCK AWARDS      OPTIONS/SARS     PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR        ($)     ($)    COMPENSATION     ($) (2)          (#) (4)          ($) (5)      ($) (6)
---------------------------  ----------------------------------------   --------------   ----------------  ----------  ------------
Paul C. Green
 President and
 Chief Executive Officer.....  1997      $96,000   $19,600     $ --        $ --                --            $ --           $ 7,895
----------------------------

(1) Under Annual Compensation, the column titled "Salary" includes amounts deferred by the Named Executive Officer under the Bank's 401(k) Plan.
(2) For 1997, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For 1997, the Bank had no restricted stock or stock related plans in existence.
(3) Does not include awards pursuant to the Stock-Based Incentive Plan which may be granted in conjunction with a meeting of shareholders of the Company, subject to regulatory and shareholder approval, as such awards were not earned, vested or granted in 1997. For a discussion of the terms of the Stock-Based Incentive Plan which is intended to be adopted by the Company, see "--Other Benefit Plans--Stock-Based Incentive Plan." For 1997, the Bank had no stock plans in existence.
(4) No stock options or SARs were earned or granted in 1997. For a discussion of the Stock Option Plan which is intended to be adopted by the Company, see "--Other Benefit Plans--Stock-Based Incentive Plan."
(5) For 1997, there were no payouts or awards under any long-term incentive plan.
(6) Other compensation includes the Bank's matching contribution under the Bank's 401(k) Plan.


EMPLOYMENT AGREEMENTS

     Upon the Conversion, the Bank and the Company each intend to enter into employment agreements with Paul Green, Ruth Rogers and Anthony Paciulli (individually, the "Executive") (collectively, the "Employment Agreements"). The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of the above referenced officers.

     The Employment Agreements will provide for a three-year term for Mr. Green and a one-year term for Ms. Rogers and Mr. Paciulli. The term of the Company Employment Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors and the term of the Bank Employment Agreements shall be renewable on an annual basis. The Employment Agreements provide that the Executive's base salary will be reviewed annually. The base salaries which will be effective for such Employment Agreements for Messrs. Green and Paciulli and Ms. Rogers will be $120,750, $99,300 and $69,000, respectively. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The Employment Agreements provide for termination by the Bank or the Company for cause, as defined in the Employment Agreements, at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) a reduction in the benefits and perquisites being provided to the Executive in the Employment Agreement;
(v)liquidation or dissolution of the Bank or the Company; or (vi) a breach of the Employment Agreement by the Bank or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive for the remaining term of the Employment Agreement and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank and the Company during the remaining term of the Employment

Agreement. The Bank and the Company would also continue and pay for the Executive's life, health, dental and disability coverage for the remaining term of the Employment Agreement. Upon any termination of the Executive, the Executive is subject to a one year non-competition agreement.

     Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months in the case of Mr. Green and 12 months in the case of Mr. Paciulli and Ms. Rogers. Notwithstanding that both the Bank and Company Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

     Payments to the Executive under the Bank's Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under Massachusetts and Delaware law, respectively. In the event of a change in control of the Bank or the Company, the total amount of payments due under the Agreements, based solely on cash compensation paid to the officers who will receive Employment Agreements over the past five fiscal years and excluding any benefits under any employee benefit plan which may be payable, would be approximately $602,000.

CHANGE IN CONTROL AGREEMENTS

     Upon Conversion, the Bank intends to enter into a three-year Change in Control Agreements with Mr. Bordewieck, who will not be covered by an employment agreement. The Change in Control Agreement shall be renewable on an annual basis. The Change in Control Agreement will provide that in the event that voluntary or involuntary termination follows a change in control of the Company or the Bank, the officer would be entitled to receive a severance payment equal to three times the officer's average annual compensation for the five most recent taxable years. The Bank would also continue and pay for the officer's life, health and disability coverage for thirty-six months following termination. In the event of a change in control of the Company or the Bank, the total payments that would be due under the Change in Control Agreement, based solely on the current annual compensation paid to the officer covered by the Change in Control Agreement and excluding any benefits under any employee benefit plan which may be payable, would be approximately $195,000.

EMPLOYEE SEVERANCE COMPENSATION PLAN

     The Bank's Board of Directors intends to, upon Conversion, establish The Massachusetts Co-operative Bank Employee Severance Compensation Plan ("Severance Plan") which will provide eligible employees with severance pay benefits in the event of a change in control of the Bank or the Company following Conversion. Management personnel with Employment Agreements or Change in Control Agreements are not eligible to participate in the Severance Plan. Generally, employees are eligible to participate in the Severance Plan if they have completed at least one year of service with the Bank. The Severance Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Plan, in the event of a change in control of the Bank or the Company, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the Severance Plan), will be entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service and he is an officer of the Bank or Company, he will be entitled to a cash severance payment equal to two months of base pay for every year of service up to a maximum of two years' base salary and, if he not an officer an amount equal to one month base pay for each year of service up to a maximum of two years' base salary. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. In the event the provisions of the Severance Plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $86,000. However, it is management's belief that substantially all of the Bank's employees would be retained in their current positions in the event of a change in control, and that any amount payable under the Severance Plan would be considerably less than the total amount that could possibly be paid under the Severance Plan.

INSURANCE PLANS

     All full-time employees of the Bank upon completion of the applicable introductory period, are covered as a group for comprehensive hospitalization, including major medical and long-term disability insurance.

OTHER BENEFIT PLANS

     401(K) PLAN. In 1994, the Bank became a participating employer in the Defined Contribution Plan (Plan A) of the Co-operative Banks Employees Retirement Program (the "401(k) Plan"), a tax-qualified profit sharing plan with a qualified cash or deferred arrangement under Section 401(k) of the Code. The 401(k) Plan provides participants with savings and retirement benefits based on employee elective, pre-tax deferrals of compensation. The 401(k) Plan also provides for employer contributions based on participants' elective deferrals (i.e., "matching contributions"), as well as other discretionary employer contributions.

     Generally, employees of the Bank may begin participating in the 401(k) Plan upon the completion of six months of service with the Bank and the attainment of age twenty-one. Participants may make salary reduction contributions to the 401(k) Plan up to the lesser of 12% of their compensation (as determined in accordance with the applicable provisions of the plan) or the legally permissible limit ($10,000 for 1998). A participant is always 100% vested in his or her elective deferrals under the 401(k) Plan. Participants become vested in contributions made to the 401(k) Plan by the Bank, including matching contributions, at the rate of twenty percent per year beginning after completion of their second year of vesting service. Accordingly, participants become fully vested in employer contributions to the 401(k) Plan after completing six years of vesting service. Participants also become fully vested in employer contributions to the 401(k) Plan upon the attainment of their early retirement age while an employee of the Bank, upon their death, or upon termination of the plan. For the year ended December 31, 1997, the Bank made matching contributions to the 401(k) Plan on behalf of Mr. Green totaling $6,175. The Bank did not make any employer contributions to the Plan, other than matching contributions, during 1997. Currently, participants may invest their accounts under the 401(k) Plan in and among seven investment funds established and maintained by the Co-operative Bank Employees Retirement Association ("CBERA").

     Generally, distributions from the 401(k) Plan may commence only upon a participant's disability or upon a participant's separation from service with the Bank for any reason, including death. However, participants may request loans from the 401(k) Plan under certain circumstances. Distributions from the 401(k) Plan are generally subject to federal and state income taxes and distributions made prior to a participant attaining age 59 1/2 are also generally subject to a federal excise tax.

     PENSION PLAN. The Bank also maintains a tax-qualified defined benefit pension plan for its employees (the "Pension Plan"). Generally, employees of the Bank begin participating in the Pension Plan upon the completion of six months of service with the Bank and the attainment of age twenty-one. The Bank makes contributions to the Pension Plan sufficient to fund benefits determined according to a formula set forth in the plan. Participants generally become vested in their accrued benefits under the Pension Plan at the rate of twenty percent per year beginning after completion of their second year of vesting service. Accordingly, participants become fully vested in their accrued benefit under the Pension Plan after completing six years of vesting service. Participants also become fully vested in their accrued benefits under the Pension Plan upon the attainment of their early retirement age while an employee of the Bank, upon their death, or upon termination of the plan.

     EMPLOYEE STOCK OWNERSHIP PLAN. The Bank intends to establish a tax-qualified ESOP in connection with the Conversion. All eligible employees of the Bank as of the effective date of the Conversion, may participate in the ESOP. Subsequently, all eligible employees of the Bank may participate in the ESOP upon the completion of one year of service with the Bank (with credit given for service with the Bank prior to adoption of the plan) and attainment of age 21. With the consent of the Bank, an affiliate of the Bank may adopt the ESOP for the benefit of its employees.

     The Bank expects a committee of the Board of Directors to serve as the administrative committee of the ESOP (the ''ESOP Committee''). The Committee will appoint an unrelated corporate trustee for the ESOP prior to the Conversion. Among other matters, the ESOP Committee may generally instruct the trustee regarding investment of funds contributed to the ESOP, subject to the terms of the plan and the trust agreement. The Bank expects the ESOP to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation. As part of the Conversion, and in order to fund the ESOP's purchase of the Common Stock to be issued in the Conversion, the ESOP intends to borrow funds either from the ESOP Loan Subsidiary or a third-party lender equal to 100% of the aggregate purchase price of the Common Stock. The trustee of the ESOP will repay the loan principally from the Bank's annual contributions to the ESOP over an expected period of ten years. Subject to receipt of any necessary regulatory approvals or opinions, the Bank may make contributions to the ESOP for repayment of the loan since participants in the ESOP are employees of the Bank or, alternatively, the Bank may reimburse the Company for contributions made by the Company with respect to employees of the Bank. The Bank expects the initial interest rate (which may be fixed or variable) for the loan to be at or near the prime rate on or about the date of Conversion.

     The trustee of the ESOP will pledge shares of Common Stock purchased by the ESOP in connection with the Conversion as collateral for the loan and will hold the shares in a suspense account. As the trustee repays the loan, the trustee will release a portion of the shares from the suspense account and allocated them to the accounts of participants in the ESOP. The trustee will release the pledged shares annually from the suspense account in an amount proportional to the repayment of the ESOP loan and allocate the released shares to the participants as follows: first, if applicable, a portion of the shares released during the plan year will be allocated to a special "matching" account under the ESOP equal in value to the amount of matching contribution, if any, to which the participant would be entitled under the terms of the 401(k) Plan for the plan year. Second, the remaining shares released from the suspense account will be allocated to participants' accounts in an amount proportional to each participant's compensation (as determined under the terms of the plan) relative to all participants' compensation for the plan year. The trustee will then allocate the released shares (as well as any other non-matching contributions to the ESOP) among the accounts of eligible participants on the basis of each participant's compensation for the year of allocation relative to all participants' compensation for the year of allocation.

     Participants will become vested in contributions made to the ESOP by the Bank, including any matching contributions relating to employee deferrals under the 401(k) Plan, at the rate of twenty percent per year beginning after completion of their second year of vesting service (with credit given for service with the Bank prior to its adoption of the ESOP). Accordingly, participants will become fully vested in their accounts under the ESOP after completing six years of vesting service. The Bank expects that participants will also become fully vested in their accounts under the ESOP upon the attainment of their early retirement age while an employee of the Bank, upon their death, upon a change in control of the Bank or the Company, or upon termination of the plan. Benefits generally become distributable under the ESOP and become subject to income tax upon death, retirement, disability or other separation from service.

     The ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions of the plan participants. The ESOP trustee, subject to its fiduciary duties under ERISA, will vote the unallocated shares (i.e., those held in the suspense account) and allocated shares for which it receives no proper voting instructions in a manner calculated to most accurately reflect the instructions it receives from participants regarding the allocated stock. In the event no shares have been allocated under the ESOP at the time such shares are to be voted, each participant shall be deemed to have one share allocated to his account for voting purposes.

     MANAGEMENT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. In connection with the Conversion and implementation of the ESOP, the Bank intends to implement a non-qualified deferred compensation arrangement known as a "Management Supplemental Executive Retirement Plan" (the "MSERP"). The Bank intends the MSERP to make up lost ESOP benefits to designated participants who retire, who terminate employment in connection with a change in control, or whose participation in the ESOP ends due to termination of the ESOP in connection with a change in control (regardless of whether the individual terminates employment) prior to the complete repayment of the ESOP loan. Generally, upon the retirement of an eligible individual (designated by the Board of Directors of the Bank or a participating affiliate of the Bank) or upon a change in control of the Bank or the Company prior to complete repayment of the ESOP Loan, the MSERP will provide the individual with a benefit determined by first (i) projecting the number of shares that would have been allocated to the individual under the ESOP if the individual had remained employed throughout the term of the ESOP loan (measured from the individual's first date of ESOP participation) and (ii) reducing that number by the number of shares actually allocated to the individual's account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the Common Stock over the preceding five years. The individual's benefits become payable under the MSERP upon the participant's retirement (in accordance with the standard retirement policies of the Bank) or upon the change in control of the Bank or the Company. The Bank may establish a grantor trust in connection with the MSERP to satisfy the obligations of the Bank with respect to the MSERP. The assets of the grantor trust would remain subject to the claims of the Bank's general creditors in the event of the Bank's insolvency until paid to the individual pursuant to the terms of the MSERP.

     STOCK-BASED INCENTIVE PLAN. Following the Conversion, the Board of Directors of the Company intends to adopt the Stock-Based Incentive Plan which will provide for the granting of options to purchase Stock Options, Stock Awards, Limited Option Rights and Limited Stock Rights to eligible officers, employees, and directors of the Company and Bank. The Company may provide such stock based benefits under the Stock-Based Incentive Plan or may establish one or more separate plans which would provide for the benefits described herein.

     In the event the Stock-Based Incentive Plan (or any separate plan(s)) is adopted within one year after conversion, applicable regulations require such plan to be approved by a majority of the Company's stockholders at a meeting of stockholders to be held no earlier than six months after the completion of the Conversion. Under the Stock-Based Incentive Plan, the Company intends to grant Stock Options in an amount equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (52,970, 62,318, 71,665 and 82,415 shares based upon the minimum, midpoint, maximum and supermaximum of the Estimated Price Range), and intends to grant Stock Awards in an amount equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (21,188, 24,927, 28,666 and 32,966 shares based upon the minimum, midpoint, maximum and supermaximum of the Estimated Price Range). Any Common Stock awarded under the Stock-Based Incentive Plan will be awarded at no cost to the recipients. The plan may be funded through the purchase of Common Stock by a trust established in connection with the Stock-Based Incentive Plan (or any separate plan(s)) or from authorized but unissued shares. The Board intends to appoint an independent fiduciary to serve as trustee of a trust to be established in connection with the Stock-Based Incentive Plan. In the event that additional authorized but unissued shares are acquired by the Stock-Based Incentive Plan after the Conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."

     The grants of Stock Options and Stock Awards will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a propriety interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. All employees of the Company and its subsidiaries, including the Bank, will be eligible to participate in the Stock-Based Incentive Plan. It is expected that the committee administering the plan will determine the terms of awards granted to officers and employees. The committee will also determine whether Stock Options will be Incentive or Non-Statutory Stock Options, as defined below, the number of shares subject to each stock option and Stock Award, the exercise price of each Non-Statutory Stock Option, whether Stock Options may be exercised by delivering other shares of Common Stock, and when Stock Options become exercisable or Stock Awards vest. Only employees may receive grants of Incentive Stock Options. Therefore, under the Stock-Based Incentive Plan, directors may receive only grants of Non-Statutory Stock Options. If such plan is adopted within one year after conversion, FDIC regulations provide that no individual officer or employee of the Bank may receive more than 25% of the stock options available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the stock options available under the Stock-Based Incentive Plan (or any separate plan for directors). FDIC regulations also provide that no individual officer or employee of the Bank may receive more than 25% of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for directors).

     The Stock-Based Incentive Plan will provide for the grant of: (i) Stock Options intended to qualify as incentive Stock Options under Section 422 of the Code ("Incentive Stock Options"); (ii) Stock Options that do not so qualify ("Non-Statutory Stock Options"); and (iii) limited option rights ("Limited Option Rights"). Limited Option Rights are exercisable only upon a change in control of the Bank or the Company. It is anticipated that all Stock

Options granted contemporaneously with stockholder approval of the Stock-Based Incentive Plan will qualify as Incentive Stock Options to the extent permitted under Section 422 of the Code. Unless sooner terminated, the Stock-Based Incentive Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's Stockholders. Subject to stockholder approval, the Company intends to grant Stock Options with Limited Option Rights under the plan at an exercise price equal to at least the fair market value of the underlying Common Stock on the date of grant.

     An individual will not be deemed to have received taxable income upon the grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the stock option exercise and two years after the date of grant of the stock option (a "disqualifying disposition"). No compensation deduction will be available to the Company as a result of the grant or exercise of Incentive Stock Options unless there has been a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an individual will realize ordinary income upon exercise of the stock option (or upon the disqualifying disposition) in an amount equal to the amount by which the exercise price exceeds the fair market value of the Common Stock purchased by exercising the stock option on the date of exercise. The amount of any ordinary income realized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option will be a deductible expense to the Company for tax purposes. In the case of Limited Rights, the option holder will have to include the amount paid to him or her upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company will be entitled to a deduction for federal income tax purposes of the amount paid.

     The Stock-Based Incentive Plan will provide for the granting of Stock Awards and Limited Stock Rights. Limited Stock Rights would be exercisable by participants upon a change in control of the Company or Bank as described in the plan. Subject to any applicable Massachusetts or FDIC regulations, upon the exercise of a Limited Stock Right, the recipient will be entitled to receive a cash payment equal to the fair market value of all unvested Stock Awards in exchange for any rights to such unvested Stock Awards. Grants of Stock Awards and Limited Stock Rights to officers and employees may be made in the form of base grants and/or performance grants (the vesting of which would be contingent upon performance goals established by the committee administering the plan). In establishing any performance goals, the committee may utilize the annual financial results of the Bank, actual performance of the Bank as compared to targeted goals such as the ratio of the Bank's net worth to total assets, the Bank's return on average assets, or such other performance standards as determined by the committee with the approval of the Board of Directors.

     When a participant becomes vested with respect to Stock Award, the participant will realize ordinary income equal to the fair market value of the Common Stock at the time of vesting (unless the participant made an election pursuant to Section 83(b) of the Code). The amount of income recognized by the participants will be a deductible expense for tax purposes for the Bank. When restricted Stock Awards become vested and shares of Common Stock are actually distributed to participants, the participants would receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of Stock Awards may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they vest.

     The vesting periods for awards under the Stock-Based Incentive Plan will be determined by the Committee administering the Plan. If the Stock-Based Incentive Plan (or any separate plans for employees and directors) is adopted within one year after conversion, awards would become vested and exercisable subject to applicable regulations, which such regulations require that any awards begin vesting no earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20% per year and may not be accelerated except in the case of death or disability.
Stock Options could be exercisable for three months following the date on which the employee or director ceases to perform services for the Bank or the Company, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Company. In the case of death or disability, Stock Options may be exercised for a period of 12 months. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated as a Non-Statutory Stock Option. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. In the event of death, disability or normal retirement, the Company, if requested by the optionee, or the optionee's beneficiary, could elect, in exchange for vested options, to pay the optionee, or the optionee's beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

     Subject to any applicable regulatory requirements and stockholder approvals, the Stock-Based Incentive Plan (or any separate plans for employees and directors) may be amended subsequent to the expiration of the one-year period to provide for accelerated vesting of previously granted Stock Options or Stock Awards in the event of a change in control of the Company or the Bank. A change in control would generally be considered to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Since 1991, the Bank has maintained a policy prohibiting making loans to executive officers and directors. However in 1998, the Bank made a one-time exception to this policy and refinanced a loan to a member of the Board of Directors which loan was initially originated by the Bank prior to 1991 (the "1998 Refinanced Loan"). As of May 31, 1998, the Bank had eight loans outstanding to directors totalling $422,000, all of which loans (except for the 1998 Refinanced Loan) were originated prior to 1991. All advances made to directors since 1991 consist of advances made under the line of credit agreements made with the directors prior to 1991. All of such related party loans and advances (including the 1998 Refinanced Loan) were made by the Bank in the ordinary course of business with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.

SUBSCRIPTIONS OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the number of shares of Common Stock that the executive officers and directors, and their associates, propose to purchase, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range, including the effect of shares issued to the Foundation, and that sufficient shares will be available to satisfy their subscriptions.
The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and executive officers as a group.

                                                         AT THE                                      AT THE
                                                     MINIMUM OF THE                               MAXIMUM OF THE
                                                ESTIMATED PRICE RANGE (1)                    ESTIMATED PRICE RANGE (1)
                                              ----------------------------               -------------------------------
                                                              AS A PERCENT                                  AS A PERCENT
                                                NUMBER         OF SHARES                   NUMBER             OF SHARES
NAME                           AMOUNT         OF SHARES         OFFERED                  OF SHARES             OFFERED
----                           ------         ---------      -------------               ---------          ------------
Paul C. Green..............  $100,000          10,000            1.89%                     10,000               1.39%
John B. Byrne..............   100,000  (2)     10,000            1.89                      10,000               1.39
John R. Byrne..............   100,000  (2)     10,000            1.89                      10,000               1.39
Richard F. Cahill..........    15,000           1,500            0.28                       1,500               0.21
W. Craig Dolan.............    25,000           2,500            0.47                       2,500               0.35
John E. Hurley, Jr.........    10,000           1,000            0.19                       1,000               0.14
Robert E. McGovern.........    10,000           1,000            0.19                       1,000               0.14
John P. O'Hearn, Jr........   100,000  (2)     10,000            1.89                      10,000               1.39
Robert H. Quinn............    10,000           1,000            0.19                       1,000               0.14
Joseph W. Sullivan.........   100,000  (2)     10,000            1.89                      10,000               1.39
Diane Valle................    35,000           3,500            0.66                       3,500               0.49
Anthony A. Paciulli........    20,000           2,000            0.38                       2,000               0.28
Ruth J. Rogers.............    50,000           5,000            0.94                       5,000               0.70
Kenneth R. Bordewieck......    10,000           1,000            0.19                       1,000               0.14
                             --------      ----------         -------                      ------              -----
All directors and executive
   officers as a group (14)  $685,000          68,500           12.94%                     68,500               9.54%
                             ========      ==========         =======                      ======              =====

--------------------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion, including shares issued to the Foundation. Also does not include Common Stock which may be awarded under the Stock-Based Incentive Plan to be adopted equal to 4% of the Common Stock issued in the Conversion, including shares issued to the Foundation, and Common Stock which may be purchased pursuant to options which may be granted under the Stock-Based Incentive Plan equal to 10% of the number of shares of Common Stock issued in the Conversion, including shares issued to the Foundation.
(2) Such amount represents the maximum allowable purchase for such individual.

                                THE CONVERSION

     THE BOARD OF DIRECTORS OF THE BANK AND THE COMMISSIONER OF BANKS OF THE COMMONWEALTH OF MASSACHUSETTS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE DEPOSITORS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL BY THE COMMISSIONER DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY SUCH AGENCY.

GENERAL

     On May 6, 1998, the Bank's Board of Directors unanimously adopted the Plan of Conversion, which was subsequently amended, pursuant to which the Bank will be converted from a Massachusetts-chartered mutual co-operative bank to a Massachusetts-chartered stock co-operative bank. It is currently intended that all of the capital stock of the Bank will be held by the Company, which is incorporated under Delaware law. The Plan has been approved by the Commissioner and the Bank has received a notice of intent not to object to the Plan from the FDIC, subject to, among other things, approval of the Plan by the Bank's depositors entitled to vote on such matters ("Voting Depositors"). A special meeting of the Bank's Voting Depositors has been called for this purpose to be held on November 12, 1998 (the "Special Meeting").

     The Company expects to receive approval from the OTS to become a savings and loan holding company and to acquire all of the common stock of the Bank to be issued in the Conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the common stock of the Bank to be issued in the Conversion.
The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company or all of the common stock of the Bank, if the holding company form of organization is not utilized, to be issued in the Conversion.

     The Plan provides that the Board of Directors of the Bank, at any time prior to the issuance of the Common Stock and for any reason, may decide not to use the holding company form of organization in implementing the Conversion. Such reasons may include possible delays resulting from overlapping regulatory processing, or policies or conditions, which could adversely affect the Bank's or the Company's ability to consummate the Conversion and transact its business after the Conversion as contemplated herein and in accordance with the Bank's operating policies. In the event that such a decision is made, the Bank will withdraw the Company's Registration Statement from the SEC and will take all steps necessary to complete the Conversion without the Company, including filing any necessary documents with the Commissioner, FDIC and any other appropriate regulatory authority. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Bank determines not to complete the Conversion, if permitted by the Commissioner, the Bank will issue and sell the common stock of the Bank and subscribers will be notified of the elimination of the Company and resolicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest, or be permitted to modify or rescind their subscriptions) and notified of the time period within which subscribers must affirmatively notify the Bank of their intention to affirm, modify or rescind their subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Bank from the mutual to stock form of organization and the sale of the Bank's common stock.

     The Plan provides generally that (i) the Bank will convert from a mutual co-operative bank to a capital stock co-operative bank and (ii) the Company will offer Common Stock for sale in the Subscription Offering to Eligible Account Holders, Supplemental Eligible Account Holders, Employee Plans, including the ESOP, and Directors, Officers and employees who do not otherwise qualify as Eligible or Supplemental Eligible Account Holders. Concurrently with the Subscription Offering, subject to the approval of the Commissioner, shares will be offered in the Direct Community Offering to certain members of the general public, subject to the prior rights of holders of subscription rights. It is anticipated that all shares not subscribed for in the Subscription and Direct Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. The Bank and Company have the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Direct Community Offering or Syndicated Community Offering.

     The aggregate price of the shares of Common Stock to be sold in the Conversion will be determined based upon an independent appraisal prepared by FinPro of the estimated pro forma market value of the Common Stock giving effect to the Conversion. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. FinPro's independent appraisal will be updated and the final price of the shares will be determined at the completion of the Subscription and Direct Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The independent appraisal has been performed by FinPro, a consulting firm experienced in the valuation and appraisal of savings institutions. See "-- Stock Pricing" for a determination of the estimated pro forma market value of the Common Stock.

     The following is a brief summary of material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available upon written or telephone request to the Bank and is available for inspection at the main office of the Bank. The Plan is also filed as an Exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

     GENERAL. In furtherance of the Bank's commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Company, as further described below. The Company and the Bank believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Bank and its community and thereby enables the Bank's community to share in the potential growth and success of the Company over the long-term. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. The Foundation will be dedicated to charitable purposes within the communities in which the Bank maintains a banking office, including community development activities. The establishment of the Foundation is subject to approval by the Voting Depositors at the Special Meeting.

     PURPOSE OF THE FOUNDATION. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. In recent years, the Bank has emphasized community lending and community activities within the Bank's local community. The Bank received a "satisfactory" CRA rating in its last CRA examination. The Bank's latest MCRA rating received from the Commissioner was "satisfactory." The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities. The Bank intends to continue to emphasize community lending and community activities following the Conversion. However, such activities are not the Bank's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to the Bank. The Bank believes that the Foundation will enable the Company and the Bank to assist within the communities in which the Bank maintains a banking office in areas beyond community development and lending and will enhance its current activities under the CRA. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Board further believes that the funding of the Foundation with Common Stock of the Company is a means of enabling the Bank's community to share in the potential growth and success of the Company long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and Bank, thereby forming a partnership within the communities in which the Bank maintains a banking office. The establishment of the Foundation will also enable the Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The Bank, however, does not expect the contribution to the Foundation to take the place of the Bank's traditional community lending and charitable activities.

     STRUCTURE OF THE FOUNDATION. The Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Foundation's Bylaws, the Foundation's Board of Directors will be comprised of 11 members, all of whom are existing Directors of the Company or the Bank or officers of the Company or the Bank. A Nominating Committee of the Board will nominate individuals eligible for election to the board of directors. The members of the Foundation, who are comprised of its Board members, will elect the Directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

     The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The Directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock of the Company held by the Foundation. However, all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Common Stock on all proposals considered by stockholders of the Company; provided, however, that the FDIC may waive the voting restriction under certain circumstances, such as if the restriction would result in the loss of the tax-exempt status of the Foundation. In the event that the FDIC were to waive the voting requirement or the voting restriction becomes unenforceable, the FDIC may, at that time, impose additional conditions relating to the control of the Common Stock held by the Foundation. There can be no assurances that the FDIC would grant a waiver of such voting restriction, unconditional or otherwise.

     The Foundation's place of business will be located at the Company's administrative offices and initially the Foundation is expected to have no employees but will utilize the members of the staff of the Company or the Bank. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation.

     The Company intends to capitalize the Foundation with Common Stock of the Company in an amount equal to 5% of the total amount of Common Stock to be sold in connection with the Conversion. At the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, the contribution to the Foundation would equal 25,225, 29,675, 34,125 and 39,245 shares, which would have a market value of $252,250, $296,750, $341,250 and $392,450, respectively, assuming the
Purchase Price of $10.00 per share. The Company and the Bank determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond within the communities in which the Bank maintains a banking office in a manner that would allow those communities to share in the potential growth and success of the Company and the Bank over the long-term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of the charitable grants and donations.

     The Foundation will receive working capital from any dividends that may be paid on the Company's Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity.
As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and/or would otherwise jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Company would have 529,700, 623,175, 716,650 and 824,149 shares issued and outstanding at the minimum, midpoint, maximum and supermaximum of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Company's common stock would be diluted by 4.8%, as compared to their interests in the Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

     TAX CONSIDERATIONS. The Company and the Bank have been advised by their independent tax advisors that an organization created for the above purposes will qualify as a Section 501(c)(3) exempt organization under the Code, and will be classified as a private foundation. The Foundation will submit a request to the IRS to be recognized as an exempt organization. As long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Company's independent accountants, however, have not rendered any advice on the regulatory condition to the contribution agreed to by the Foundation which requires that all shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Company on all proposals considered by stockholders of the Company. See "--Regulatory Conditions Imposed on the Foundation."

     Under Delaware law, the Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must be within reasonable limits as to amount and purpose to be valid. Under the Code, the Company may deduct up to 10% of its taxable income before the charitable contribution deduction in any one year and any contributions made by the Company in excess of the deductible amount will be deductible over each of the five succeeding taxable years, subject to a 10% limitation each year. The Company and the Bank believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Bank considered the dilutive impact of the contribution of Common Stock to the Foundation on the amount of Common Stock available to be offered for sale in the Conversion.
Based on such consideration, the Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation within the communities in which the Bank maintains a banking office. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Price Range, the Company would have pro forma consolidated capital of $9.9 million or 14.51% of pro forma consolidated assets and the Bank's pro forma leverage and risk-based capital ratios would be 11.60% and 17.97%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Bank and the Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Company's and the Bank's pro forma capital positions. As such, the Company and the Bank believe that the contribution does not raise safety and soundness concerns.

     The Company and the Bank have received an opinion of their independent tax advisors that the Company's contribution of its own stock to the Foundation should not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay the Company for such stock, subject to a limitation based on 10% of the Company's annual taxable income before the charitable contribution deduction. The Company would be able to carry forward for federal income tax purposes any unused portion of the deduction for five years following the contribution. However, the Company would not be able to carry forward any unused portion of its charitable contribution for Commonwealth of Massachusetts income tax purposes. If the Foundation had been established in 1997, assuming the sale of the Common Stock at the maximum Estimated Price Range, the Company would have received a charitable contribution deduction of approximately $32,000 (based on the Bank's pre-tax income for 1997, an assumed tax rate of 32% and a contribution of Common Stock equal to $341,250). The Company is permitted under the Code to carry over the excess contribution over the five year period following the contribution to the Foundation. Assuming the close of the Offerings at the midpoint of the Estimated Price Range, the Company estimates that all of the deduction should be deductible over the six-year period.
Neither the Company nor the Bank expect to make any further contributions to the Foundation within the first five years following the initial contribution.
After that time, the Company and the Bank may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Bank at that time, the interests of shareholders and depositors of the Company and the Bank, and the financial condition and operations of the Foundation.

     Although the Company and the Bank have received an opinion of their independent tax advisors that the Company will be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors--Effects of the Establishment of the Charitable Foundation."

     As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

     REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. Establishment of the Foundation is subject to the following conditions to be agreed to by the Foundation in writing as a condition to receiving the FDIC's non-objection to the Bank's Conversion: (i) the Foundation will be subject to examination by the FDIC; (ii) the Foundation must comply with supervisory directives imposed by the FDIC; (iii) the Foundation will operate in accordance with written policies adopted by the Foundation's board of directors, including a conflict of interest policy acceptable to the FDIC; (iv) the Foundation shall not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Code; and (v) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other shares of Common Stock of the Company voted on all proposals considered by stockholders of the Company; provided, however, the FDIC may waive this voting restriction under certain circumstances, such as in the event the restriction would result in the loss of the tax-exempt status of the Foundation, but may impose additional conditions as part of the granting of such waiver. There can be no assurances that the FDIC would grant a waiver, unconditional or otherwise, of the voting restriction. If the voting restriction is waived or becomes unenforceable, the FDIC may impose such other conditions relating to control of the Foundation's Common Stock as is determined by the FDIC to be appropriate at the time. The Foundation will also be subject to substantially similar conditions imposed by the Commissioner and the Massachusetts Division of Banks, as well as the requirement that the Foundation be approved by the affirmative vote of more than two-thirds of the Voting Depositors present and voting at the Special Meeting.

     The Foundation will be considered as a separate matter from approval of the Plan. If the Bank's Voting Depositors approve the Plan, but not the establishment of the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offerings since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. If the pro forma market value of the Common Stock without the Foundation is either greater than $7.8 million or less than $5.0 million, the Bank will establish a new Offering Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscriptions funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to increase, decrease, or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the Commissioner and the FDIC. See "The Conversion--Stock Pricing." A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the Commissioner and the FDIC for periods of up to 90 days not to extend beyond May 6, 2000.

PURPOSES OF CONVERSION

     The Bank, as a Massachusetts-chartered mutual co-operative bank, does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The

Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which the Bank may operate and by enhancing future access to capital markets. The sale of the Common Stock in the Conversion will enhance the net worth position of the Bank to better enable the Bank to (i) expand its franchise through increased lending, (ii) diversify its products offered to customers and (iii) expand through the establishment of new branch offices or mortgage origination locations and the acquisition of other financial institutions or their assets.

     The holding company form of organization would provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. While there are benefits associated with the holding company form of organization, such form of organization may involve additional costs associated with its maintenance and regulation as a savings and loan company, such as additional administrative expenses, taxes and regulatory filings or examination fees.

     The potential impact of Conversion upon the Bank's capital base is significant. At May 31, 1998, the Bank had Tier I Leverage capital of $5.1 million, or 8.63% of average assets. Assuming that $5.4 million (based on the $5.9 million at the midpoint of the Estimated Price Range) of net proceeds are realized from the sale of Common Stock (see "Pro Forma Data" for the basis of this assumption) and assuming that 50% of the net proceeds are used by the Company to purchase the capital stock of the Bank, the Bank's Tier I Leverage capital would increase to $7.0 million, resulting in a pro forma leverage capital ratio of 11.60% giving effect to the Conversion. In the event that the holding company form of organization is not utilized and all the net proceeds, at the midpoint of the Estimated Price Range, are retained by the Bank, the Bank's Tier I Leverage capital would increase to $10.5 million, resulting in a pro forma Tier I Leverage capital ratio of 17.40% at May 31, 1998. The investment of the net proceeds from the sale of the Common Stock will provide the Bank with additional income to further increase its capital position.

     After completion of the Conversion, the unissued Common Stock and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options under the Stock-Based Incentive Plan or the possible issuance of authorized but unissued shares to the Stock-Based Incentive Plan. Following the Conversion, the Company will also be able to use stock-based benefit plans to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank--Executive Compensation."

EFFECTS OF CONVERSION

     GENERAL. Each depositor in a mutual co-operative bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

     Consequently, mutual co-operative bank depositors normally have no way to realize the value of their ownership interest, which may have realizable value only in the unlikely event that the mutual co-operative bank is liquidated. In such event, the depositors of record at that time, as owners, would have a claim to share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual co-operative bank converts to stock form, depositors lose all rights to the net worth of the mutual co-operative bank, except to the extent depositors have rights to claim a pro rata share of funds representing the liquidation account established in connection with the Conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC, THE SHARE INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

     No assets of the Company or the Bank will be distributed in connection with the Conversion other than pursuant to the payment of expenses incurred in connection therewith.

     CONTINUITY. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the Commissioner, the FDIC and the Share Insurance Fund. After Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The Directors of the Bank at the time of Conversion will serve as Directors of the Bank after the Conversion. The Directors of the Company will consist of the same individuals who will serve on the Board of Directors of the Bank. All officers of the Bank at the time of Conversion will retain their positions after the Conversion.

     EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Bank at the time of Conversion will automatically continue as a depositor after the Conversion, and each deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC and the Share Insurance Fund to the same extent as before the Conversion. Depositors will continue to hold their existing passbooks and other evidences of their accounts.

     EFFECT ON LOANS. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the Conversion.

     EFFECT ON VOTING RIGHTS OF SHAREHOLDERS. At present, all depositors of the Bank are shareholders of, and have voting rights in, the Bank as to all matters requiring membership action. Upon Conversion, depositors will cease to be shareholders and will no longer be entitled to vote at meetings of the Bank. Upon Conversion, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Bank will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

     TAX EFFECTS. The Bank has received opinions with regard to Federal and Massachusetts taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for Federal or Massachusetts tax purposes to the Bank or its Eligible Account Holders or Supplemental Eligible Account Holders or the Company, subject to the limitations and qualifications in such opinions. See "--Tax Aspects."

     EFFECT ON LIQUIDATION RIGHTS. If a mutual co-operative bank were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would have a claim to receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account," if any, to certain depositors (as described in "--Liquidation Rights," below), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to applicable rules and regulations, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

STOCK PRICING

     The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent appraisal. The Bank and the Company have retained FinPro, which is experienced in the evaluation and appraisal of business entities, to make such appraisal. For its services in making such appraisal, FinPro will receive a fee of $21,500 including fees related to the preparation of a business plan for the Company and the Bank, and will be reimbursed for certain of its expenses. The Bank and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as the independent appraiser, except where FinPro's liability results from its negligence or willful misconduct.

     An appraisal has been made by FinPro in reliance upon the information contained in this Prospectus, including the Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank, including liquidity, capitalization, asset composition, funding mix, amount of intangible assets owned, and level of interest rate risk; the economic, demographic and competitive aspects of the Bank's existing marketing area; the quality and depth of the Bank's management; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other savings institutions; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; the trading market for securities of comparable institutions and general conditions in the market for such securities; and recent regulatory matters. In particular, the appraisal considered the Bank's financial condition and projected and historical operating results, including income and expense trends, asset size, loan portfolio composition, non-performing loans and assets, interest rate sensitivity position, capital position, and yields on assets and costs of liabilities in comparison to other publicly-traded thrifts with assets less than $100 million and who had loans held for sale in their portfolio. The Board of Directors of the Bank and Board of Directors of the Company have reviewed the appraisal of FinPro in determining the reasonableness and adequacy of such appraisal consistent with applicable regulations and have reviewed the methodology and reasonableness of assumptions utilized by FinPro in the preparation of such appraisal and established the Estimated Price Range in a manner consistent with this appraisal.

     On the basis of the foregoing, FinPro has advised the Company and the Bank that, in its opinion dated as of July 22, 1998, the estimated pro forma market value of the Common Stock being sold in connection with the Conversion ranged from a minimum of $5.0 million to a maximum of $6.8 million with a midpoint of $5.9 million. The Board of Directors established the Estimated Price Range of $5.0 million to $6.8 million within the Valuation Price Range based on the issuance of 504,475 to 682,525 shares at the Purchase Price of $10.00 per share. The Estimated Price Range may be amended with the approval of the Commissioner and FDIC, if required, if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally.

     SUCH APPRAISAL, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES OF COMMON STOCK. FINPRO DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID FINPRO VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE APPRAISAL CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

     Following commencement of the Subscription and Direct Community Offerings, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock being sold in the Conversion may be increased to 784,904 shares due to regulatory considerations, or changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription and Direct Community Offerings.

     No sale of shares of Common Stock in the Conversion may be consummated unless prior to such consummation FinPro confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate price is materially incompatible with the estimate of the pro forma valuation of the aggregate market value of the Common Stock at the time of the sale of the Common Stock. If such is not the case, a new Estimated Price Range may be set, a new Subscription and Direct Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Company and the Bank shall determine and the Commissioner and FDIC may permit.

     Copies of the appraisal report of FinPro including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

NUMBER OF SHARES TO BE ISSUED

     Depending upon market or financial conditions following the commencement of the Subscription and Direct Community Offerings, the total number of shares to be sold in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and the FinPro estimate of the pro forma market value of the Common Stock ranging from a minimum of $5.0 million to a maximum, as increased by 15%, of $7.8 million, the number of shares of Common Stock expected to be sold is between a minimum of 504,475 shares and a maximum, as adjusted by 15%, of 784,904 shares. The actual number of shares issued between this range will depend on a number of factors and shall be determined by the Bank and Company subject to the approval of the Commissioner and FDIC.

     In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range, if the Plan is not terminated by the Company and the Bank after consultation with the Commissioner and FDIC, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the Commissioner and FDIC. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares. See "--Limitations on Common Stock Purchases."

     An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

     The number of shares to be issued and outstanding as a result of the sale of Common Stock in the Conversion will be increased by a number of shares equal to 5% of the Common Stock sold in the Conversion to fund the Foundation. Assuming the sale of shares in the Offerings at the maximum of the Estimated Price Range and approval of the Foundation by Voting Depositors, the Company will issue 34,125 shares of its Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Company will have total shares of Common Stock outstanding of 716,650 shares. Of that amount, the Foundation will own 4.8%. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 4.8% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts with the Bank who had a balance of $50 or more as of April 30, 1997 ("Eligible Account Holders"); (2) holders of deposit accounts with a balance of $50 or more as of March 31, 1998 ("Supplemental Eligible Account Holders"); (3) the Employee Plans, including the ESOP; and (4) Directors, Officers and employees who do not otherwise qualify as Eligible or Supplemental Eligible Account Holders. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of: (1) $100,000 of Common Stock but which may be increased to 5% of the Common Stock offered or decreased to 0.10% of the Common Stock offered without the further approval of the Voting Depositors or resolicitation of subscribers; (2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or
(3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Bank with a balance of $50 or more as of April 30, 1997) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders ($37,995,336), in each case on the Eligibility Record Date. All of such subscription rights amounts are subject to the overall maximum purchase limitation. See "-- Limitations on Common Stock Purchases." Subscription rights received by officers and directors of the Bank and their associates based on increased deposits in the Bank in the one-year period preceding April 30, 1997 will be subordinated to all other subscription rights of Eligible Account Holders.

     In the event that Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective Qualifying Deposits bear to the total amount of Qualifying Deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled; provided, however, that no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all accounts in which such Eligible Account Holder has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

     PRIORITY 2: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are sufficient shares remaining after the satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder will receive, without payment therefor, as second priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of: (1) $100,000 of Common Stock but which may be increased to 5% of the Common stock offered or decreased to 0.10% of the Common Stock offered without the further approval of the Voting Depositors or resolicitation of subscribers;
(2) one tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case
on the Supplemental Eligibility Record Date.   All of such subscription rights
amounts are subject to the overall maximum purchase limitation. See "-- Limitations on Common Stock Purchases."

     In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of shares eligible for subscription after the satisfaction of subscriptions by Eligible Account Holders, the shares of Common Stock will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of Qualifying Deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled; provided, however, that no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her stock order form all accounts in which such Supplemental Eligible Account Holder has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder.

     PRIORITY 3: EMPLOYEE PLANS. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, the Employee Plans, including the ESOP, will receive, without payment therefor, as third priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of Common Stock issued in the Conversion, including any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares to be issued in connection with the Conversion, including shares issued to the Foundation, or 42,376, 49,854, 57,332 and 65,932 shares at the minimum, midpoint, maximum and supermaximum of the Estimated Price Range, respectively. If, after the filling of subscriptions of Eligible Account Holders and Supplemental Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions by the ESOP, the subscription by the ESOP shall be filled to the maximum extent possible. If all the shares of Common Stock offered in the Subscription Offering are purchased by Eligible Account Holders and Supplemental Account Holders, then the ESOP will purchase shares in the open market following consummation of the conversion. The ESOP shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any Director or Officer of the Company or the Bank. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Direct Community Offerings, including subscriptions of any of the Bank's Directors, Officers, employees or associates thereof. See "Management of the Bank--Other Benefit Plans--Employee Stock Ownership Plan."

     PRIORITY 4: DIRECTORS, OFFICERS AND EMPLOYEES. Directors, Officers and employees of the Company and the Bank shall be entitled to purchase up to 30% of the total offering of shares of capital stock, but only to the extent that shares are available after satisfying the subscriptions of Eligible Account Holders, Supplemental Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plan. The shares shall be allocated among Directors, Officers and employees on an equitable basis such as by giving weight to the period of service, compensation and position of the individual, subject to the 5% limitation on the amount of shares which may be purchased by any Person or Participant, together with any associate or group of persons Acting in Concert. However, Directors and Officers of the Bank and the Company shall not be deemed to be associates or Persons Acting in Concert solely as a result of their board membership or employment. However, the Company and the Bank have committed to the FDIC that the Directors, Officers and employees of the Company and the Bank will not purchase in such fourth priority an aggregate amount which exceeds 22% of the stock issued in the Conversion.

     To ensure proper allocation of stock, each Director, Officer and employee must list on his or her stock order form all accounts in which such Director, Officer and employee has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

     EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on the Expiration Date (November 13, 1998) at 12:00 noon, Eastern time, unless extended for up to 45 days by the Bank and Company or such additional periods with the approval of the Commissioner and FDIC, if required. Subscription rights which have not been exercised prior to the Expiration Date will become void. The Bank will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the Commissioner and FDIC, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which subscribers must affirmatively notify the Bank of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond May 6, 2000.

DIRECT COMMUNITY OFFERING

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, Supplemental Eligible Account Holders, the ESOP and Directors, Officers and employees, the Bank has determined to offer shares pursuant to the Plan to certain members of the general public with a preference given to Preferred Subscribers. Such persons, together with associates of and persons Acting in Concert with such persons, may purchase up to $100,000 of Common Stock, subject to the maximum overall purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See "--Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% of the Common Stock issued or decreased to less than $100,000 at the discretion of the Company and the Bank, subject to the approval of the Commissioner and the FDIC. Orders accepted in the Direct Community Offering shall be filled up to a maximum of 2% of the total offering and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE DIRECT COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE BANK AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS, IN WHOLE OR IN PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.
The Direct Community Offering may be commenced at any time during the Subscription Offering or subsequent thereto.

RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

     The Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which persons entitled to subscribe for Conversion Stock pursuant to the Plan reside. However, no such person will be offered any subscription rights or sold any Conversion Stock under the Plan who resides in a foreign country or who resides in a state of the United States with respect to which the Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to such persons.

MARKETING AND UNDERWRITING ARRANGEMENTS

     The Bank and the Company have engaged Trident Securities as a financial and marketing advisor to advise the Company and the Bank with respect to the Subscription and Direct Community Offerings. Trident Securities is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities will assist the Company and the Bank in the Conversion by, among other things: (i) developing marketing materials;
(ii) targeting potential investors in the Subscription Offering and other investors eligible to participate in the Direct Community Offering; (iii) soliciting potential investors by phone or in person; (iv) training management and staff to perform tasks in connection with the Conversion; (v) managing and setting up the Stock Information Center; and (vi) managing the subscription campaign.

     The Bank will pay Trident Securities a management fee in the amount of $10,000 and a commission equal to 2.0% of the aggregate dollar amount of all stock sold in the Subscription and Direct Community Offerings. Such amount is exclusive of any shares sold to the ESOP, Directors, Officers, employees and associates as defined the Bank's Plan of Conversion. Such fees will be paid upon completion of the Conversion. Trident Securities shall be reimbursed for its expenses, in an amount not to exceed $15,000 and its legal fees, in an amount not to exceed

$30,000. Trident Securities has not prepared any report or opinion constituting a recommendation or advice to the Company or the Bank or to persons who subscribe in the Offerings, nor has it prepared an opinion as to the fairness to the Company or the Bank of the Purchase Price or the terms of the Offerings. Trident Securities expresses no opinion as to the prices at which Common Stock to be issued in the Offerings may trade. The Bank has agreed to indemnify Trident Securities against certain liabilities including certain liabilities under the Securities Act and certain misrepresentations or breaches by the Company or the Bank relating to the agreement with Trident Securities. Total marketing fees to Trident Securities are expected to be $78,750 to $131,000 at the minimum and supermaximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

     Directors and Officers of the Company and Bank may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to Officers or registered representatives. Other employees of the Bank may participate in the Offerings in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit Directors, officers and employees to participate in the sale of Common Stock. No Director, Officer or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND DIRECT COMMUNITY OFFERINGS

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order and certification forms will only be distributed with a prospectus.

     To purchase shares in the Subscription and Direct Community Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at any of its offices by 12:00 noon, Eastern Time, on the Expiration Date. Stock order forms which are: (i) returned as undeliverable by the United States Postal Service;
(ii) not received by such time; (iii) executed defectively; or (iv) received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank and Company are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company and Bank shall have the right, each in their sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Direct Community Offering at any time prior to 48 hours before the completion of the Conversion. The Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Direct Community Offerings, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Directors, Officers and employees are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (April 30, 1997) and the Supplemental Eligibility Record Date (March 31, 1998) must list all accounts on the stock order form giving all names, account numbers and social security/tax identification numbers relating to each account. Failure to list all such names, account numbers and social security/tax identification numbers relating to each account may result in a reduction in the number of shares allocated to a subscribing member.

     Payment for subscriptions may be made (i) in cash if delivered in person at the Stock Information Center; (ii) by check, bank draft or money order, provided that checks will only be accepted subject to collection; (iii) by authorization of withdrawal from deposit accounts maintained with the Bank; or (iv) by appropriate authorization of withdrawal from deposit accounts. The funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion.

     If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be cancelled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Bank's passbook rate.

     If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Subscription and Direct Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering; provided, that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company or the ESOP Loan Subsidiary to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Owners of self-directed IRAs and other Qualified Plan accounts, such as Keogh accounts, may use the assets of such IRAs and other Qualified Plan accounts, to purchase shares of Common Stock in the Subscription and Direct Community Offerings, provided that such IRAs or other Qualified Plan accounts are not maintained at the Bank. Persons with IRAs or Qualified Plan accounts maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Direct Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA or Qualified Plan account funds to purchase shares of Common Stock in the Subscription and Direct Community Offerings, make such purchases for the exclusive benefit of the IRAs or Qualified Plan accounts. For further information regarding the transfer of the above-mentioned accounts, please call the Stock Information Center at (617) 696-9373.

     Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Pursuant to the rules and regulations of the Commissioner and the FDIC, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Stock purchased in the Subscription Offering must be registered in the name(s) of the registered account holder(s) and failure to do so will result in the rejection of the order. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

     THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

     As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Direct Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Trident Securities acting as agent of the Company to assist the Company and the Bank in the sale of the Common Stock. THE COMPANY AND THE BANK HAVE THE RIGHT TO REJECT ORDERS IN WHOLE OR IN PART IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing." Subject to the overall maximum purchase limitation, no person, together with any associate or group of persons Acting in Concert, will be permitted to subscribe in the Syndicated Community Offering for more than $100,000 of Common Stock; provided, however, that shares of Common Stock purchased in the Direct Community Offering by any persons, together with associates of or persons Acting in Concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of 2.0% of the shares offered, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

     Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before 12:00 noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before 12:00 noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

     Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the Commissioner and FDIC. Such extensions may not be beyond May 6, 2000. See "--Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON COMMON STOCK PURCHASES

     The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

     (1) No less than 25 shares;

     (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: (1) $100,000 of Common Stock; (2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Bank with a balance of $50 or more as of April 30, 1997) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall maximum purchase limitation described in (8) below;

     (3) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: (1) $100,000 of Common Stock; (2) one tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Bank with a balance of $50 or more as of March 31, 1998) and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall maximum purchase limitation described in (8) below;

     (4) The Employee Plans, including the ESOP, are permitted to purchase, in the aggregate, up to 10% of the shares of Common Stock issued in the Conversion, including shares issued in the event of an increase in the Estimated Price Range of 15%, and the ESOP intends to purchase 8% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation;

     (5) Directors, Officers and employees of the Holding Company and the Bank shall be entitled to purchase up to 30% of the total offering of shares of capital stock, but only to the extent that shares are available after satisfying the subscriptions of Eligible Account Holders, Supplemental Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plan;

     (6) Persons purchasing shares of Common Stock in the Direct Community Offering, together with associates of and groups of persons Acting in Concert with such persons, may purchase in the Direct Community Offering up to $100,000 of Common Stock, subject to the overall maximum purchase limitation described in (8) below;

     (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons Acting in Concert with such persons, may purchase in the Syndicated Community Offering up to $100,000 of Common Stock subject to the overall maximum purchase limitation described in (8) below and, provided further, that shares of Common Stock purchased in the Direct Community Offering by any persons, together with associates of and persons Acting in Concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $100,000 purchase limitation; and

     (8) Eligible Account Holders, Supplemental Eligible Account Holders and Directors, Officers and employees may purchase stock in the Direct Community Offering and Syndicated Community Offering, subject to the purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the overall maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons Acting in Concert with such persons, shall not exceed 2.0% of the shares of Common Stock offered in the Conversion and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of depositors of the Bank or subscribers for Common Stock, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% of the Common Stock to be issued at the sole discretion of the Company and the Bank. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit.

     The overall maximum purchase limitation may not be reduced to less than 1.0%, and the individual amount permitted to be subscribed for may not be reduced by the Bank to less than .10% without the further approval of Voting Depositors or resolicitation of subscribers. An Eligible Account Holder or Supplemental Eligible Account Holder may not purchase individually in the Subscription Offering the overall maximum purchase limit of 2.0% of the shares offered, but may make such purchase, together with associates of and persons Acting in Concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the maximum overall purchase limit for purchases in the Conversion.

     The term "Acting in Concert" is defined in the Plan of Conversion to mean: knowing participation in a joint activity or interdependent conscious parallel action toward a common goal whether or not pursuant to an express agreement; a combination or pooling of voting or other interest in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or a person or company which acts in concert with another person or company ("other party") shall also be deemed to be Acting in Concert with any person or company who is also in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan will not be deemed to be Acting in Concert with any other Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan or with its director or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the director and stock held by the plan will
be aggregated.   The Holding Company and the Bank may presume that certain
Persons are Acting in Concert based upon, among other things, joint account relationships and the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies. When Persons act together for such a common purpose, their group is deemed to have acquired their stock.

     The term "Associate" of a person is defined to mean: any corporation or organization (other than the Company, the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity except that (i) the term "Associate" does not include any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan in which a person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; and (ii) for purposes of aggregating total shares that may be held by Officers and Directors the term "Associate" does not include any Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan; and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Holding Company, the Bank, or any of its parents or subsidiaries. Directors are not treated as associates of each other solely because of their Board membership.

     The term "Officer" means the chairman of the board, chief executive officer, president, any officer at the level of vice president or above, clerk and the treasurer of the Bank.

     For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Bank--Subscriptions of Executive Officers and Directors," "The Conversion--Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Bank."

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would have a claim to receive their pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). To the extent there are remaining assets, a depositor would have a claim to receive a pro rata share of any such remaining assets in the same proportion as the value of such depositor's deposit accounts to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, their claim would be solely in the amount of the balance in their deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the Bank above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Such liquidation account will not be reflected as an asset or liability on the Company's or the Bank's financial statements subsequent to the Conversion. Additionally, no dividends may be paid to stockholders of the Bank if such dividends would reduce stockholders' equity in the Bank below the amount of such liquidation account. Eligible Account Holders and Supplemental Eligible Account Holders, if they were to continue to maintain their deposit account at the Bank, would, on a complete liquidation of the Bank, have a claim to an interest in the liquidation account after payment of all creditors prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including, but not limited to, demand accounts, NOW accounts, money market deposit accounts, and certificate of deposit accounts, with a balance of $50 or more held in the Bank on April 30, 1997 and March 31, 1998, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a claim to a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the April 30, 1997 Eligibility Record Date or the March 31, 1998 Supplemental Eligibility Record Date bore to the balance of all qualifying deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on such date.

     If, however, at the close of business on the last day of any period for which the Bank or Company has prepared audited financial statements subsequent to the effective date of the Conversion ("annual closing date"), the amount in any deposit account is less than the amount in such deposit account on any other annual closing date, then such person's interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is withdrawn or closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

TAX ASPECTS

     Consummation of the Conversion is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the IRS or an opinion of counsel with respect to matters of federal income taxation material to the operations of the Company and the Bank, and an opinion of its independent auditors with respect to certain matters of Massachusetts commonwealth taxation material to the operations of the Company and the Bank, that the Conversion will not be a taxable transaction to the Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders, except as noted below. The federal and Massachusetts tax consequences will remain unchanged in the event that a holding company form of organization is not utilized.

     No private ruling has been requested from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of its counsel, Muldoon, Murphy & Faucette, which has been filed with the SEC as an exhibit to the Company's Registration Statement that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's

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capital stock by the Company or by the Company upon the purchase of its Common
Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Grant Thornton LLP has opined, subject to the limitations and qualifications in its opinion, that: the foregoing tax effects of the Conversion under Massachusetts law are substantially the same as they are under Federal law. Certain portions of both the Federal and the state tax opinions are based upon the opinion of FinPro that subscription rights issued in connection with the Conversion will have no value.

     In the opinion of FinPro, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, such recipients could be taxed either on the receipt or exercise of such subscription rights.

     Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

     All shares of Common Stock purchased in connection with the Conversion by Directors or Officers of the Bank or Company will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such Director or Officer. Each certificate for such restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of such restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the restriction that they may not be sold for a period of one year following the Conversion. The Directors and Officers of the Bank or Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

     Purchases of outstanding shares of Common Stock of the Company by Directors or Officers (or any person who was an Officer or Director of the Bank after adoption of the Plan of Conversion) during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Commissioner. This restriction does not apply, however, to the purchase of Common Stock pursuant to the Stock-Based Incentive Plan.

     Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of: (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

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INTERPRETATION, AMENDMENT AND TERMINATION

     To the extent permitted by law, all interpretations of the Plan by the Bank will be final; however, such interpretations have no binding effect on the Commissioner or the FDIC. The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended by the Board of Directors as a result of comments from regulatory authorities or otherwise, prior to the date of mailing of material to the Bank's Voting Depositors in connection with the Special Meeting called to consider the Plan and at any time thereafter with the concurrence of the Commissioner and the FDIC, if required.

     Completion of the Conversion requires the sale of all shares of the Common Stock within 24 months following approval of the Plan by the Board of Directors of the Bank. If this condition is not satisfied, the Plan will be terminated and the Bank will continue its business in the mutual form of organization. The Plan may be terminated by the board of directors at any time with the approval of the Commissioner.

            RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

GENERAL

     The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and, in connection therewith, new Stock Charter and Bylaws to be adopted by Voting Depositors of the Bank eligible to vote at the Special Meeting. The Plan also provides for the concurrent formation of a holding company. See "The Conversion--General." As described below and elsewhere herein, certain provisions in the Company's Certificate of Incorporation and Bylaws and in its compensation arrangements provided for in the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, the Bank's Charter and Bylaws and compensation arrangements provided for in the Conversion may also have "anti-takeover" effects. Finally, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     GENERAL. A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential anti-takeover effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which such person and his affiliates have sole or shared voting or investment power, but shall not include shares that are subject to a publicly solicited revocable proxy and that are not otherwise deemed to be beneficially owned by such

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person and his affiliates. No Director or officer (or any affiliate thereof) of the Company shall, solely by reason of any or all of such Directors or officers acting in their capacities as such, be deemed to beneficially own any shares beneficially owned by any other Director or officer (or affiliate thereof) nor will the ESOP or any similar plan of the Company or the Bank or any director with respect thereto (solely by reason of such director's capacity) be deemed to beneficially own any shares held under any such plan. The Certificate of Incorporation of the Company further provides that the provisions limiting voting rights may only be amended upon the vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon (after giving effect to the provision limiting voting rights).

     BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of Directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the Whole Board of Directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of Directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the Directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Directors may be removed by the shareholders only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon.

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders choice.

     CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by a resolution adopted by a majority of the whole Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 2.5 million shares of Common Stock and 500,000 shares of preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of shares in the Conversion, including shares contributed to the Foundation, and the issuance of additional shares upon exercise of stock options.

     STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" with an "Interested Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any business combination involving

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

an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were Directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. The term "Interested Stockholder" is defined to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than the Company or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company with any of its subsidiaries which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company or subsidiary owned directly or indirectly, by an Interested Stockholder or Affiliate thereof. The Directors and executive officers of the Bank are purchasing in the aggregate approximately 9.6% of the shares of the Common Stock based on the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Stock-Based Incentive Plan is received, the Company expects to acquire 4% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, on behalf of the Stock-Based Incentive Plan and expects to issue options to purchase up to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, under the Stock-Based Incentive Plan to directors and executive officers. As a result, Directors, executive officers and employees have the potential to control the voting of approximately 27.7% of the Company's Common Stock on a fully diluted basis at the maximum of the Estimated Price Range, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described herein above.

     EVALUATION OF OFFERS. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein), to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary (including the Bank) may consider in evaluating any action that may result in a change or potential change of control of such subsidiary, and the social and economic effects of acceptance of such offer on: the Company's present and future customers and employees and those of its subsidiaries (including the Bank); the communities in which the Company and the Bank operate or are located; the ability of the Company to fulfill its corporate objectives as a bank holding company; and the ability of the Bank to fulfill the objectives of a stock co-operative bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

     AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal

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certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of Directors, Director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by a majority of the whole Board of Directors, or by a vote of the holders of at least 80% (after giving effect to the provision limiting voting rights) of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting to give at least 90 days' advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a Director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. Certain provisions of the Stock-Based Incentive Plan provide for accelerated benefits to participants in the event of a change in control of the Company or the Bank or a tender or exchange offer for their stock. See "Management of the Bank--Other Benefit Plans--Stock-Based Incentive Plan." The Company and the Bank have also entered into agreements with key officers and intends to establish the Severance Compensation Plan which will provide such officers and eligible employees with additional payments and benefits on the officer's termination in connection with a change in control of the Company or the Bank. See "Management of the Bank-- Employment Agreements," "--Change in Control Agreements" and "--Employee Severance Compensation Plan." The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of the Bank. Additionally, the provisions could deter offers to acquire the outstanding shares of the Company which might be viewed by stockholders to be in their best interests.

     The Company's Board of Directors believes that the provisions of the Certificate of Incorporation and Bylaws are in the best interest of the Company and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts.

DELAWARE CORPORATE LAW

     The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an Interested Stockholder) may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either

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the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, excluding, for purposes of determining the number of shares outstanding, shares owned by the corporation's directors who are also officers and certain employee stock plans;
(iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section
203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S NEW CHARTER AND BYLAWS

     Although the Board of Directors of the Bank is not aware of any effort that might be made to obtain control of the Bank after Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by Massachusetts General Laws to protect the interests of the converted Bank and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See "Risk Factors--Anti-Takeover Provisions Which May Discourage Takeover Attempts."

     The Bank's Stock Charter will contain a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of three years following the date of completion of the Conversion. In the event shares are acquired in violation of this provision of the Bank's Stock Charter, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. This limitation shall not apply to any transaction in which the Bank forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Stock Charter against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Stock Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company.

     In addition, stockholders will not be permitted to call a special meeting of stockholders or to cumulate their votes in the election of Directors. Furthermore, the Bank's Bylaws provide for the election of three classes of directors to staggered terms. The staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion.

     Finally, the Stock Charter provides for the issuance of shares of preferred stock on such terms, including conversion and voting rights, as may be determined by the Bank's Board of Directors without stockholder approval. Although the Bank has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock (the "Preferred Stock") proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed

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

merger, tender offer or other attempt to gain control of the Bank of which management does not approve, the Board of Directors can authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Bank and its then existing stockholders.

REGULATORY RESTRICTIONS

     MASSACHUSETTS DIVISION OF BANKS CONVERSION REGULATIONS. Regulations issued by the Commissioner provide that for a period of three years following the date of the completion of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of any equity security of the Company without prior written notice to the Company and the prior written approval of the Commissioner. Where any person, directly or indirectly, acquires beneficial ownership of more than ten percent (10%) of any class of any equity security of the Company without prior written notice to the Company and the prior written approval of the Commissioner, the securities beneficially owned by such person in excess of ten percent (10%) shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. The Commissioner may take any further action to enforce these regulatory restrictions as he deems appropriate.

     CHANGE IN BANK CONTROL ACT. In addition to the foregoing restrictions, the acquisition of ten percent (10%) or more of the Common Stock outstanding may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act. The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, including a converted co-operative bank such as the Bank, to provide 60 days prior written notice and certain financial and other information to the FDIC.

     The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of the Bank's voting stock or the power to direct the management or policies of the Bank. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of the Bank's voting securities if (i) the Bank has a class of voting securities which is registered under Section 12 of the Exchange Act, or (ii) the acquiring party would be the largest holder of a class of voting shares of the Bank. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds. In addition, Massachusetts has its own Change in Control Act which would be applicable to the Bank following the Conversion. In some circumstances, similar filings with the Commissioner may be required under the Massachusetts Change in Bank Control Act.

     FRB REGULATIONS. In the event the Bank does not qualify to be a QTL, attempts to acquire control of the Bank become subject to regulations of the FRB under the Change in Bank Control Act.



                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 2.5 million shares of Common Stock having a par value of $.01 per share and 500,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). Based on the sale of Common Stock in connection with the Conversion and issuance of authorized but unissued Common Stock in an amount equal to 5% of the Common Stock sold in the Conversion to the Foundation, the Company currently expects to issue up to 824,149 shares of Common Stock (based on the maximum of the Estimated Price Range, as adjusted by 15%) and no shares of Preferred Stock in the Conversion. Except for shares issued in connection with the Conversion, the Company presently does not have plans to issue Common Stock. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of

Common Stock. Upon payment of the Actual Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

     THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR THE SHARE INSURANCE FUND.

COMMON STOCK

     DIVIDENDS. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulations. See "Dividend Policy" and "Regulation and Supervision." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     VOTING RIGHTS. Upon the Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share. Stockholders will not have any right to cumulate votes in the election of Directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote (after giving effect to the provision limiting voting rights). See "Restrictions on Acquisition of the Company and the Bank."

     As a Massachusetts-chartered mutual co-operative bank, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion-- Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS; REDEMPTION. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

     INDEMNIFICATION AND LIMIT ON LIABILITY. The Company's Certificate of Incorporation contains provisions which limit the liability of directors, officers and employees of the Company and indemnify such individuals. Such provisions provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred. Under certain circumstances, the right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. In addition, a Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, under Section 174 of the Delaware General Corporation, or for any transaction from which the Director derived an improper personal benefit.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Company presently does not have plans to issue Preferred Stock.

                   DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

     In the event the holding company form of organization is not utilized in connection with the Conversion, the Bank may offer shares of its common stock in connection with the Conversion. The following is a discussion of the capital stock of the Bank.

     The Stock Charter of the Bank, to be effective upon the Conversion, authorize the issuance of capital stock consisting of 2.5 million shares of common stock, par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the Stock Charter without the approval of the Bank's stockholders. Assuming that the holding company form of organization is utilized, all of the issued and outstanding common stock of the Bank will be held by the Company as the Bank's sole stockholder.

     THE CAPITAL STOCK OF THE BANK WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR THE SHARE INSURANCE FUND.

COMMON STOCK

     DIVIDENDS. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation--Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

     VOTING RIGHTS. Immediately after the Conversion, the holders of the Bank's common stock will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held. Shareholders shall not be entitled to cumulate their votes for the election of directors. See "Restrictions on Acquisition of the Company and the Bank--Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

     LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS; REDEMPTION. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

                         TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

                            CHANGES IN ACCOUNTANTS

     Prior to the five months ended May 31, 1998, the Bank's financial statements were audited by Wolf & Company, P.C. who resigned as of April 22, 1998, and Grant Thornton was engaged and continues as the independent auditors of the Bank. The decision to change auditors was approved by the Board of Directors. Accordingly, the balance sheet as of December 31, 1997, and related statements of income and comprehensive income, surplus and cash flows for each of the years in the three years ended December 31, 1997, and included in this Prospectus, were audited by Wolf & Company, P.C.

     For the three years ended December 31, 1997 and up to the date of replacement of Wolf & Company, P.C., there were no disagreements with Wolf & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Wolf & Company, P.C., would have caused them to make reference to the subject matter of the disagreement in connection with their report. The independent auditors' report on the financial statements for the year ended December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                                    EXPERTS

     The financial statements of the Bank as of December 31, 1997, and for the three years ended December 31, 1997 have been included in this Prospectus in reliance upon the report of Wolf & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     FinPro has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to subscription rights.

                            LEGAL AND TAX OPINIONS

     The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Bank and Company. The federal income tax consequences of the Massachusetts Co-operative Charitable Foundation will be passed upon for the Bank and the Company by Grant Thornton, LLP, independent certified public accountants who have served as the Bank's and the Company's independent tax advisors. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnell. Massachusetts commonwealth income tax consequences will be passed upon by Grant Thornton LLP. Certain legal matters will be passed upon for Trident Securities by Vorys, Sater, Seymour and Pease LLP.

                            ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the Conversion Valuation Appraisal Report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates.
In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The Conversion Valuation Appraisal Report may also be inspected by members of the Bank at the offices of the Bank during normal business hours. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     The Bank has filed an application for approval of conversion with the Commissioner. This Prospectus omits certain information contained in that application. The application may be examined at the Office of the Commissioner, Commonwealth of Massachusetts, Leverett Saltonstall Building, Room 2004, 100 Cambridge Street, Boston, Massachusetts 02202.

     The Company has filed with the Office of Thrift Supervision an Application to Form a Holding Company. This Prospectus omits certain information contained in such Application. Such Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552.

     In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Bank will register its stock with the Federal Deposit Insurance Corporation under Section 12(g) of the Exchange Act and, upon such registration, the Bank and the holders of its stock will become subject to the same obligations and restrictions.

     A copy of the Plan of Conversion, Certificate of Incorporation and the Bylaws of the Company and the Stock Charter and Bylaws of the Bank are available without charge from the Bank. The Bank's main office is located at 1442 Dorchester Avenue, Boston, Massachusetts 02122. Its telephone number is (617) 825-5555.

                      THE MASSACHUSETTS CO-OPERATIVE BANK
                         INDEX TO FINANCIAL STATEMENTS

                                                                      PAGE
                                                                      ----

Independent Auditors' Report......................................     F-2

Balance Sheets as of May 31, 1998 (unaudited) and
 December 31, 1997 and 1996.......................................     F-3

Statements of Income and Comprehensive Income for the Five
 Months Ended May 31, 1998 and 1997 (unaudited) and for the
 Years Ended December 31, 1997, 1996 and 1995.....................      33

Statements of Changes in Surplus for the
 Five Months Ended May 31, 1998 (unaudited) and for the
 Years Ended December 31, 1997, 1996 and 1995.....................     F-4

Statements of Cash Flows for the Five Months Ended
 May 31, 1998 and 1997 (unaudited) and for the Years Ended
 December 31, 1997, 1996 and 1995.................................  F-5 -- F-6

Notes to Financial Statements.....................................  F-7 -- F-28


        All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

        The financial statements of Massachusetts Fincorp, Inc. have been omitted because Massachusetts Fincorp, Inc. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

               [Letterhead of Wolf & Company, P.C. appears here]

                          INDEPENDENT AUDITORS' REPORT



The Finance Committee
Massachusetts Co-operative Bank
Dorchester, Massachusetts

We have audited the accompanying balance sheets of Massachusetts Co-operative Bank as of December 31, 1997 and 1996, and the related statements of income and comprehensive income, changes in surplus and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Massachusetts Co-operative Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ WOLF & COMPANY, P.C.


Boston, Massachusetts
March 6, 1998, except for Note M which
  is as of May 6, 1998

                        Massachusetts Co-operative Bank

                                 BALANCE SHEETS

                                     ASSETS

                                                 May 31,            December 31,
                                                             --------------------------
                                                   1998          1997          1996
                                               ------------  ------------  ------------
                                               (Unaudited)
Cash and due from banks                        $ 4,341,827   $ 1,320,315   $ 1,460,438
Federal fund sold                                1,368,014       172,518     1,153,176
                                               -----------   -----------   -----------
            Total cash and cash equivalents      5,709,841     1,492,833     2,613,614

Securities available for sale                    4,613,051     3,022,890     4,840,831
Securities held to maturity                      2,914,297     2,979,113             -
Federal Home Loan Bank stock, at cost              762,800       762,800       762,800
Mortgage loans held for sale                     4,469,775     3,185,120     1,397,572

Loans                                           43,167,310    41,614,930    38,989,146
Less:  allowance for possible loan losses         (471,820)     (349,404)     (322,497)
                                               -----------   -----------   -----------
          Loans, net                            42,695,490    41,265,526    38,666,649

Foreclosed real estate                                   -             -       539,964
Banking premises and equipment, net              1,179,408     1,200,551     1,282,359
Accrued interest receivable                        330,148       322,257       286,873
Due from Co-operative Central Bank                 242,850       242,850       242,850
Other assets                                       285,351       156,549       144,249
                                               -----------   -----------   -----------

                                               $63,203,011   $54,630,489   $50,777,761
                                               ===========   ===========   ===========
                            LIABILITIES AND SURPLUS
Deposits                                       $54,518,401   $42,667,742   $33,874,469
Federal Home Loan Bank borrowings                3,093,888     6,435,707    11,605,266
Mortgagors' escrow accounts                        178,280       263,368       349,661
Accrued expenses and other liabilities             313,956       277,154       353,760
                                               -----------   -----------   -----------
      Total liabilities                         58,104,525    49,643,971    46,183,156
                                               -----------   -----------   -----------

Commitments and contingencies

Surplus                                          5,038,546     4,932,838     4,565,304
Accumulated other comprehensive income              59,940        53,680        29,301
                                               -----------   -----------   -----------
      Total surplus                              5,098,486     4,986,518     4,594,605
                                               -----------   -----------   -----------

                                               $63,203,011   $54,630,489   $50,777,761
                                               ===========   ===========   ===========

The accompanying notes are an integral part of these statements.

                        Massachusetts Co-operative Bank

                        STATEMENTS OF CHANGES IN SURPLUS

                   Five months ended May 31, 1998 (unaudited)
                and years ended December 31, 1997, 1996 and 1995

                                                                   Accumulated
                                                                      Other
                                                                  Comprehensive
                                                       Surplus    Income (Loss)     Total
                                                      ----------  --------------  ----------
Balance at December 31, 1994                          $4,062,621      $(238,905)  $3,823,716

Net income for the year ended December 31, 1995          310,525              -      310,525

Other comprehensive income, net of tax                         -        264,042      264,042
                                                      ----------      ---------   ----------

Balance at December 31, 1995                           4,373,146         25,137    4,398,283

Net income for the year ended December 31, 1996          192,158              -      192,158

Other comprehensive income, net of tax                         -          4,164        4,164
                                                      ----------      ---------   ----------

Balance at December 31, 1996                           4,565,304         29,301    4,594,605

Net income for the year ended December 31, 1997          367,534              -      367,534

Other comprehensive income, net of tax                         -         24,379       24,379
                                                      ----------      ---------   ----------

Balance at December 31, 1997                           4,932,838         53,680    4,986,518

Net income for the five months ended May 31, 1998
  (unaudited)                                            105,708              -      105,708

Other comprehensive income, net of tax (unaudited)             -          6,260        6,260
                                                      ----------      ---------   ----------

Balance at May 31, 1998 (unaudited)                   $5,038,546      $  59,940   $5,098,486
                                                      ==========      =========   ==========

The accompanying notes are an integral part of these statements.

                        Massachusetts Co-operative Bank

                            STATEMENTS OF CASH FLOWS

                                                                 Five months ended
                                                                      May 31,                      Year ended December 31,
                                                            ---------------------------  -------------------------------------------
                                                                1998           1997          1997           1996           1995
                                                            -------------  ------------  -------------  -------------  -------------
                                                                     (Unaudited)
Cash flows from operating activities:
 Net income                                                 $    105,708   $   136,912   $    367,534   $    192,158   $    310,525
 Adjustments to reconcile net income to net cash
  (used) provided by operating activities:
   Provision (credit) for loan losses                             63,662             -        (90,000)        14,148         70,148
   Depreciation and amortization expense                          56,487        53,239        139,357        131,146         91,765
   Net (gain) loss on sales of securities available
     for sale                                                    (11,454)       (8,346)       (42,439)       (23,798)         3,548
   Net gain on sale of foreclosed real estate                          -       (20,459)       (41,366)       (40,315)             -
   Provision for losses on foreclosed real estate                      -             -              -              -          6,805
   Loans originated for sale                                 (18,680,228)   (8,498,510)   (23,307,569)   (20,272,272)   (10,769,456)
   Principal balance of loans sold                            17,395,573     8,806,957     21,520,021     19,234,391     10,043,256
   Amortization of deferred loan (fees) costs                    (26,093)        1,414        (21,244)         9,847         15,559
   Amortization of investment securities,
     net of accretion                                             12,206         3,603         13,977         17,866         31,596
   Increase in accrued interest receivable                        (7,891)       (4,844)       (35,384)        (1,323)       (14,053)
   Decrease (increase) in other assets                          (167,802)       16,928        (11,116)       362,632       (327,446)
   Deferred tax (benefit)                                         25,000       (39,000)       (34,000)       (44,000)             -
   Increase (decrease) in accrued expenses
     and other liabilities                                        46,398      (136,799)       (76,607)       203,818        (39,785)
                                                            ------------   -----------   ------------   ------------   ------------

      Net cash (used) provided by operating
       activities                                             (1,188,434)      311,095     (1,618,836)      (215,702)      (577,538)
                                                            ------------   -----------   ------------   ------------   ------------

Cash flows from investing activities:
 Purchase of securities available for sale                    (2,081,207)     (137,756)    (1,307,210)      (198,952)      (831,000)
 Purchase of securities held to maturity                        (860,041)            -     (3,989,706)             -              -
 Proceeds from maturities of securities available for sale             -       300,000      2,077,469        750,000      1,389,150
 Proceeds from maturities of securities held to maturity         162,000             -      1,000,938              -              -
 Proceeds from sales and calls of securities available
  for sale                                                       500,643        61,732      1,048,085        114,997        908,464
 Proceeds from calls of securities held to maturity              750,000             -              -              -              -
 Purchase of Federal Home Loan Bank stock                              -             -              -       (376,600)             -
 Principal payments received on mortgage-backed
  securities                                                      13,172        63,313         94,910        165,048        142,398
 Loan (originations)/ principal payments, net                 (1,467,533)      909,300     (2,487,633)    (6,580,283)    (2,342,622)
 Purchase of participants portion of real estate in
  possession                                                           -             -              -              -       (296,000)
 Proceeds from sales of foreclosed real estate                         -       419,330        581,330      1,020,876         67,754
 Rent payments (disbursements) on real estate in
  possession, net                                                      -             -              -         (1,336)        21,621
 Purchase of banking premises and equipment                      (35,344)      (10,996)       (57,549)    (1,010,628)       (75,645)
                                                            ------------   -----------   ------------   ------------   ------------

      Net cash (used) provided by investing
       activities                                             (3,018,310)    1,604,923     (3,039,366)    (6,116,878)    (1,015,880)
                                                            ------------   -----------   ------------   ------------   ------------

                        Massachusetts Co-operative Bank

                      STATEMENTS OF CASH FLOWS - CONCLUDED

                                                                    Five months ended
                                                                        May 31,                    Year ended December 31,
                                                               --------------------------  ----------------------------------------
                                                                   1998          1997          1997          1996          1995
                                                               ------------  ------------  ------------  ------------  ------------
                                                                       (Unaudited)
Cash flows from financing activities:
 Net increase in deposits                                      $11,850,659   $ 6,953,439   $ 8,793,273   $ 1,856,049   $ 1,109,505
 Net increase (decrease) in Federal Home Loan Bank
  advances with maturities less than three months               (1,839,000)            -       837,000      (191,263)     (494,000)
 Federal Home Loan Bank advances with maturities
  in excess of three months                                        500,000             -     2,500,000    10,000,000     4,250,000
 Repayment of Federal Home Loan Bank advances
  with maturities in excess of three months                     (2,002,819)   (6,002,720)   (8,506,559)   (4,450,000)   (3,506,039)
 Net increase (decrease) in mortgagors' escrow accounts            (85,088)     (171,970)      (86,293)      106,680        81,470
                                                               -----------   -----------   -----------   -----------   -----------

      Net cash provided by financing activities                  8,423,752       778,749     3,537,421     7,321,466     1,440,936
                                                               -----------   -----------   -----------   -----------   -----------

Net change in cash and cash equivalents                          4,217,008     2,694,767    (1,120,781)      988,886      (152,482)

Cash and cash equivalents at beginning of period                 1,492,833     2,613,614     2,613,614     1,624,728     1,777,210
                                                               -----------   -----------   -----------   -----------   -----------

Cash and cash equivalents at end of period                     $ 5,709,841   $ 5,308,381   $ 1,492,833   $ 2,613,614   $ 1,624,728
                                                               ===========   ===========   ===========   ===========   ===========


Supplementary Information:
--------------------------

 Interest paid on deposit accounts                             $   805,156   $   601,964   $ 1,583,437   $ 1,248,032   $ 1,258,305
 Interest paid on borrowed funds                                   101,196       216,861       409,133       613,614       358,519
 Income tax payments (refunds), net                                180,000        85,000        91,269       (76,194)       91,961
 Transfer from loans to foreclosed real estate                           -             -             -       256,698       737,459
 Transfer foreclosed real estate to loans, net of allowance              -             -             -             -       401,485

The accompanying notes are an integral part of these statements.

                        Massachusetts Co-operative Bank

                         NOTES TO FINANCIAL STATEMENTS

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business
 --------

  The Bank provides a variety of financial services to individuals and small businesses through its two banking locations and one loan production office in eastern Massachusetts. Its primary deposit products are checking, savings and term certificate accounts and its primary lending product is residential mortgage loans.

 Use of Estimates
 ----------------

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the deferred tax asset valuation reserve.

 Reclassifications
 -----------------

  Certain amounts have been reclassified in the 1995 and 1996 financial statements to conform to the 1997 presentation.

 Cash and Cash Equivalents
 -------------------------

  Cash and cash equivalents include amounts due from banks and Federal funds sold.

 Investment Securities
 ---------------------

  Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Investments classified as "available for sale" are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in determining comprehensive income and accumulated other comprehensive income/(loss) as a component of surplus, net of tax effects.

  Federal Home Loan Bank stock is reflected at cost.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

  Purchase premiums and discounts are recognized in interest income using a method which approximates the interest method over the terms of the investments. Declines in the value of held-to-maturity and available-for-sale securities that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific identification method.

 Mortgage Loans Held for Sale
 ----------------------------

  Mortgage loans originated for sale are carried at the lower of cost or aggregate fair value. Net unrealized losses are recognized in a valuation allowance by charges to earnings when applicable.

 Loans
 -----

  The loan portfolio consists of mortgage and other loans to the Bank's customers located in eastern Massachusetts. The ability of the Bank's debtors to honor their contracts is dependent upon the economy in general and the real estate and construction economic sectors.

  Loans, as reported, have been reduced by net deferred loan fees, unadvanced loan funds and the allowance for possible loan losses.

  Interest on loans is not accrued on loans which are identified as impaired or loans which are ninety days or more past due. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on all non-accrual loans is recognized only to the extent of interest payments received.

  Loan origination and commitment fees and certain direct loan origination costs, applicable to mortgage loans, are deferred and the net amount is amortized to interest income over the contractual lives of the loans by the interest method. Fees and costs applicable to other loans are not material and are recognized in income as received or incurred.

 Allowance for Possible Loan Losses
 ----------------------------------

  The allowance for possible loan losses is established by a provision for possible loan losses charged to earnings and is maintained at a level considered adequate by management to provide for reasonably foreseeable loan losses.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

  The provision and the level of the allowance are evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary.

  Loan losses are charged against the allowance when management believes the collectibility of the loan is unlikely. Subsequent recoveries, if any, are credited to the allowance.

  A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by the fair value of the collateral.

  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual loans held for sale and consumer loans for impairment disclosures.

 Foreclosed Real Estate
 ----------------------

  Foreclosed real estate includes both formally foreclosed property and properties, whereby the Bank has taken physical possession of the property without formal foreclosure proceedings.

  Foreclosed real estate is initially recorded at fair value at the date of acquisition. Costs relating to the development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

  Valuations are periodically performed by management, and an allowance for losses is established through a charge to earnings if the carrying value of a property exceeds its fair value less estimated costs to sell.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

 Banking Premises and Equipment
 ------------------------------

  Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the term of the lease if shorter.

  It is general practice to charge the cost of maintenance and repairs to earnings when incurred; major expenditures for betterments are capitalized and depreciated.

 Income Taxes
 ------------

  Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its Federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

 Pension Plan
 ------------

  It is the Bank's policy to fund pension plan costs in the year of accrual.

 Recent Accounting Pronouncements
 --------------------------------

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain FASB statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the surplus section of the balance sheet. Such items, along with net income, are components of comprehensive income. SFAS No. 130 requires that all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Additionally, SFAS No. 130 requires that the accumulated balance of other comprehensive income be displayed separately in the surplus section of the balance sheet. On January 1, 1998, the Bank adopted this disclosure requirement.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Concluded

 Unaudited Interim Financial Statements
 --------------------------------------

  The financial statements and related notes as of May 31, 1998, and for the five months ended May 31, 1998 and 1997 are unaudited. All adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the financial information, have been made.


NOTE B - INVESTMENT SECURITIES

 The amortized cost and estimated fair value of investment securities, with gross unrealized gains and losses, follows:

                                                                    May 31, 1998
                                                   -----------------------------------------------
                                                                 Gross        Gross
                                                   Amortized   Unrealized  Unrealized
                                                      Cost       Gains       Losses     Fair Value
                                                   ----------  ----------  -----------  ----------

  Securities Available for Sale
  -----------------------------

  Debt securities:
    U.S. Government and Federal agency             $2,839,807    $ 12,321    $ (1,211)  $2,850,917
    Mortgage-backed                                   987,891      47,109           -    1,035,000
                                                   ----------    --------    --------   ----------
            Total debt securities                   3,827,698      59,430      (1,211)   3,885,917

  Marketable equity securities                        682,007      62,560     (17,433)     727,134
                                                   ----------    --------    --------   ----------

            Total securities available for sale    $4,509,705    $121,990    $(18,644)  $4,613,051
                                                   ==========    ========    ========   ==========

  Securities Held to Maturity
  ---------------------------

  U.S. Government and Federal agency               $1,064,834    $  1,785    $   (433)  $1,066,186
  Corporate                                         1,849,463       2,374      (2,741)   1,849,096
                                                   ----------    --------    --------   ----------

            Total securities held to maturity      $2,914,297    $  4,159    $ (3,174)  $2,915,282
                                                   ==========    ========    ========   ==========


                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE B - INVESTMENT SECURITIES - Continued

                                                                  December 31, 1997
                                                   -----------------------------------------------
                                                                 Gross        Gross
                                                   Amortized   Unrealized  Unrealized
                                                      Cost       Gains       Losses     Fair Value
                                                   ----------  ----------  -----------  ----------

  Securities Available for Sale
  -----------------------------

  Debt securities:
    U.S. Government and Federal agency             $1,340,043    $ 14,375    $ (2,077)  $1,352,341
    Mortgage-backed                                 1,014,897      32,305      (2,861)   1,044,341
                                                   ----------    --------    --------   ----------
            Total debt securities                   2,354,940      46,680      (4,938)   2,396,682

  Marketable equity securities                        575,270      62,833     (11,895)     626,208
                                                   ----------    --------    --------   ----------

            Total securities available for sale    $2,930,210    $109,513    $(16,833)  $3,022,890
                                                   ==========    ========    ========   ==========

  Securities Held to Maturity
  ---------------------------

  U.S. Government and Federal agency               $1,499,025    $  1,260    $      -   $1,500,285
  Corporate                                         1,480,088       3,343        (578)   1,482,853
                                                   ----------    --------    --------   ----------

            Total securities held to maturity      $2,979,113    $  4,603    $   (578)  $2,983,138
                                                   ==========    ========    ========   ==========
                                                                  December 31, 1996
                                                   -----------------------------------------------
                                                                 Gross        Gross
                                                   Amortized   Unrealized  Unrealized
                                                      Cost       Gains       Losses     Fair Value
                                                   ----------  ----------  -----------  ----------

  Securities Available for Sale
  -----------------------------

  U.S. Government and Federal agency               $1,511,575    $  2,591    $(32,397)  $1,481,769
  Corporate                                         1,580,453      19,022           -    1,599,475
  Mortgage-backed                                   1,475,592      30,149      (2,654)   1,503,087
                                                   ----------    --------    --------   ----------
            Total debt securities                   4,567,620      51,762     (35,051)   4,584,331

  Marketable equity securities                        237,726      24,215      (5,441)     256,500
                                                   ----------    --------    --------   ----------

            Total securities available for sale    $4,805,346    $ 75,977    $(40,492)  $4,840,831
                                                   ==========    ========    ========   ==========

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE B - INVESTMENT SECURITIES - Continued

 The amortized cost and estimated fair value of debt securities by contractual maturity are as follows:

                                                     May 31, 1998
                                    ----------------------------------------------
                                      Available for Sale       Held to Maturity
                                    ----------------------  ----------------------
                                    Amortized               Amortized
                                       Cost     Fair Value     Cost     Fair Value
                                    ----------  ----------  ----------  ----------

  Within 1 year                     $  500,000  $  500,145  $1,253,548  $1,254,803
  Over 1 year through 5 years        1,499,254   1,498,042   1,595,636   1,594,258
  After 5 years through 10 years       840,553     852,730      65,113      66,221
                                    ----------  ----------  ----------  ----------
                                     2,839,807   2,850,917   2,914,297   2,915,282

  Mortgage-backed securities           987,891   1,035,000           -           -
                                    ----------  ----------  ----------  ----------

                                    $3,827,698  $3,885,917  $2,914,297  $2,915,282
                                    ==========  ==========  ==========  ==========


                                                  December 31, 1997
                                    ----------------------------------------------
                                      Available for Sale       Held to Maturity
                                    ----------------------  ----------------------
                                    Amortized               Amortized
                                       Cost     Fair Value     Cost     Fair Value
                                    ----------  ----------  ----------  ----------

  Within 1 year                     $  500,000  $  497,923  $1,443,564  $1,443,795
  Over 1 year through 5 years                -           -     785,549     788,083
  After 5 years through 10 years       840,043     854,418     750,000     751,260
                                    ----------  ----------  ----------  ----------
                                     1,340,043   1,352,341   2,979,113   2,983,138

  Mortgage-backed securities         1,014,897   1,044,341           -           -
                                    ----------  ----------  ----------  ----------

                                    $2,354,940  $2,396,682  $2,979,113  $2,983,138
                                    ==========  ==========  ==========  ==========

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE B - INVESTMENT SECURITIES - Concluded

                                                                                            December 31, 1996
                                                                                          ----------------------
                                                                                            Available for Sale
                                                                                          ----------------------
                                                                                          Amortized
                                                                                             Cost     Fair Value
                                                                                          ----------  ----------
  Within 1 year                                                                           $2,080,568  $2,102,181
  Over 1 year through 5 years                                                                500,000     495,782
  After 5 years through 10 years                                                             511,460     483,281
                                                                                          ----------  ----------
                                                                                           3,092,028   3,081,244

  Mortgage-backed securities                                                               1,475,592   1,503,087
                                                                                          ----------  ----------

                                                                                          $4,567,620  $4,584,331
                                                                                          ==========  ==========

 Sales and calls of securities available for sale are summarized as follows:

                                                                                     Five months
                                                                                    ended May 31,        Year ended December 31,
                                                                                --------------------  ------------------------------
                                                                                  1998        1997        1997      1996      1995
                                                                                --------  ----------  ----------  --------  --------
  Proceeds from sales and calls                                                 $500,643  $   61,732  $1,048,085  $114,997  $908,464
  Gross gains from sales and calls                                                42,111       8,346      67,259    23,798    39,270
  Gross losses from sales and calls                                               30,657           -      24,820         -    42,818


                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE C - LOANS

 A summary of the balances of loans follows:

                                                                          May 31,            December 31,
                                                                        -----------   -------------------------
                                                                            1998          1997          1996
                                                                        -----------   -----------   -----------
  Real estate mortgage loans:
    Adjustable rate                                                     $27,366,395   $26,977,594   $27,216,773
    Fixed rate                                                           10,485,057    11,078,815     9,493,378
    Construction loans                                                    7,439,944     5,006,181     2,029,041
    Equity lines of credit                                                  512,057       560,375       726,958
                                                                        -----------   -----------   -----------
                                                                         45,803,453    43,622,965    39,466,150

  Less: Net deferred loan fees                                              (48,995)      (56,653)      (31,613)
        Unadvanced loan funds                                            (2,794,565)   (2,181,229)     (764,882)
                                                                        -----------   -----------   -----------
                                                                         42,959,893    41,385,083    38,669,655
                                                                        -----------   -----------   -----------

  Other loans:
    Personal loans                                                          102,260       112,882        92,874
    Unsecured loans                                                          25,637        40,697        96,352
    Collateral loans                                                         79,520        76,268       130,265
                                                                        -----------   -----------   -----------
                                                                            207,417       229,847       319,491
                                                                        -----------   -----------   -----------

        Total loans                                                      43,167,310    41,614,930    38,989,146

  Less allowance for possible loan losses                                  (471,820)     (349,404)     (322,497)
                                                                        -----------   -----------   -----------

        Loans, net                                                      $42,695,490   $41,265,526   $38,666,649
                                                                        ===========   ===========   ===========


 Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal of mortgage loans serviced for others was $4,727,191, $3,412,215 and $4,263,727 at May 31, 1998 and December 31, 1997 and
 1996, respectively. All loans serviced for others were sold without recourse provisions.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE C - LOANS - Concluded

 An analysis of the allowance for possible loan losses for the periods indicated follows:

                                                     Five months
                                                    ended May 31,          Year ended December 31,
                                                 -------------------  ---------------------------------
                                                   1998      1997       1997        1996        1995
                                                 --------  ---------  ---------  ----------  ----------

  Balance at beginning of period                 $349,404  $322,497   $322,497   $ 299,606   $ 446,231
  Provision (credit) for possible loan losses      63,662         -    (90,000)     14,148      70,148
  Recoveries                                       58,754    41,107    127,830     181,621      74,240
  Loans charged-off                                     -    (4,959)   (10,923)   (172,878)   (346,178)
  Transfer from allowance for possible
    losses on foreclosed real estate                    -         -          -           -      55,165
                                                 --------  --------   --------   ---------   ---------

  Balance at end of period                       $471,820  $358,645   $349,404   $ 322,497   $ 299,606
                                                 ========  ========   ========   =========   =========

 At May 31, 1998 and December 31, 1997 and 1996, the recorded investment in impaired loans totaled $272,273, $99,049 and $413,213 respectively, for which there was no valuation allowance.

 No additional funds are committed to be advanced in connection with impaired loans.

 For the five months ended May 31, 1998, and the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans amounted to $223,419, $182,896 and $289,889, respectively. Interest income recognized on impaired loans was $3,292 and $-0- for the five months ended May 31, 1998 and 1997 and $28,992, $4,912 and $4,450 for the years ended December 31, 1997, 1996 and 1995, respectively.

 Non-accrual loans totaled $64,798, $114,566 and $392,206 at May 31, 1998 and December 31, 1997 and 1996, respectively. If interest payments on all non-accrual loans for the five months ended May 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 had been made in accordance with original loan agreements, interest income of approximately $5,000, $8,000, $9,000, $38,000 and $14,000 would have been recognized on loans compared to interest income actually recognized of approximately $1,000, $3,000, $8,000, $23,000 and $4,000, respectively.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE D - FORECLOSED REAL ESTATE

 The composition of foreclosed real estate as of the dates indicated is as follows:

                               May 31,   December 31,
                                        ---------------
                                1998    1997     1996
                               -------  -----  --------

  Real estate in possession      $   -  $   -  $539,964
  Less allowance for losses          -      -         -
                               -------  -----  --------

                                 $   -  $   -  $539,964
                               =======  =====  ========


 An analysis of the allowance of losses for the periods indicated follows:

                                            Five months
                                           ended May 31,  Year ended December 31,
                                           -------------  ------------------------
                                            1998   1997   1997   1996      1995
                                           ------  -----  -----  -----  ----------

  Balance at beginning of period           $    -  $   -  $   -  $   -  $ 163,718
  Provision for losses on foreclosed
    real estate                                 -      -      -      -      6,805
  Charge-offs                                   -      -      -      -   (115,358)
  Transfer to allowance for loan losses         -      -      -      -    (55,165)
                                           ------  -----  -----  -----  ---------

  Balance at end of period                 $    -  $   -  $   -  $   -  $       -
                                           ======  =====  =====  =====  =========


 Foreclosed real estate expenses (income) include the following:

                                                      Five months
                                                     ended May 31,       Year ended December 31,
                                                    ----------------  -----------------------------
                                                    1998     1997       1997       1996      1995
                                                    -----  ---------  ---------  ---------  -------

  Gain on sale of foreclosed real estate, net       $   -  $(20,459)  $(41,366)  $(40,315)  $     -
  Provision for losses on foreclosed real estate        -                    -          -     6,805
  Operating expenses, net of rental income              -       748     16,375      4,824    14,827
                                                    -----  --------   --------   --------   -------

                                                    $   -  $(19,711)  $(24,991)  $(35,491)  $21,632
                                                    =====  ========   ========   ========   =======

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE E - BANKING PREMISES AND EQUIPMENT

 A summary of the cost and accumulated depreciation and amortization of banking premises, leasehold improvements and equipment and their estimated useful lives is as follows:

                                             May 31,          December 31,          Estimated
                                                        ------------------------
                                              1998         1997         1996      Useful Lives
                                           -----------  -----------  -----------  -------------
  Banking Premises:
    Land                                   $  170,000   $  170,000   $  170,000
    Building and leasehold improvements       993,393      980,307      963,686   10 - 40 years
  Equipment                                   740,220      720,116      691,127   3 - 10 years
                                           ----------   ----------   ----------
                                            1,903,613    1,870,423    1,824,813
  Less accumulated depreciation
    and amortization                         (724,205)    (669,872)    (542,454)
                                           ----------   ----------   ----------

                                           $1,179,408   $1,200,551   $1,282,359
                                           ==========   ==========   ==========

 Total depreciation and amortization expense amounted to $56,487 and $53,239 for the five months ended May 31, 1998 and 1997 and $139,357, $131,146 and $91,765
 for the years ended December 31, 1997, 1996 and 1995, respectively.


NOTE F - DEPOSITS

 A summary of deposit balances, by type, is as follows:

                                                May 31,          December 31,
                                                           ------------------------
                                                 1998         1997         1996
                                              -----------  -----------  -----------

  Demand                                      $ 4,705,716  $ 3,158,297  $ 1,862,452
  NOW                                          11,742,421    7,158,012    3,651,211
  Money market deposits                           779,287    1,002,925    1,119,430
  Regular and other savings                     9,662,657    9,623,208    9,844,486
                                              -----------  -----------  -----------
            Total non-certificate accounts     26,890,081   20,942,442   16,477,579
                                              -----------  -----------  -----------

  Term certificates of $100,000 or more         8,454,789    6,120,848    3,917,542
  Term certificates less than $100,000         19,173,531   15,604,452   13,479,348
                                              -----------  -----------  -----------
            Total term certificates            27,628,320   21,725,300   17,396,890
                                              -----------  -----------  -----------

            Total deposits                    $54,518,401  $42,667,742  $33,874,469
                                              ===========  ===========  ===========


                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE F - DEPOSITS - Concluded

 Interest expense on deposit balances is summarized as follows:

                                                                     Five months
                                                                    ended May 31,                  Year ended December 31,
                                                              --------------------------  -----------------------------------------
                                                                    1998         1997          1997          1996          1995
                                                              -------------  -----------  -------------  -----------  -------------

  Savings deposits                                                $ 79,798   $   104,182    $  244,032   $   240,060    $  244,375
  NOW checking                                                     178,488        53,666       173,104        48,860        44,717
  Money market accounts                                             10,429        11,798        27,864        33,046        38,630
  Certificate of deposit accounts                                  569,805       449,287     1,138,437       926,066       930,583
                                                                  --------   -----------    ----------   -----------  ------------

                                                                  $838,520   $   618,933    $1,583,437   $ 1,248,032    $1,258,305
                                                                  ========   ===========    ==========   ===========  ============

 A summary of term certificates by maturity is as follows:

                                                                                                 December 31,
                                                                             -----------------------------------------------------
                                                        May 31, 1998                    1997                       1996
                                                 -------------------------   -------------------------   -------------------------
                                                                  Weighted                    Weighted                  Weighted
                                                    Amount      Average Rate    Amount      Average Rate    Amount    Average Rate
                                                 -----------      --------   -----------    ----------   -----------  ------------
  Within 1 year                                  $21,221,602           5.6%  $15,399,624           5.5%  $14,592,000           5.5%
  Over 1 year to 2 years                           5,840,929           5.8     4,600,447           5.8     1,966,000           5.7
  Over 2 years to 3 years                            529,037           5.6     1,692,907           5.8       739,000           6.0
  Over 3 years                                        36,752           5.6        32,322           5.6        99,890           6.4
                                                 -----------                 -----------                 -----------

                                                 $27,628,320           5.7%  $21,725,300           5.6%  $17,396,890           5.9%
                                                 ===========                 ===========                 ===========

NOTE G - FEDERAL HOME LOAN BANK BORROWINGS

 A summary of borrowed funds consisting of advances from the Federal Home Loan Bank of Boston, by maturity, is as follows:

                                                                              December 31,
                                                         -----------------------------------------------------
                                    May 31, 1998                    1997                       1996
                              -------------------------  -------------------------  --------------------------
                                            Weighted                   Weighted                    Weighted
                                Amount    Average Rate     Amount    Average Rate     Amount     Average Rate
                              ----------  -------------  ----------  -------------  -----------  -------------

  Within 1 year               $1,000,000          5.75%  $4,500,000    5.18%-5.81%  $ 8,500,000    5.73%-6.03%
  Over 1 year to 3 years               -             -            -             -     2,000,000     5.18-5.33
  Over 3 years to 5 years      1,500,000     5.59-8.11    1,000,000          8.11     1,000,000          8.11
  Over 5 years                    95,888          4.00       98,707          4.00       105,266          4.00
  Overnight line of credit       498,000          6.03      837,000          7.05             -             -
                              ----------                 ----------                 -----------

                              $3,093,888                 $6,435,707                 $11,605,266
                              ==========                 ==========                 ===========

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE G - FEDERAL HOME LOAN BANK BORROWINGS - Concluded

 All borrowings from the Federal Home Loan Bank of Boston are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and Federal agency securities. Borrowings under the variable rate overnight line of credit are limited to $4,300,000 as of May 31, 1998 and December 31, 1997 and 1996.


NOTE H - INCOME TAXES

 Allocation of Federal and state income taxes between current and deferred portions, is as follows:

                                    Five months
                                   ended May 31,         Year ended December 31,
                                 ------------------  --------------------------------
                                  1998      1997       1997       1996        1995
                                 -------  ---------  ---------  ---------  ----------

  Current tax provision:
    Federal                      $11,845  $ 64,566   $116,000   $ 15,000   $  20,000
    State                          7,600    32,000     55,000     80,000      10,000
                                 -------  --------   --------   --------   ---------
                                  19,445    96,566    171,000     95,000      30,000
                                 -------  --------   --------   --------   ---------
  Deferred tax (benefit):
    Federal                       24,700         -     61,000    (29,000)     88,821
    State                            300   (10,000)         -          -      29,607
                                 -------  --------   --------   --------   ---------
                                  25,000   (10,000)    61,000    (29,000)    118,428
                                 -------  --------   --------   --------   ---------

  Change in valuation reserve          -   (29,000)   (95,000)   (15,000)   (118,428)
                                 -------  --------   --------   --------   ---------

                                 $44,445  $ 57,566   $137,000   $ 51,000   $  30,000
                                 =======  ========   ========   ========   =========


                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE H - INCOME TAXES - Continued

 The reasons for the differences between the effective tax rates and the statutory Federal income tax rate are summarized as follows:

                                                Five months
                                                ended May 31,    Year ended December 31,
                                               ---------------  --------------------------
                                                1998    1997      1997     1996     1995
                                               ------  -------  --------  -------  -------

  Tax provision at statutory rate               34.0%    34.0%     34.0%    34.0%    34.0%
  Increase (decrease) resulting from:
    State taxes, net of Federal tax benefit      3.2      7.5       7.2      8.2      1.9
    Change in valuation reserve                    -    (14.9)     (7.4)    (6.1)   (29.9)
    Tax credits                                    -        -     (11.3)    (9.4)       -
    Other, net                                  (7.6)     3.0       4.7     (5.7)     2.8
                                                ----    -----     -----     ----    -----

  Effective tax rates                           29.6%    29.6%     27.2%    21.0%     8.8%
                                                ====    =====     =====     ====    =====

 The components of the net deferred tax asset are as follows:


                                   May 31,         December 31,
                                              ----------------------
                                     1998        1997        1996
                                  ----------  ----------  ----------

  Deferred tax asset:
    Federal                       $ 142,000   $ 153,000   $ 252,000
    State                            50,000      45,000      40,000
                                  ---------   ---------   ---------
                                    192,000     198,000     292,000
    Valuation reserve on asset     (109,000)   (109,000)   (231,000)
                                  ---------   ---------   ---------
                                     83,000      89,000      61,000
                                  ---------   ---------   ---------

  Deferred tax liability:
    Federal                         (54,404)    (36,000)    (16,184)
    State                           (19,000)    (14,000)     (7,000)
                                  ---------   ---------   ---------
                                    (73,404)    (50,000)    (23,184)
                                  ---------   ---------   ---------

  Net deferred tax asset          $   9,596   $  39,000   $  37,816
                                  =========   =========   =========


                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE H - INCOME TAXES - Concluded

 The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                                                              May 31,           December 31,
                                                                                                          -------------------------
                                                                                                1998          1997         1996
                                                                                            ------------  ------------  -----------

  Net unrealized gain on securities available for sale                                        $ (43,404)    $ (39,000)   $  (6,184)
  Depreciation                                                                                    9,000         9,000       11,000
  Deferred loan fees                                                                             20,000        23,000       13,000
  Allowance for loan losses                                                                     160,000       132,000      115,000
  Other tax loss carryovers                                                                       3,000        27,000      135,000
  Other                                                                                         (30,000)       (4,000)       1,000
                                                                                              ---------     ---------    ---------
                                                                                                118,596       148,000      268,816
  Valuation reserve                                                                            (109,000)     (109,000)    (231,000)
                                                                                              ---------     ---------    ---------

  Net deferred tax asset                                                                      $   9,596     $  39,000    $  37,816
                                                                                              =========     =========    =========



 The valuation reserve decreased by $122,000 and $15,000 for the years ended December 31, 1997 and 1996, respectively. The decreases were the result of the utilization of previously unrecorded tax benefits that were used to offset current year's taxable income. In addition, included in the 1997 decrease is a $27,000 benefit that was the result of the expiration of capital loss carry forwards. There was no change in the valuation reserve during the five months ended May 31, 1998.

 The Federal income tax reserve for loan losses at the Bank's base year amounted to approximately $1,208,000. If any portion of the reserve is used for purposes other than to absorb the losses for which established, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of approximately $495,000 has not been provided.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE H - INCOME TAXES - Concluded

 For the five months ended May 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, the tax expense (benefit) allocated to the components of comprehensive income amounted to $8,988, $15,077, $49,792, $(3,720) and $141,077, respectively, for unrealized holding gains arising during the period and $(4,582), $(3,338), $(16,976), $(9,519) and $1,419, respectively, for the reclassification adjustment for gains (losses) realized in net income.

NOTE I - MINIMUM REGULATORY CAPITAL REQUIREMENTS

 The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

 Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following tables) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of May 31, 1998 and December 31, 1997 and 1996, that the Bank met all capital adequacy requirements to which they are subject.

 The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, it must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category.
 The Bank's actual capital amounts and ratios as of May 31, 1998 and December 31, 1997 and 1996 are also presented in the tables.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE I - MINIMUM REGULATORY CAPITAL REQUIREMENTS - Concluded

                                                                 Minimum To Be Well
                                                                 Capitalized Under
                                           Minimum for Capital   Prompt Corrective
                               Actual       Adequacy Purposes    Action Provisions
                           --------------  --------------------  ------------------
                           Amount  Ratio    Amount      Ratio     Amount    Ratio
                           ------  ------  ---------  ---------  --------  --------
                                            (Dollars in Thousands)
 May 31, 1998
 ------------
 Total Capital to Risk
   Weighted Assets         $5,511   13.6%     $3,248       8.0%    $4,060     10.0%

 Tier 1 Capital to Risk
   Weighted Assets          5,039   12.4       1,624       4.0      2,436      6.0

 Tier 1 Capital to
   Average Assets           5,039    8.6       2,335       4.0-     2,919      5.0
                                               2,919       5.0

 December 31, 1997
 -----------------
 Total Capital to Risk
   Weighted Assets         $5,282   15.4%    $ 2,745       8.0%    $3,431     10.0%

 Tier 1 Capital to Risk
   Weighted Assets          4,933   14.4       1,372       4.0      2,059      6.0

 Tier 1 Capital to
   Average Assets           4,933    9.5       2,086-      4.0-     2,607      5.0
                                               2,607       5.0

 December 31, 1996
 -----------------
 Total Capital to Risk
   Weighted Assets         $4,888   18.9%    $ 2,074       8.0%    $2,593     10.0%

 Tier 1 Capital to Risk
   Weighted Assets          4,565   17.6       1,037       4.0      1,556      6.0

 Tier 1 Capital to
   Average Assets           4,565    8.9       2,048-      4.0-     2,560      5.0
                                               2,560       5.0


                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE J - PENSION PLANS

 The Bank provides for pension benefits for its eligible employees through membership in the Co-operative Banks Employees Retirement Association defined benefit pension plan. Each full time employee reaching the age of 21 and having completed six months of service automatically becomes a participant in the retirement plan. Part-time employees must complete 1,000 hours of service in one consecutive twelve-month period beginning with such employee's date of employment to automatically become a participant in the retirement plan. Participants become fully vested when credited with five years of service measured from their date of participation.

 The plan is a multiemployer plan whereas the contributions by each bank are not restricted to provide benefits for employees of the contributing bank and information on the Bank's share of the actuarial present value of accumulated plan benefits and the net assets at fair value available for benefits is not determinable.

 In addition to the defined benefit plan, the Bank adopted a Section 401(k) plan which provides for voluntary contributions by participating employees ranging from one percent to ten percent of their compensation, subject to certain limitations. The Bank will match the employee's voluntary contribution up to five percent of their compensation. Contributions made by the Bank amounted to $18,874 and $12,511 for the five months ended May 31, 1998 and 1997 and $34,754, $26,083 and $23,349 for the years ended December 31, 1997, 1996 and
 1995, respectively.

 Total pension expense amounted to $26,753 and $21,183 for the five months ended May 31, 1998 and 1997 and $62,041, $57,675 and $49,663 for the years ended
 December 31, 1997, 1996 and 1995, respectively.

NOTE K - COMMITMENTS AND CONTINGENCIES

 In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the financial statements.

  Loan Commitments
  ----------------

   The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

   The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE K - COMMITMENTS AND CONTINGENCIES - Continued

   At May 31, 1998 and December 31, 1997 and 1996, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                               Contract Amount
                                                   -----------------------------------------
                                                    May 31,     December 31,    December 31,
                                                      1998          1997            1996
                                                   ----------  ---------------  ------------

     Commitments to grant loans                    $2,138,550       $2,355,376    $2,515,150
     Unadvanced funds on equity lines of credit       272,237          202,418       379,223

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements.
   The Bank evaluates each customer's credit worthiness on a case-by-case basis. Funds disbursed under these financial instruments are collateralized by real estate.

   Commitments to sell loans require the Bank to make delivery at a specific future date of a specified amount, at a specified price or yield. At May 31, 1998 and December 31, 1997 and 1996, the Bank had commitments to sell loans of $2,580,675, $3,029,670 and $3,268,422, respectively. Failure to fulfill delivery requirements of commitments may result in payment of certain fees to the investors. Loans are sold without recourse and, accordingly, risks arise principally from movements in interest rates.

  Operating Lease Commitments
  ---------------------------

   Pursuant to the terms of noncancelable lease agreements in effect at May 31, 1998 and December 31, 1997, pertaining to banking premises and equipment, future minimum rent commitments are as follows:

 Year ending                        Year ending
 December 31,                          May 31,
--------------                      -----------

      1998           $34,557            1999               $37,339
      1999             3,277            2000                17,500
                     -------
                                        2001                17,500
                     $37,834            2002                17,500
                     =======
                                        2003                17,500
                                                          --------

                                                          $107,339
                                                          ========

                        Massachusetts Co-operative Bank

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE K - COMMITMENTS AND CONTINGENCIES - Concluded

   Rent expense was $16,363 and $9,777 for the five months ended May 31, 1998 and 1997 and $23,590, $29,550 and $14,600 for the years ended December 31, 1997, 1996 and 1995, respectively.

  Other Contingencies
  -------------------

   Various legal claims also arise from time to time in the normal course of business which in the opinion of management, will have no material effect on the Bank's financial position.


NOTE L - RELATED PARTY TRANSACTIONS

 In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates, generally at the same prevailing terms as those of other borrowers. A summary of related party activity follows:

                                        Five months
                                       ended May 31,          Year ended December 31,
                                    --------------------  --------------------------------
                                      1998       1997       1997       1996        1995
                                    ---------  ---------  ---------  ---------  ----------
  Balance at beginning of period    $403,000   $446,000   $446,000   $484,000   $ 585,000
  Loans made/advanced                 66,200          -          -      2,600       8,000
  Repayments                         (47,200)   (17,000)   (43,000)   (40,600)   (109,000)
                                    --------   --------   --------   --------

  Balance at end of period          $422,000   $429,000   $403,000   $446,000   $ 484,000
                                    ========   ========   ========   ========   =========

                        Massachusetts Co-operative Bank

                   NOTES TO FINANCIAL STATEMENTS - CONCLUDED

     May 31, 1998 and 1997 (unaudited) and December 31, 1997, 1996 and 1995


NOTE M - CONVERSION TO STOCK FORM OF OWNERSHIP

 On May 6, 1998, the Board of Directors of the Bank adopted a plan of conversion (the "Plan"), which was subsequently amended, pursuant to which the Bank will convert from a state chartered mutual co-operative bank to a state chartered stock co-operative bank, all of the outstanding common stock of which will be acquired by Massachusetts Fincorp, Inc., (the "Company"), a holding company formed expressly for such purpose, in exchange for a portion of the net conversion proceeds. All of the stock to be issued in the conversion is being offered to eligible and supplemental eligible account holders, employee benefit plans of the Bank and other certain eligible subscribers in a subscription offering pursuant to subscription rights in order of priority as set forth in the plan of conversion. The Bank plans to establish an Employee Stock Ownership Plan ("ESOP") for the benefit of eligible employees, to become effective upon the conversion. The ESOP may purchase up to 8% of the common stock issued, including shares issued to the Foundation. The ESOP will borrow the proceeds to fund the purchase of shares from either the Company or a subsidiary thereof. The Bank expects to make annual contributions adequate to fund the repayment of any indebtedness of the ESOP.

 The Bank's plan of conversion provides for the establishment of a charitable foundation in connection with the conversion. The Foundation will be funded with a contribution by the Company equal to 5% of the common stock sold in the conversion. The Foundation will be dedicated to charitable purposes within the Bank's local community, including community development activities.

 Effective upon the conversion, the Company intends to enter into employment agreements with three senior executives. The agreements will include, among other things, provisions for minimum annual compensation and certain lump-sum severance payments in the event of a "change in control".

 Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs incurred will be charged to expense.

 The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of account holders in an amount equal to the surplus of the Bank as of the date of its latest balance sheet contained in the final prospectus used in connection with the conversion. Each account holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Upon completion of the conversion, the Bank's surplus will be substantially restricted with respect to payment of dividends to stockholders due to the liquidation account.

 Subsequent to the offering, the Company and the Bank may not declare or pay dividends on and the Company may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

================================================================================

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MASSACHUSETTS FINCORP, INC., THE MASSACHUSETTS CO-OPERATIVE BANK OR TRIDENT SECURITIES, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MASSACHUSETTS FINCORP, INC. OR THE MASSACHUSETTS CO-OPERATIVE BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                        ------------------------------

                               TABLE OF CONTENTS
                                                                        Page
                                                                        ----
Summary of the Conversion and the Offerings.............................   4
Selected Financial and Other Data of the Bank...........................  10
Risk Factors............................................................  12
Massachusetts Fincorp, Inc..............................................  20
The Massachusetts Co-operative Bank.....................................  20
Massachusetts Co-operative Charitable Foundation........................  21
Regulatory Capital Compliance...........................................  23
Use of Proceeds.........................................................  24
Dividend Policy.........................................................  25
Market for the Common Stock.............................................  25
Capitalization..........................................................  26
Pro Forma Data..........................................................  27
Comparison of Valuation and Pro Forma Information with No Foundation....  32
The Massachusetts Co-operative Bank Statements of Income and
  Comprehensive Income..................................................  33
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.............................................  34
Business of the Company.................................................  49
Business of the Bank....................................................  49
Federal and State Taxation..............................................  68
Regulation and Supervision..............................................  69
Management of the Company...............................................  80
Management of the Bank..................................................  81
The Conversion..........................................................  92
Restrictions on Acquisition of the Company and the Bank................. 111
Description of Capital Stock of the Company............................. 116
Description of Capital Stock of the Bank................................ 118
Transfer Agent and Registrar............................................ 119
Changes in Accountants.................................................. 119
Experts................................................................. 119
Legal and Tax Opinions.................................................. 119
Additional Information.................................................. 120
The Massachusetts Co-operative Bank Index to Financial Statements....... F-1

                         -----------------------------

      UNTIL NOVEMBER 13, 1998 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                             Up to 784,904 Shares


                                    [LOGO]


                          Massachusetts Fincorp, Inc.

                         (Proposed Holding Company for
                     The Massachusetts Co-operative Bank)



                                 COMMON STOCK
                          (par value $0.01 per share)

                                  __________

                                  PROSPECTUS
                                  __________


                           TRIDENT SECURITIES, INC.


                                October 9, 1998

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